     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998
                                                   REGISTRATION NUMBER 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   EVI, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                3498                         04-2515019
(State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)         Classification Code Number)         Identification No.)

                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            BERNARD J. DUROC-DANNER
                                   EVI, INC.
                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                 CURTIS W. HUFF
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED(1)            PER UNIT(2)          OFFERING PRICE(2)      REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
  value.................           50,200,112                 N/A                $2,241,038,678             $213,978
===========================================================================================================================

(1) Represents the maximum number of shares of Common Stock issuable or reserved for issuance upon consummation of the Merger described herein.

(2) Pursuant to Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price is calculated as $2,241,038,678 (representing 52,842,223 shares of Weatherford Enterra, Inc. common stock, $.10 par value, multiplied by $42.41, which is the average of the high and low sales price for such stock on April 6, 1998, as reported by The New York Stock Exchange).

(3) Pursuant to Rule 457(b) under the Securities Act of 1933, the registration fee included with this Registration Statement has been offset by $447,129, which is the fee previously paid by the Registrant with the filing of preliminary proxy materials on Schedule 14A (which contained the Joint Proxy Statement/Prospectus included herein) filed on April 2, 1998.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   EVI, INC.
        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

                  ITEM OF FORM S-4                        LOCATION IN THE PROSPECTUS
                  ----------------                        --------------------------
1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Cover of Registration Statement; Cross
                                                  Reference Sheet; Outside Front Cover Page
                                                  of Prospectus
2.   Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front Cover Page of Prospectus;
                                                  Table of Contents; Available Information;
                                                  Incorporation of Certain Documents by
                                                  Reference
3.   Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Forward-Looking Statements; Summary;
                                                  General Information about the Special
                                                  Meetings; Terms of the Merger; Comparative
                                                  Rights of Stockholders of EVI and
                                                  Weatherford; Market Prices and Dividend
                                                  Information; EVI Selected Condensed
                                                  Consolidated Financial Data; Weatherford
                                                  Selected Condensed Consolidated Financial
                                                  Data; Unaudited Pro Forma Condensed
                                                  Consolidated Financial Statements; EVI;
                                                  Weatherford; Management
4.   Terms of the Transaction...................  Summary; The Merger; Terms of the Merger;
                                                  Comparative Rights of Stockholders of EVI
                                                  and Weatherford
5.   Pro Forma Financial Information............  Summary; Unaudited Pro Forma Condensed
                                                  Consolidated Financial Statements
6.   Material Contracts with the Company Being
     Acquired...................................  Summary; The Merger; Management
7.   Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  Not Applicable
8.   Interests of Named Experts and Counsel.....  Legal Matters; Experts
9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities ...............................  Not Applicable
10.  Information with Respect to S-3
     Registrants................................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Summary;
                                                  EVI
11.  Incorporation of Certain Information by
     Reference..................................  Incorporation of Certain Documents by
                                                  Reference
12.  Information with Respect to S-2 or S-3
     Registrants................................  Not Applicable
13.  Incorporation of Certain Information by
     Reference..................................  Not Applicable
14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants..........  Not Applicable
15.  Information with Respect to S-3
     Companies..................................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Summary;
                                                  Weatherford

                  ITEM OF FORM S-4                        LOCATION IN THE PROSPECTUS
                  ----------------                        --------------------------
16.  Information with Respect to S-2 or S-3
     Companies..................................  Not Applicable
17.  Information with Respect to Companies Other
     Than S-3 or S-2 Companies..................  Not Applicable
18.  Information if Proxies, Consents or
     Authorizations are to be Solicited.........  Incorporation of Certain Documents by
                                                  Reference; General Information About the
                                                  Special Meetings; Terms of the
                                                  Merger -- Interests of Certain Persons in
                                                  the Merger; Management; Stock Ownership;
                                                  Stockholders' Proposals
19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited or
     in an Exchange Offer.......................  Not Applicable

                                   [EVI LOGO]

                                   EVI, INC.
                          5 POST OAK PARK, SUITE 1760
                              HOUSTON, TEXAS 77027

                                                                  April   , 1998

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the
"Special Meeting") of EVI, Inc. ("EVI") to be held at   a.m., C.D.T., on
       ,             , 1998, at             , Houston, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"), by and between EVI and Weatherford Enterra, Inc. ("Weatherford"), pursuant to which Weatherford will be merged with and into EVI (the "Merger"). The Merger Agreement provides that, upon completion of the Merger, each outstanding share of Weatherford common stock, $0.10 par value, will be converted into the right to receive .95 of a share of EVI common stock, $1.00 par value ("EVI Common Stock"). As a result, an aggregate of approximately shares of EVI Common Stock will be issued or reserved for issuance pursuant
to outstanding employee benefit awards (representing approximately     % of the
outstanding shares of EVI Common Stock on a fully diluted basis) pursuant to the Merger Agreement.

     A summary of the basic terms and conditions of the Merger, certain financial and other information relating to EVI and Weatherford and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger on March 4, 1998, the Board of Directors received and took into account the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), EVI's financial advisor, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the exchange ratio pursuant to the Merger Agreement was fair to EVI from a financial point of view. A copy of the opinion of Morgan Stanley dated March 4, 1998, is included in the accompanying Joint Proxy Statement/Prospectus as Appendix B and should be read carefully in its entirety.

     The Board of Directors has unanimously approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, EVI AND THE STOCKHOLDERS OF EVI AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

     Thank you for your continued interest and cooperation.

                                            Very truly yours,

                                            /s/ BERNARD J. DUROC-DANNER
                                            BERNARD J. DUROC-DANNER
                                            President and Chief Executive
                                            Officer

                                   EVI, INC.
                          5 POST OAK PARK, SUITE 1760
                              HOUSTON, TEXAS 77027

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD                , 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of EVI, Inc.,
a Delaware corporation ("EVI"), will be held at   a.m., C.D.T., on        ,
            , 1998, at             , Houston, Texas, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"), by and between EVI and Weatherford Enterra, Inc. ("Weatherford"), providing for the merger of Weatherford with and into EVI (the "Merger") pursuant to which each outstanding share of Weatherford common stock, $0.10 par value, will be converted into the right to receive .95 of a share of EVI common stock, $1.00 par value ("EVI Common Stock").
     As a result, an aggregate of approximately        shares of EVI Common
     Stock would be issued or reserved for issuance pursuant to outstanding
     employee benefit awards (representing approximately     % of the
     outstanding shares of EVI Common Stock on a fully diluted basis) pursuant to the Merger Agreement.

          2. To consider and take action upon any other business that may properly come before the Special Meeting, or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, EVI AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

     The Board of Directors has fixed the close of business on             ,
1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Special Meeting and at EVI's offices at 5 Post Oak Park, Suite 1760, Houston,
Texas, during ordinary business hours, after             , for the examination
by any such stockholder for any purpose germane to the Special Meeting.

                                            By order of the Board of Directors,

                                            /s/ JAMES G. KILEY
                                            James G. Kiley
                                            Corporate Secretary

            , 1998
                            ------------------------

                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                                          [WEATHERFORD LOGO]

                           WEATHERFORD ENTERRA, INC.
                        1360 POST OAK BLVD., SUITE 1000
                           HOUSTON, TEXAS 77056-3021

                                                                  March   , 1998

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Weatherford Enterra, Inc. ("Weatherford") to be held at
          a.m., C.D.T., on        ,             , 1998, at           , Houston,
Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"), by and between EVI, Inc. ("EVI") and Weatherford, pursuant to which Weatherford will be merged with and into EVI (the "Merger"). The Merger Agreement provides that, upon completion of the Merger, each outstanding share of Weatherford common stock, $0.10 par value, will be converted into the right to receive .95 of a share of EVI common stock, $1.00 par value.

     A summary of the basic terms and conditions of the Merger, certain financial and other information relating to EVI and Weatherford and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger on March 4, 1998, the Board of Directors of Weatherford received and took into account the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Simmons & Company International ("Simmons"), financial advisors retained by Weatherford, to the effect that, as of that date and based upon and subject to certain matters stated in each opinion, the common stock exchange ratio of .95 pursuant to the Merger Agreement was fair to the stockholders of Weatherford from a financial point of view. Copies of each of the Merrill Lynch opinion and the Simmons opinion dated March 4, 1998, are included in the accompanying Joint Proxy Statement/Prospectus as Appendices C and D, respectively, and each should be read carefully in its entirety.

     The Board of Directors of Weatherford has unanimously approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT OF WEATHERFORD BELIEVE THAT THE PROPOSED MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, WEATHERFORD AND THE STOCKHOLDERS OF WEATHERFORD AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

     Thank you for your continued interest and cooperation.

                                            Very truly yours,

                                            LOGO
                                            Thomas R. Bates, Jr.
                                            President and Chief Executive
                                            Officer

                           WEATHERFORD ENTERRA, INC.
                        1360 POST OAK BLVD., SUITE 1000
                           HOUSTON, TEXAS 77056-3021

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD                , 1998

Dear Stockholder:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Weatherford Enterra, Inc., a Delaware corporation ("Weatherford"), will be held
at           , Houston, Texas, at      a.m., C.D.T., on        ,             ,
1998. As described in the accompanying Joint Proxy Statement/Prospectus, the Special Meeting will be held for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"), by and between EVI, Inc. ("EVI") and Weatherford, pursuant to which, among other things, (a) Weatherford will be merged with and into EVI (the "Merger"), and (b) each issued and outstanding share of Weatherford common stock, $0.10 par value, (other than shares held directly or indirectly by EVI or Weatherford) will be converted into the right to receive .95 of a share of EVI common stock, $1.00 par value, all as more fully described in the accompanying Joint Proxy Statement/Prospectus and the Merger Agreement included as Appendix A thereto.

          2. To consider and take action upon such other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF WEATHERFORD HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, WEATHERFORD AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

     The Board of Directors has fixed the close of business on             ,
1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Special Meeting and at Weatherford's offices at 1360 Post Oak Blvd., Suite 1000,
Houston, Texas, during ordinary business hours, after             , 1998, for
the examination by any such stockholder for any purpose germane to the Special Meeting.

                                            By order of the Board of Directors,

                                            H. SUZANNE THOMAS
                                            Secretary

          , 1998

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE AT THE SPECIAL MEETING.

YOU SHOULD NOT RETURN CERTIFICATES FOR WEATHERFORD COMMON STOCK WITH THE ENCLOSED PROXY. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1998
EVI, INC.                                              WEATHERFORD ENTERRA, INC.

                             JOINT PROXY STATEMENT
       SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD                , 1998
                             ---------------------

                                   EVI, INC.
                        (COMMON STOCK, $1.00 PAR VALUE)

                                   PROSPECTUS
                             ---------------------

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of EVI, Inc., a Delaware corporation ("EVI"), in connection with the solicitation of proxies by its Board of Directors (the "EVI Board") for use at the Special Meeting of Stockholders of EVI (the "EVI Special Meeting") scheduled to be held
on             , 1998, at      a.m., C.D.T., at                , Houston, Texas,
and any adjournment or postponement thereof, and to stockholders of Weatherford Enterra, Inc., a Delaware corporation ("Weatherford"), in connection with the solicitation of proxies by its Board of Directors (the "Weatherford Board") for use at the Special Meeting of Stockholders of Weatherford (the "Weatherford
Special Meeting") scheduled to be held on             , 1998, at      a.m.,
C.D.T., at           , Houston, Texas and any adjournment or postponement
thereof.

     At the EVI Special Meeting and the Weatherford Special Meeting, the holders of EVI's common stock, $1.00 par value ("EVI Common Stock"), and the holders of Weatherford's common stock, $0.10 par value ("Weatherford Common Stock"), respectively, will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 4, 1998 (the "Merger Agreement"), by and between EVI and Weatherford, pursuant to which Weatherford will merge with and into EVI (the "Merger") and the holders of the issued and outstanding shares of Weatherford Common Stock will be entitled to receive .95 of a share (the "Exchange Ratio") of EVI Common Stock for each share of Weatherford Common Stock held by them as of the effective time of the Merger. See "The Merger" and "Comparative Rights of Stockholders of EVI and Weatherford". A copy of the Merger Agreement is attached as Appendix A. It is anticipated that the Merger will be effected as soon as practicable following the EVI and Weatherford Special Meetings.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of EVI pursuant to the Securities Act of 1933, as amended (the "Securities Act"),
with respect to the issuance of up to        shares of EVI Common Stock in
connection with the Merger.

     Based on the        shares of Weatherford Common Stock outstanding as of
            , 1998, and the        shares of Weatherford Common Stock reserved
for issuance pursuant to outstanding Weatherford employee benefit awards, an
aggregate of        shares of EVI Common Stock will be issued to the current
Weatherford stockholders in the Merger and an additional        shares of EVI
Common Stock will be reserved for issuance to the holders of outstanding
Weatherford employee benefit awards. As a result, an aggregate of        shares
of EVI Common Stock would be issued or reserved for issuance (representing
approximately      % of the outstanding shares of EVI Common Stock on a fully diluted basis) pursuant to the Merger Agreement. Based on the market price of
EVI Common Stock as of           , 1998, the market value of the consideration
to be paid to the holders of Weatherford Common Stock in the Merger would be
$     per share of Weatherford Common Stock, for an aggregate total consideration for all outstanding shares and employee benefit awards of $ million.

     This Joint Proxy Statement/Prospectus is first being mailed to stockholders
of each of EVI and Weatherford on or about             , 1998.

     On           , 1998, the closing prices of EVI Common Stock and Weatherford
Common Stock, as reported on the New York Stock Exchange, were $          and
$          , respectively.

                             ---------------------

 THE SHARES OF EVI COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS             , 1998.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
AVAILABLE INFORMATION...........................    3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.....................................    4
FORWARD-LOOKING STATEMENTS......................    5
SUMMARY.........................................    6
  The Companies.................................    6
  The Combined Companies........................    7
  The Special Meetings..........................    7
  The Merger....................................    8
  Opinions of Financial Advisors................    8
  Terms of the Merger...........................    9
  Comparative Rights of Stockholders of EVI and
    Weatherford.................................   14
  Market Prices and Dividend Information........   15
  EVI Summary Historical Financial Data.........   16
  Weatherford Summary Historical Financial
    Data........................................   17
  Unaudited Summary Combined Pro Forma Financial
    Information of EVI and Weatherford..........   18
  Comparative Unaudited Per Share Information...   19
EVI.............................................   20
  General.......................................   20
  Christiana Acquisition........................   20
WEATHERFORD.....................................   20
GENERAL INFORMATION ABOUT THE SPECIAL
  MEETINGS......................................   21
  Date, Time and Place of Special Meetings......   21
  Record Date and Outstanding Shares............   21
  Purposes of the Special Meetings..............   21
  Vote Required.................................   21
  Voting and Revocation of Proxies..............   22
  Solicitation of Proxies.......................   22
  Other Matters.................................   22
THE MERGER......................................   23
  General Description of the Merger.............   23
  Background....................................   23
  EVI's Reasons for the Merger..................   26
  Recommendation of the EVI Board...............   27
  Weatherford's Reasons for the Merger..........   27
  Recommendation of the Weatherford Board.......   29
OPINIONS OF FINANCIAL ADVISORS..................   29
  Morgan Stanley Opinion........................   29
  Merrill Lynch and Simmons Opinions............   32
TERMS OF THE MERGER.............................   40
  Effective Time of the Merger..................   40
  Manner and Basis of Converting Shares.........   40
  Conditions to the Merger......................   41
  Representations and Warranties of EVI and
    Weatherford.................................   43
  Conduct of Business of EVI and Weatherford
    Prior to the Merger.........................   43
  Board of Directors and Management Following
    the Merger..................................   45
  Amendment and Restatement of the Certificate
    of Incorporation and By-laws of EVI.........   45
  No Solicitation; Payments in the Event of
    Certain Takeover Proposals..................   45
  Termination or Amendment of Merger
    Agreement...................................   48
  Indemnification...............................   48

                                                  PAGE
                                                  ----
  Weatherford Options and Stock Plans...........   48
  Voting Agreements.............................   49
  Certain U.S. Federal Income Tax
    Consequences................................   50
  Accounting Treatment..........................   51
  Governmental and Regulatory Approvals.........   52
  NYSE Listing..................................   52
  Interests of Certain Persons in the Merger....   52
  Restrictions on Resales by Affiliates.........   56
  No Dissenters' Rights.........................   57
COMPARATIVE RIGHTS OF STOCKHOLDERS OF EVI AND
  WEATHERFORD...................................   58
  Special Vote Required for Certain Business
    Combinations................................   58
  Vote Required for Corporate Transactions and
    Other Matters...............................   59
  Disposition of Assets.........................   59
  Action by Written Consent.....................   59
  Calling of Special Meetings of Stockholders...   59
  Notice of Meetings of Stockholders............   60
  Advance Notice Provisions.....................   60
  Removal of Directors..........................   60
  Power to Amend By-laws........................   60
  Director Elections, Qualifications and
    Number......................................   61
DESCRIPTION OF EVI CAPITAL STOCK................   61
MARKET PRICES AND DIVIDEND INFORMATION..........   63
EVI SELECTED CONDENSED CONSOLIDATED FINANCIAL
  DATA..........................................   64
WEATHERFORD SELECTED CONDENSED CONSOLIDATED
  FINANCIAL DATA................................   65
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS..........................   66
  EVI and Weatherford Combined Unaudited
    Adjusted Pro Forma Condensed Consolidated
    Balance Sheet...............................   67
  EVI and Weatherford Combined Unaudited Pro
    Forma Condensed Consolidated Statements of
    Income......................................   68
  EVI and Weatherford Combined Unaudited
    Adjusted Pro Forma Condensed Consolidated
    Statement of Income.........................   69
  Notes to Pro Forma Condensed Consolidated
    Financial Statements........................   70
MANAGEMENT......................................   73
  Directors of EVI Following the Merger.........   73
  Executive Officers of EVI Following the
    Merger......................................   75
STOCK OWNERSHIP.................................   77
  Principal Stockholders and Management of
    EVI.........................................   77
  Principal Stockholders and Management of
    Weatherford.................................   79
INDEPENDENT PUBLIC ACCOUNTANTS..................   82
LEGAL MATTERS...................................   82
EXPERTS.........................................   82
STOCKHOLDERS' PROPOSALS.........................   83
APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Morgan Stanley Opinion
APPENDIX C -- Merrill Lynch Opinion
APPENDIX D -- Simmons Opinion

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EVI OR WEATHERFORD. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EVI OR WEATHERFORD SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     EVI and Weatherford are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EVI and Weatherford with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material of EVI and Weatherford may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy statements and other information filed by EVI or Weatherford may also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the EVI Common Stock and Weatherford Common Stock are listed. Upon the consummation of the Merger, the listing of the Weatherford Common Stock on the NYSE will be terminated.

     EVI has filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the EVI Common Stock offered hereby (the "Registration Statement"). This Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to EVI and the EVI Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement being qualified in its entirety by such reference. All information herein with respect to EVI and its affiliates has been furnished by EVI, and all information herein with respect to Weatherford and its affiliates has been furnished by Weatherford.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by EVI with the Commission (File No. 1-13086) are incorporated by reference herein:

          (a) EVI's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) EVI's Current Report on Form 8-K dated May 1, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 14, 1998;

          (c) EVI's Current Report on Form 8-K dated November 5, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 26, 1998;

          (d) EVI's Current Report on Form 8-K dated December 2, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated February 13, 1998;

          (e) EVI's Current Report on Form 8-K dated January 28, 1998;

          (f) EVI's Current Report on Form 8-K dated February 3, 1998;

          (g) EVI's Current Report on Form 8-K dated March 2, 1998;

          (h) EVI's Current Report on Form 8-K dated March 5, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 9, 1998; and

          (i) The description of EVI Common Stock contained in EVI's Registration Statement on Form 8-A (filed May 19, 1994) and as amended by EVI's Registration Statement on Form S-3 (Registration No. 333-12367), including any amendment or report filed for the purpose of updating such description.

     The following documents filed by Weatherford with the Commission (File No. 1-7867) are incorporated by reference herein:

          (a) Weatherford's Annual Report on Form 10-K for the year ended December 31, 1997; and

          (b) Weatherford's Current Report on Form 8-K dated March 4, 1998.

     All documents filed by EVI and Weatherford pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     EVI undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/ Prospectus has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates, and other than those relating to Weatherford, which may be obtained from Weatherford as described below. Requests for such copies should be directed to EVI, 5 Post Oak Park, Suite 1760, Houston, Texas 77027, Attention:
Corporate Secretary (Telephone number (713) 297-8400).

     Weatherford undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon request, a copy of any or all of the documents relating to Weatherford incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Requests for such copies should be directed to Weatherford, 1360 Post Oak Blvd., Suite 1000, Houston, Texas 77056, Attention: Investor Relations (Telephone number (713) 439-9400).

                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus and other public filings and releases by EVI and Weatherford contain statements relating to future results of EVI and Weatherford (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, future sales, earnings, margins, production levels and costs, expected savings from acquisitions, demand for products and services, product deliveries, market trends in the oil and gas industry and the oilfield service sector thereof, effects of the Merger on sales, business, expenses, cash flow and profits, research and development, environmental and other expenditures, currency fluctuations and various business trends. Forward-looking statements may be made by EVI's and Weatherford's management orally or in writing including, but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of EVI's and Weatherford's filings with the Commission under the Exchange Act and the Securities Act.

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the price of oil and gas, the impact of recent declines in the price of oil on the demand for EVI's and Weatherford's products and services, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, worldwide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving EVI's and Weatherford's products and services, EVI's successful execution of internal operating plans and manufacturing consolidations and restructurings, changes in the market for EVI's drilling tools and other products and Weatherford's products and services, performance issues with key suppliers and subcontractors, the ability of EVI to maintain pricing levels and market shares, raw material cost changes, collective bargaining labor disputes, availability of personnel, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of EVI to successfully integrate the operations of Weatherford with EVI and EVI's ability to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with EVI's other operations and penetrate existing and new markets. For additional information regarding risks and uncertainties relating to EVI and Weatherford, see EVI's and Weatherford's respective reports filed with the Commission referred to under "Incorporation of Certain Documents by Reference".

                                    SUMMARY

     The following is a summary of certain information contained or incorporated by reference in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the appendices attached hereto, all of which should be reviewed carefully. As used in this Joint Proxy Statement/Prospectus, unless the context otherwise requires, the term "EVI" means EVI, Inc. and its consolidated subsidiaries and the term "Weatherford" means Weatherford Enterra, Inc. and its consolidated subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

     EVI. EVI is an international manufacturer and supplier of engineered oilfield tools and equipment. EVI's products are used both for the drilling and production phases of oil and natural gas wells. EVI has grown substantially through the years through a process of selected acquisitions and internal development designed to take advantage of the consolidation in the oil and gas service industry. Acquisitions have focused on the acquisition of name brand products, the development of complete product lines and savings through consolidation. Internal development has focused on product development and geographic deployment. See "EVI".

     EVI's principal products consist of drill pipe and other drilling tools, premium connectors and associated high grade tubulars, marine connectors, artificial lift systems, packers and completion tools. EVI's growth strategy has resulted in EVI becoming the largest manufacturer of drill pipe in the world, the largest manufacturer of engineered connections and premium tubulars in North America and one of the largest providers of artificial lift and completion equipment in the world. EVI's product lines are divided into a drilling products segment consisting of drill pipe, premium tubulars and marine connectors, and a production equipment segment consisting of completion and artificial lift equipment.

     EVI was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. EVI's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is
(713) 297-8400.

     Weatherford. Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Weatherford operates in virtually every oil and gas exploration and production region in the world. Weatherford's principal business segments include (i) the oilfield services segment, which consists of renting specialized oilfield equipment, providing fishing, milling, whipstock installation and retrieval, well control assistance and other downhole services and related tools, and providing tubular running services and related tools, (ii) the oilfield products segment, which consists of manufacturing, selling and servicing a variety of products, including cementation products, liner hangers, gas lift equipment and equipment used to provide oilfield services and (iii) the gas compression segment, which consists of manufacturing, packaging, renting, selling and providing parts and services for gas compressor units over a broad horsepower range. See "Weatherford".

     Weatherford has grown significantly through acquisitions, having acquired more than 20 businesses since 1991. These acquisitions have allowed Weatherford to expand its product and service lines, improve its worldwide market position and realize significant consolidation cost savings. Weatherford believes it has positioned itself as a market leader in its primary businesses while significantly expanding and diversifying its geographic operations.

     Weatherford was incorporated under the laws of the State of Delaware in 1970. Weatherford's corporate office is located at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, and its telephone number is (713) 439-9400.

                             THE COMBINED COMPANIES

     The combined company following the Merger will be the fourth largest oilfield service and manufacturing company in the world in terms of revenues. The combined company will also be a leading provider of downhole and tubular running services and rental tools to the oil and gas industry and will offer a comprehensive completion system product line. In addition, the combined company will be a leading provider of four of the five major types of artificial lift and will be a leading provider of gas compressor units. The combined company will have over 59 manufacturing facilities located throughout the world and over 449 sales, rental and service facilities located in substantially all of the oil and gas producing regions of the world. See "The Merger -- Background", "The Merger -- EVI's Reasons for the Merger", "The Merger -- Weatherford's Reasons for the Merger", "EVI Selected Condensed Consolidated Financial Data", "Weatherford Selected Consolidated Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

                              THE SPECIAL MEETINGS

     Time, Date, Place and Purpose. The EVI Special Meeting will be held at
     a.m., C.D.T., on                , 1998, at
          , Houston, Texas, for the purpose of approving and adopting the Merger and the Merger Agreement. The Weatherford Special Meeting will be held at
a.m., C.D.T., on                , 1998, at
          , Houston, Texas, for the purpose of approving and adopting the Merger and the Merger Agreement. See "General Information about the Special Meetings".

     Record Date and Vote Required. The EVI Board and the Weatherford Board have
fixed the close of business on                  , 1998, as the record date
("Record Date") for the determination of stockholders entitled to notice of, and to vote at, the respective Special Meetings and any adjournments thereof. Only holders of record of EVI Common Stock and holders of record of Weatherford Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the EVI Special Meeting and the Weatherford Special Meeting, respectively.

     Under Delaware law, approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of EVI Common Stock and Weatherford Common Stock outstanding on the Record Date and entitled to vote thereon. See "General Information About the Special Meetings -- Vote Required".

     At the close of business on the Record Date, there were           shares of
EVI Common Stock outstanding and entitled to vote at the EVI Special Meeting, of which the directors and officers of EVI and their affiliates held
shares, representing approximately    % of the outstanding shares. Such persons
have indicated to EVI that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. See "General Information About the Special Meetings". In addition, as described in "Terms of the Merger -- Voting Agreements", the holders of an aggregate of 7,496,294 shares of EVI Common Stock, representing approximately 15.7% of the outstanding shares, have agreed to vote their shares in favor of the Merger at the EVI Special Meeting. Included in such shares are 3,897,462 shares of EVI Common Stock currently held by Christiana Companies, Inc. ("Christiana"), which EVI is proposing to acquire in exchange for, among other consideration, an equal number of shares of EVI Common Stock. See "EVI -- Christiana Acquisition". If EVI's acquisition of Christiana occurs prior to the Record Date, the shares held by Christiana will not be eligible to be voted in favor of the Merger. However, certain stockholders of Christiana who would receive approximately 2,036,135 shares (approximately 4.3%) of EVI Common Stock in the Christiana acquisition have indicated that they would vote their shares of EVI Common Stock in favor of the Merger. See "Terms of the Merger -- Voting Agreements".

     At the close of business on the Record Date, there were           shares of
Weatherford Common Stock outstanding and entitled to vote at the Weatherford Special Meeting. At the close of business on the Record Date, the directors and
officers of Weatherford and their affiliates held        shares, representing
approximately    % of the outstanding shares. Such persons have indicated to
Weatherford that they intend to
vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. See "General Information About the Special Meetings". In addition, as described in "Terms of the Merger -- Voting Agreements", the holders of an aggregate of 6,585,968 shares of Weatherford Common Stock, representing approximately 12.8% of the outstanding shares, have agreed to vote their shares in favor of the Merger at the Weatherford Special Meeting.

                                   THE MERGER

     General Terms and Exchange Ratio. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), Weatherford will be merged with and into EVI, with EVI being the surviving corporation, and each outstanding share of Weatherford Common Stock will be converted into the right to receive
 .95 of a share of EVI Common Stock. See "The Merger -- General Description of the Merger".

     Based upon the number of shares of EVI Common Stock and Weatherford Common
Stock outstanding as of the Record Date, approximately           shares of EVI
Common Stock will be outstanding immediately following the Effective Time, of
which approximately        shares, representing    % of the total, will be held
by current holders of EVI Common Stock and approximately           shares,
representing    % of the total, will be held by the former holders of
Weatherford Common Stock.

     Recommendations of the Boards of Directors. THE EVI BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, EVI AND THE HOLDERS OF EVI COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF EVI COMMON STOCK APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT. See "The Merger -- Background", "-- EVI's Reasons for the Merger" and "-- Recommendation of the EVI Board".

     THE WEATHERFORD BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, WEATHERFORD AND THE HOLDERS OF WEATHERFORD COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF WEATHERFORD COMMON STOCK APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT. See "The
Merger -- Background", "-- Weatherford's Reasons for the Merger" and
"-- Recommendation of the Weatherford Board".

                         OPINIONS OF FINANCIAL ADVISORS

     EVI. Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to EVI, has rendered to the EVI Board a written opinion, dated as of March 4, 1998, to the effect that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken, as stated in such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to EVI from a financial point of view. A copy of the opinion of Morgan Stanley dated March 4, 1998 is attached hereto as Appendix B and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Morgan Stanley is directed to the EVI Board and relates only to the fairness of the Exchange Ratio from a financial point of view to EVI, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the EVI Special Meeting. See "Opinions of Financial Advisors -- Morgan Stanley Opinion".

     Weatherford. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Simmons & Company International ("Simmons") acted as a financial advisor to Weatherford and rendered to the Weatherford Board a written opinion, dated as of March 4, 1998, to the effect that, as of such date and based upon and subject to certain matters stated in each such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Weatherford Common Stock. Copies of each of those opinions are attached hereto as Appendices C and D, respectively, and each should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinions of Merrill Lynch and Simmons are directed to the

Weatherford Board and relate only to the fairness of the Exchange Ratio from a financial point of view to the holders of Weatherford Common Stock, do not address any other aspect of the proposed Merger or any related transaction and do not constitute a recommendation to any stockholder as to how such stockholder should vote at the Weatherford Special Meeting. See "Opinions of Financial Advisors -- Merrill Lynch and Simmons Opinions."

                              TERMS OF THE MERGER

     Effective Time of the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as EVI and Weatherford shall agree should be specified in the Certificate of Merger (the "Effective Time"). At the Effective Time, Weatherford will merge with and into EVI, with EVI being the surviving corporation (unless the context otherwise requires, references to EVI following the Merger shall mean EVI as the surviving corporation). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable following the EVI Special Meeting and the Weatherford Special Meeting. See "Terms of the Merger -- Effective Time of the Merger".

     Exchange of Weatherford Stock Certificates. As soon as practicable after the Effective Time, American Stock Transfer & Trust Company (the "Exchange Agent") will mail a letter of transmittal and other information to each holder of record of Weatherford Common Stock immediately prior to the Effective Time for use in exchanging certificates formerly representing shares of Weatherford Common Stock for certificates representing shares of EVI Common Stock and cash in lieu of any fractional shares. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF WEATHERFORD PRIOR TO THE APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     Conditions to the Merger. In addition to the approval and adoption of the Merger and the Merger Agreement by the requisite votes of the stockholders of each of EVI and Weatherford and the receipt of certain regulatory approvals, the respective obligations of EVI and Weatherford to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including (i) delivery of the tax opinions, (ii) the receipt of accountants' advice confirming that the transaction qualifies to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP"),
(iii) the receipt by each party of various legal opinions, certificates and consents, (iv) the opinions of the financial advisors were not revoked or modified in a materially adverse manner, (v) as of the date of the Merger Agreement and as of the date of the closing of the Merger (the "Closing Date"), the representations and warranties of EVI and Weatherford are true in all material respects and the agreements and covenants of EVI and Weatherford to be performed on or before the Closing Date were complied with in all material respects and (vi) no material adverse change occurred with respect to EVI or Weatherford since the date of the Merger Agreement. There can be no assurance that all of the conditions set forth in the Merger Agreement will be satisfied. See "Terms of the Merger -- Conditions to the Merger".

     Conduct of Business Prior to the Merger. Prior to the Effective Time, EVI and Weatherford have agreed to operate their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use all reasonable efforts to preserve intact their current business organizations. Weatherford also has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) declaring or paying dividends or other distributions with respect to its capital stock, (ii) issuing, delivering, selling, pledging or otherwise encumbering shares of its capital stock, (iii) acquiring its own capital stock,
(iv) amending its Corrected Restated Certificate of Incorporation or Amended and Restated By-laws, (v) incurring obligations for borrowed money, (vi) paying or discharging any liabilities or obligations other than in the ordinary course of business, (vii) changing any material accounting principle, (viii) selling, leasing, mortgaging, pledging, granting a lien or otherwise encumbering or disposing of properties or assets, with certain exceptions, (ix) making acquisitions for aggregate consideration in excess of $100 million, (x) making any material election relating to taxes or settling or compromising any material tax liability and (xi) adopting a plan of complete or partial liquidation. In addition, EVI has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) paying dividends or other distributions with respect to its capital stock, (ii) issuing, delivering, selling, pledging or otherwise encumbering shares of its capital stock other than in connection with employee benefit plans and issuances of no more than 10% of its outstanding shares in connection with acquisitions,
(iii) making acquisitions for aggregate consideration in excess of $250 million,
(iv) amending its Restated Certificate of Incorporation or By-laws, (v) incurring obligations for borrowed money, (vi) selling, leasing, mortgaging, pledging, granting a lien or otherwise encumbering or disposing of properties or assets, with certain exceptions, (vii) changing any material accounting principle, (viii) acquiring its own common stock, (ix) incurring obligations for borrowed money and (x) adopting a plan of complete or partial liquidation. EVI's proposed acquisition of Christiana will not be subject to the above limitations and will not be considered in the general baskets relating to limitations on acquisitions and issuances of shares of EVI Common Stock. See "Terms of the Merger -- Conduct of Business of EVI and Weatherford Prior to the Merger".

     Board of Directors and Management Following the Merger. At the Effective Time, the number of directors of EVI will be ten, of which six members have been named by EVI and four have been named by Weatherford. The six members named by EVI are Bernard J. Duroc-Danner, who shall serve as Chairman, David J. Butters, Sheldon S. Gordon, Sheldon B. Lubar, Robert B. Millard and Robert A. Rayne. The four members named by Weatherford are Thomas R. Bates, Jr., Philip Burguieres, William E. Macaulay and Robert K. Moses, Jr. See "Management -- Directors of EVI Following the Merger". Additionally, Mr. Duroc-Danner will serve as the Chief Executive Officer of EVI and Mr. Bates will serve as President and Chief Operating Officer of EVI following the Effective Time. The other persons who are expected to serve as executive officers of EVI after the Effective Time are set forth under "Management -- Executive Officers of EVI Following the Merger".

     Amendment and Restatement of the Certificate of Incorporation and By-laws of EVI. At the Effective Time, the Restated Certificate of Incorporation of EVI will be amended and restated to, among other things, (i) change the name of EVI to "EVI Weatherford, Inc.", (ii) increase the authorized number of shares of EVI Common Stock to 250,000,000 shares, (iii) grant to the EVI Board the power and authority to amend the By-laws of EVI and (iv) require for any stockholder amendments to the By-laws of EVI that such amendments be approved by the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock of all classes and series of stock of EVI that are entitled to vote generally in the election of directors. As so amended, such Amended and Restated Certificate of Incorporation will be the Amended and Restated Certificate of Incorporation of EVI following the Merger ("EVI's Certificate of Incorporation"). Additionally, at the Effective Time, the By-laws of EVI will be amended and restated to establish the powers and duties of certain officers of EVI. As so amended, such Amended and Restated By-Laws will be the By-laws of EVI following the Merger ("EVI's By-laws"). A copy of each of EVI's Certificate of Incorporation and EVI's By-laws following the Merger is attached as Exhibit A and B, respectively, to the Merger Agreement, which is attached as Appendix A hereto. See "Terms of the Merger -- Amendment and Restatement of the Certificate of Incorporation and By-laws of EVI".

     No Solicitation. The Merger Agreement provides that Weatherford will not, and will not permit any of its subsidiaries to, nor will it authorize or permit any of its or any of its subsidiaries' officers, directors, employees, investment bankers, attorneys or other advisors, agents or representatives to, directly or indirectly, (i) solicit, initiate, encourage the submission of, or enter into any agreement with respect to, any proposal or offer from any person (other than EVI or any of its affiliates) for a merger, share exchange or other business combination, acquisition of a material amount of its assets or acquisition of more than 15% of its outstanding voting stock, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction. Notwithstanding the foregoing, prior to the vote of its stockholders for approval and adoption of the Merger Agreement and the Merger, to the extent the Weatherford Board determines, in good faith based on the advice of outside counsel, that such actions are required by its fiduciary obligations, Weatherford may furnish information to a third party in response to a request therefor in connection with an unsolicited proposal for such a transaction and may engage in discussions with such third party for the limited purpose of determining whether such proposal is a superior proposal. Either party may subsequently terminate the Merger Agreement if the Weatherford Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger due to a superior proposal to the Merger. See "Terms of the Merger -- No Solicitation; Payments in the Event of Certain Takeover Proposals".

     The Merger Agreement also provides that EVI will not, and will not permit any of its subsidiaries to, nor will it authorize or permit any of its or any of its subsidiaries' officers, directors, employees, investment bankers, attorneys or other advisors, agents or representatives to, directly or indirectly, solicit, initiate or encourage the submission of any transaction that would be in lieu of the Merger or that would reasonably be expected to result in an agreement that would prohibit or otherwise preclude the consummation of the Merger. See "Terms of the Merger -- No Solicitation; Payments in the Event of Certain Takeover Proposals".

     Payments in the Event of Certain Takeover Proposals. Pursuant to the Merger Agreement, Weatherford has agreed to pay EVI a fee of $60 million promptly upon the termination of the Merger Agreement (i) by Weatherford as a result of the withdrawal or modification by the Weatherford Board of its approval or recommendation of the Merger Agreement or the Merger due to its receipt of a superior proposal to the Merger, (ii) by EVI as a result of (a) the withdrawal or modification by the Weatherford Board of its approval or recommendation of the Merger Agreement or the Merger or (b) the approval or recommendation, or proposal to approve or recommend, of the Weatherford Board of any takeover proposal or (iii) by either EVI or Weatherford if (a) after the date of the Merger Agreement and before the termination of the Merger Agreement a takeover proposal is made and publicly announced by any person or group of persons (an "Acquiring Person"), (b) the holders of shares of Weatherford Common Stock do not approve the Merger and (c) after the date of the Merger Agreement and at or prior to 12 months after the date of termination of the Merger Agreement, the Acquiring Person or any Affiliate of the Acquiring Person effects an Alternative Transaction (as defined below). An Alternative Transaction is defined to mean
(i) a merger, share exchange or other business combination or other transaction in which more than 15% of the voting securities of Weatherford or a material amount of the assets of Weatherford and its subsidiaries, taken as a whole, is acquired, including an investment in or acquisition of securities of a subsidiary of Weatherford to the extent so material or (ii) any acquisition from the stockholders of Weatherford by tender offer, exchange offer or otherwise of more than 15% of the outstanding shares of Weatherford Common Stock. See "Terms of the Merger -- No Solicitation; Payments in the Event of Certain Takeover Proposals".

     In the event the EVI Board receives a proposal for a transaction that would be in lieu of the Merger or that would reasonably be expected to result in an agreement that would prohibit or otherwise preclude the consummation of the Merger (a "Preclusive Transaction") or other takeover proposal involving EVI because of which, in the exercise of its fiduciary obligations, it determines, in good faith based on advice of its outside counsel, it is necessary to withdraw its recommendation or modify its approval or recommendation of the Merger Agreement or the Merger, the Merger Agreement provides that EVI may terminate the Merger Agreement, provided the stockholders of EVI have not yet voted upon the Merger and EVI shall have paid $60 million to Weatherford. EVI has further agreed to pay $60 million to Weatherford if the stockholders of EVI do not approve the Merger as a result of a hostile takeover of EVI after the date of the Merger Agreement.

     Termination or Amendment of Merger Agreement. In addition to circumstances as set forth above, the Merger Agreement may be terminated: (i) by mutual written consent of EVI and Weatherford; (ii) by either party if any court of competent jurisdiction or governmental authority shall have issued an order permanently enjoining, restraining or otherwise prohibiting the Merger; (iii) by either party if the stockholders of either Weatherford or EVI fail to approve the Merger and the Merger Agreement; (iv) by either party if the Merger is not effected on or before September 30, 1998; or (v) by either party if there has been a breach by the other party of any representation or warranty or a failure by the other party to perform in any material respect any of its covenants, agreements or obligations set forth in the Merger Agreement. The Merger Agreement may be amended by an instrument in writing signed on behalf of each party, provided that after the Merger Agreement has been approved and adopted by the stockholders of EVI and Weatherford, it may be amended only as may be permitted under applicable law. See "Terms of the Merger -- Termination or Amendment of Merger Agreement".

     Indemnification. Pursuant to the Merger Agreement, EVI has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of Weatherford and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws and indemnity agreements shall survive the Merger, and EVI shall continue such indemnification rights in full force and effect in accordance with their terms and be financially responsible therefor. EVI has further agreed that if EVI or any of its successors or assigns (i) consolidates with or merges into any other person and EVI is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then in each such case, proper provisions shall be made so that the successors and assigns of EVI, which shall be financially responsible persons or entities, assume the indemnification obligations. See "Terms of the Merger -- Indemnification".

     EVI has further agreed to use its reasonable best efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of six years after the Effective Time directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time; provided, however, that EVI may substitute therefor a "runoff" policy of insurance having a term of six years following the Effective Time with comparable coverage. Notwithstanding the foregoing, EVI is not required to expend more than $1 million in premiums for the aggregate six-year period to obtain such coverage. See "Terms of the Merger -- Indemnification".

     Assumption of Weatherford Options. Immediately after the Effective Time, each Weatherford Option (as hereinafter defined) that remains unexercised in whole or in part will be replaced by a substitute option to purchase a number of shares of EVI Common Stock equal to the number of shares of Weatherford Common Stock subject to such Weatherford Option multiplied by .95 with a per share option price equal to the per share option price of the Weatherford Option divided by .95. There are currently outstanding options to purchase an aggregate of 1,474,114 shares of Weatherford Common Stock (equivalent to 1,400,408 shares of EVI Common Stock). The Merger will constitute a "change of control" under Weatherford's stock option plans and all Weatherford Options, except for such options granted on or after March 4, 1998, will become fully vested and immediately exercisable as of the Effective Time. See "Terms of the Merger -- Weatherford Options and Stock Plans".

     Voting Agreements. As a condition to EVI's agreement to enter into the Merger Agreement, First Reserve Corporation and the various funds over which it exercises control (collectively, the "First Reserve Entities"), William E. Macaulay and John A. Hill, who collectively own an aggregate 6,585,968 shares (approximately 12.8%) of Weatherford Common Stock, executed a voting agreement pursuant to which each agreed to vote all shares of Weatherford Common Stock held by them in favor of the Merger and the Merger Agreement at the Weatherford Special Meeting, unless the Weatherford Board is recommending, at the time of such meeting, that the stockholders of Weatherford vote against such adoption in view of the pendency of a superior proposal. Mr. Hill is Chairman of the Board of First Reserve Corporation and is a current director of Weatherford, and Mr. Macaulay is the President and Chief Executive Officer of First Reserve Corporation, a current director of Weatherford and will become a director of EVI following the Merger. See "Terms of the Merger -- Interests of Certain Persons in the Merger -- Directors of EVI Following the Merger" and
"Management -- Directors of EVI Following the Merger". As a result of such voting agreement, approval of the Merger will only require the approval of the holders of approximately an additional 37.2 % of the outstanding shares of Weatherford Common Stock as of the Record Date. See "Terms of the Merger -- Voting Agreements".

     As a condition to Weatherford's agreement to enter into the Merger Agreement, each of Christiana and Lehman Brothers Holdings Inc. ("Lehman Holdings"), which owns 3,897,462 and 3,598,832 shares, respectively, or an aggregate of 7,496,294 shares (approximately 15.7 %), of EVI Common Stock executed a voting agreement pursuant to which each agreed to vote all shares of EVI Common Stock held by them in favor of the Merger and the Merger Agreement at the EVI Special Meeting, unless the EVI Board is recommending, at the time of such meeting, that the stockholders of EVI vote against such adoption in view of the pendency of a superior proposal. As a result of such voting agreements, approval of the Merger will only require the approval of the holders of approximately an additional 34.3% of the outstanding shares of EVI

Common Stock as of the Record Date. However, as more fully described in "EVI -- Christiana Acquisition", EVI has entered into an agreement to acquire Christiana in consideration for, among other things, the issuance of approximately 3.9 million shares of EVI Common Stock. If EVI's acquisition of Christiana occurs prior to the Record Date, the shares held by Christiana will not be eligible to be voted in favor of the Merger. In such case, certain stockholders of Christiana who would receive approximately 2,036,135 shares (approximately 4.3%) of EVI Common Stock in the Christiana acquisition have indicated that in such case they would vote their shares of EVI Common Stock in favor of the Merger. See "Terms of the Merger -- Voting Agreements".

     Certain U.S. Federal Income Tax Consequences. On or prior to the Effective Time, each of EVI and Weatherford will have received an opinion of its counsel to the effect that for U.S. federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) each of Weatherford and EVI is a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, on or prior to the Effective Time, counsel for EVI will have opined that for U.S. federal income tax purposes no gain or loss will be recognized by EVI or Weatherford as a result of the Merger. Counsel for Weatherford will have opined that for U.S. federal income tax purposes no gain or loss will be recognized by the stockholders of Weatherford upon the receipt by them of shares of EVI Common Stock in exchange for their shares of Weatherford Common Stock pursuant to the Merger (other than with respect to cash received in lieu of fractional shares). See "Terms of the Merger -- Certain U.S. Federal Income Tax Consequences".

     Accounting Treatment. EVI and Weatherford believe that, based on consultations with Arthur Andersen LLP ("Arthur Andersen"), EVI's and Weatherford's independent public accountants, the Merger qualifies to be accounted for as a "pooling of interests" under GAAP and the applicable rules and regulations of the Commission. It is a condition to the closing of the Merger that Arthur Andersen deliver a letter to each of EVI and Weatherford to the effect that EVI and Weatherford are each eligible to be a party to a merger accounted for as a "pooling of interests" and that Arthur Andersen is not aware of any matters or conditions that prohibit EVI's accounting for the Merger as a "pooling of interests". See "Terms of the Merger -- Accounting Treatment".

     Governmental and Regulatory Approvals. Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On March 30, 1998, EVI and Weatherford each filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice"). See "Terms of the Merger -- Governmental and Regulatory Approvals". EVI and Weatherford are aware of no other governmental or regulatory approvals required for the consummation of the Merger, other than compliance with applicable federal securities law and securities laws of the various states.

     Interests of Certain Persons. In considering the recommendation of the Weatherford Board with respect to the Merger, Weatherford's stockholders should be aware that certain members of the Weatherford Board and certain officers of Weatherford have interests in respect of the Merger separate from their interests as holders of Weatherford Common Stock. Such interests include (i) potential change in control payments of $3,711,000, $1,731,150, $930,000, $1,299,600, $981,000 and $1,299,600 for Thomas R. Bates, Jr., James R. Burke,
Jon Nicholson, Norman W. Nolen, Randall D. Stilley and H. Suzanne Thomas, respectively, if the employment of any such person is terminated by EVI without cause or by any such employee for good reason during the three years following the Merger (such payments having been calculated assuming termination on approximately June 30, 1998 and assuming no gross-up payment for taxes), (ii) an employment agreement between Mr. Bates and Weatherford that will expire on May 31, 2002, unless earlier terminated in accordance therewith and provides for the payment to Mr. Bates, in the event of early termination by Weatherford without cause or by Mr. Bates for good reason, of an amount equal to three times his salary plus car allowance and bonus for the prior year (approximately $2,586,000), which amount would be in lieu of, at Mr. Bates' option, the payment described in (i) above, (iii) an employment agreement between Philip Burguieres, Chairman of the Weatherford Board, and Weatherford that will expire on October 16, 2001, unless earlier terminated by Weatherford or by Mr. Burguieres, at his option, following the Merger, in which case Mr. Burguieres would receive approximately $1,012,500 (such payment having been calculated assuming termination on approximately June 30, 1998), and (iv) the maintenance by EVI of directors and officers liability insurance for the benefit of the Weatherford directors and officers for a period of six years after the Merger at an aggregate cost not to exceed $1.0 million. In addition, unvested options to purchase 120,000, 10,667, 5,167, 7,334, 20,000 and 7,334 shares of Weatherford
Common Stock held by Messrs. Bates, Burke, Nicholson, Nolen and Stilley and Ms. Thomas, respectively, will become vested as a result of the Merger. The value of these unvested options, based on the difference between the exercise price and the closing sale price of the Weatherford Common Stock on March 30, 1998, is $1,455,000, $128,169, $62,201, $87,941, $21,240 and $87,941 for Messrs. Bates,
Burke, Nicholson, Nolen and Stilley and Ms. Thomas, respectively. Also, unvested options to purchase 55,000, 12,000, 6,000, 8,000, 12,000 and 8,000 shares of
Weatherford Common Stock granted on March 16, 1998 to Messrs. Bates, Burke, Nicholson, Nolen and Stilley and Ms. Thomas, respectively, will become vested if the employment of any of such persons is terminated by EVI without cause or by any of such persons for good reason within three years following the Merger. The value of these unvested options, based on the difference between the exercise price and the closing sale price of the Weatherford Common Stock on March 30, 1998, is $228,580, $49,872, $24,936, $33,248, $49,872 and $33,248. Also,
ownership restrictions on 65,041, 3,125, 1,125, 2,625, and 2,625 shares of Weatherford Common Stock granted to Messrs. Bates, Burke, Nicholson and Nolen and Ms. Thomas, respectively, pursuant to an employee restricted stock plan will terminate as a result of the Merger. The value of these shares, based on the closing sale price per share of Weatherford Common Stock on March 30, 1998, is $2,788,633, $133,984, $48,234, $112,547 and $112,547. Additionally, ownership restrictions on 20,000, 5,000, 3,000, 5,000 and 4,000 shares of Weatherford Common Stock granted to Messrs. Bates, Burke, Nicholson and Stilley and Ms. Thomas, respectively, pursuant to such plan on March 16, 1998 will terminate if the employment of any of such persons is terminated by EVI without cause or by any of such persons for good reason within three years following the Merger. The value of these shares, based on the closing sale price per share of Weatherford Common Stock on March 30, 1998, is $857,500, $214,375, $128,625, $214,375 and
$171,500. Finally, ownership restrictions on 1,364 shares of Weatherford Common Stock granted to each of Thomas J. Edelman, William E. Greehey, John A. Hill, John W. Johnson, William E. Macaulay, Robert K. Moses, Jr. and Roger A. Widmann, and 1,290 shares granted to Thomas N. Amonett, pursuant to a director restricted stock plan will terminate as a result of the Merger. See "Terms of the Merger -- Interests of Certain Persons in the Merger".

     Considering the recommendation of the EVI Board with respect to the Merger, EVI's stockholders should be aware that the Merger will accelerate the vesting of unvested options to purchase 280,000, 117,500, 70,400, 45,000 and 24,000 shares of EVI Common Stock held by Bernard J. Duroc-Danner, James G. Kiley, John
C. Coble, Robert R. Stiles and Frances R. Powell, respectively. The value of such options on March 31, 1998, calculated based on the difference between the exercise price and the closing sale price of the EVI Common Stock on such date, was $8,713,125, $3,494,375, $2,093,925, $832,500 and $444,000, respectively. See
"Terms of the Merger -- Interests of Certain Persons in the Merger".

     No Dissenters' Rights. Delaware law does not provide holders of Weatherford Common Stock or EVI Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement with any appraisal rights or the right to receive cash for shares of stock in lieu of the consideration to be paid pursuant to the Merger Agreement, and neither Weatherford nor EVI intends to make available any such rights to its stockholders. See "Terms of the Merger -- No Dissenters' Rights".

           COMPARATIVE RIGHTS OF STOCKHOLDERS OF EVI AND WEATHERFORD

     The rights of holders of Weatherford Common Stock are currently governed by Delaware law, Weatherford's Corrected Restated Certificate of Incorporation ("Weatherford's Certificate of Incorporation") and Weatherford's Amended and Restated By-laws ("Weatherford's By-laws"). Upon consummation of the Merger, holders of Weatherford Common Stock will become holders of EVI Common Stock, and their rights as holders of EVI Common Stock will still be governed by Delaware law, but will then be governed by EVI's Certificate of Incorporation and EVI's By-laws, each as amended and restated as of the Effective Time. See "Comparative Rights of Stockholders of EVI and Weatherford" and "Description of EVI Capital Stock".

                     MARKET PRICES AND DIVIDEND INFORMATION

     EVI Common Stock is traded on the NYSE under the symbol "EVI", and Weatherford Common Stock is traded on the NYSE under the symbol "WII". The following table sets forth the range of high and low sale prices for EVI Common Stock and Weatherford Common Stock for the periods indicated, as reported on the NYSE. The prices for EVI Common Stock have been adjusted to reflect a two-for-one stock split effected in May 1997.

                                                       EVI             WEATHERFORD
                                                 ---------------     ---------------
                                                 HIGH       LOW      HIGH       LOW
                                                 -----     -----     -----     -----
TWELVE MONTHS ENDED DECEMBER 31, 1996
  Quarter ended March 31, 1996.................  $14 7/16  $11 1/8   $35 7/8   $26
  Quarter ended June 30, 1996..................   17 1/2    12 7/8    37 3/4    28 1/2
  Quarter ended September 30, 1996.............   20 1/4    14        32 3/4    23 1/8
  Quarter ended December 31, 1996..............   25 3/4    19 1/2    32 3/8    26 7/8
TWELVE MONTHS ENDED DECEMBER 31, 1997
  Quarter ended March 31, 1997.................  $31 7/8   $23 7/8   $38 1/8   $28 1/2
  Quarter ended June 30, 1997..................   45 1/2    28        38 3/4    26 1/4
  Quarter ended September 30, 1997.............   64        42 1/16   55 11/16  38 1/4
  Quarter ended December 31, 1997..............   73        40 1/4    56 5/16   39 3/16
TWELVE MONTHS ENDING DECEMBER 31, 1998
  Quarter ended March 31, 1998.................  $53 7/8   $37 1/2   $47 1/2   $29 7/8
  Quarter ending June 30, 1998 (through April
       , 1998).................................

     EVI has not paid any dividends on EVI Common Stock since 1984 and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of EVI's business. See "Market Prices and Dividend Information".

     On March 3, 1998, the last trading day prior to the announcement by EVI and Weatherford that they had reached an agreement concerning the Merger, the closing sale prices of EVI Common Stock and Weatherford Common Stock as reported by the NYSE were $52 13/16 and $44 per share, respectively. The equivalent per share price of Weatherford Common Stock on March 3, 1998, calculated by multiplying the closing sale price of EVI Common Stock on the same date by the Exchange Ratio, was $50.17.

     On                , 1998, the closing sale prices of EVI Common Stock and
Weatherford Common Stock as reported by the NYSE were $           and $
          per share, respectively.

     Following the Merger, the EVI Common Stock will continue to be traded on the NYSE under the symbol "EVI" and the Weatherford Common Stock will cease to be traded and there will be no further market for such stock.

                     EVI SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth certain summary historical condensed consolidated financial data of EVI. This information should be read in conjunction with EVI Selected Consolidated Financial Data, the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes thereto included herein, and EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues..........................  $892,264    $478,020    $271,675    $185,285    $171,638
  Cost of sales.....................   639,758     373,509     205,230     139,901     126,541
  Selling, general and
     administrative expenses........   110,502      58,224      48,480      41,746      38,339
                                      --------    --------    --------    --------    --------
  Operating income..................   142,004      46,287      17,965       3,638       6,758
  Interest expense..................   (23,134)    (16,454)    (16,287)    (13,537)     (7,574)
  Other, net........................     9,784       1,713         684         412       1,482
  Income tax (provision) benefit....   (44,959)     (7,041)        240       3,795        (589)
                                      --------    --------    --------    --------    --------
  Income (loss) from continuing
     operations.....................  $ 83,695    $ 24,505    $  2,602    $ (5,692)   $     77
                                      ========    ========    ========    ========    ========
  Earnings (loss) per share from
     continuing operations:
     Basic..........................  $   1.81    $   0.60    $   0.09    $  (0.23)   $     --
     Diluted........................      1.77        0.59        0.09       (0.23)         --
  Weighted average shares
     outstanding:
     Basic..........................    46,243      40,706      29,448      25,258      24,134
     Diluted........................    47,367      41,489      29,727      25,258      24,217

                                                            DECEMBER 31,
                                     ----------------------------------------------------------
                                        1997         1996        1995        1994        1993
                                     ----------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets.....................  $1,366,066    $852,843    $453,125    $311,497    $251,377
  Long-term debt...................      43,198     126,710     124,183     125,108      38,982
  5% Convertible Subordinated
     Preferred Equivalent
     Debentures....................     402,500          --          --          --          --
  Stockholders' equity.............     527,233     454,084     228,066     110,913     107,736
  Cash dividends per share.........          --          --          --          --          --

                 WEATHERFORD SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth certain summary historical condensed consolidated financial data of Weatherford. This information should be read in conjunction with (i) the Weatherford Selected Consolidated Financial Data, (ii) the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes thereto and (iii) Weatherford's Management's Discussion and Analysis of Financial Condition and Results of Operations contained in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                    YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------------
                                  1997          1996        1995(1)       1994(2)       1993(3)
                               ----------    ----------    ----------    ----------    ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues...................  $1,083,965    $  994,468    $  858,907    $  676,749    $  500,491
  Acquisition-related costs
     and other unusual
     charges.................          --            --        88,182         2,500         4,000
  Operating income...........     193,082       125,756           182        65,704        49,671
  Net income (loss)..........     112,900        70,073       (10,558)       41,977        35,175
Earnings (loss) per share:
  Basic......................  $     2.15    $     1.35    $    (0.21)   $     0.94    $     0.89
  Diluted....................        2.14          1.35         (0.21)         0.94          0.88
Weighted average shares
  outstanding:
  Basic......................      52,430        51,722        50,681        44,646        38,415
  Diluted....................      52,837        52,097        50,681        44,845        38,607

                                                          DECEMBER 31,
                                ----------------------------------------------------------------
                                   1997          1996          1995          1994         1993
                                ----------    ----------    ----------    ----------    --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets................  $1,377,995    $1,397,723    $1,258,860    $1,153,970    $635,602
  Long-term debt..............     209,124       291,266       292,290       178,746      17,598
  Stockholders' equity........     934,126       841,608       730,843       734,634     474,472
  Cash dividends per share....          --            --            --            --          --

---------------

(1) Includes acquisition-related costs and other unusual charges of $88.2 million, or $1.17 per common share.

(2) Includes acquisition-related costs of $2.5 million, or $0.06 per common share.

(3) Includes acquisition-related costs of $4.0 million, or $0.10 per common share.

           UNAUDITED SUMMARY COMBINED PRO FORMA FINANCIAL INFORMATION
                             OF EVI AND WEATHERFORD

     The following unaudited pro forma financial information of EVI and Weatherford has been derived from the EVI and Weatherford Financial Statements, Selected Financial Data and related notes included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus and gives effect to the Merger under the pooling-of-interests method. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it indicative of future operating results or financial position.

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1997         1996       1995(1)      1994(2)      1993(3)
                                       ----------   ----------   ----------   ----------   ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  OPERATING DATA:
  Revenues...........................  $1,969,089   $1,467,270   $1,125,803   $  858,993   $  671,470
  Cost of sales......................   1,368,388    1,090,814      831,231      630,850      482,878
  Selling, general and administrative
     expenses........................     264,553      209,433      195,747      155,860      127,966
  Acquisition-related costs and other
     unusual charges.................          --           --       88,182        2,500        4,000
                                       ----------   ----------   ----------   ----------   ----------
  Operating income...................     336,148      167,023       10,643       69,783       56,626
  Interest expense...................     (43,273)     (39,368)     (33,504)     (22,384)     (11,601)
  Other, net.........................      12,086        5,019        9,886        1,784        4,947
  Income tax (provision) benefit.....    (108,188)     (40,513)       4,707      (13,137)     (14,741)
                                       ----------   ----------   ----------   ----------   ----------
  Income (loss) from continuing
     operations......................  $  196,773   $   92,161   $   (8,268)  $   36,046   $   35,231
                                       ==========   ==========   ==========   ==========   ==========
  Earnings per share from continuing
     operations:
     Basic...........................  $     2.05   $     1.03   $    (0.11)  $     0.53   $     0.58
     Diluted.........................        2.02         1.01        (0.11)        0.53         0.58
  Weighted average shares
     outstanding:
     Basic...........................      96,052       89,842       77,595       67,672       60,628
     Diluted.........................      97,562       90,981       77,595       68,032       60,894

                                                                DECEMBER 31,
                                        ------------------------------------------------------------
                                           1997         1996         1995         1994        1993
                                        ----------   ----------   ----------   ----------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  BALANCE SHEET DATA:
  Total assets........................  $2,744,061   $2,250,566   $1,711,985   $1,465,467   $886,979
  Long-term debt......................     252,322      417,976      416,473      303,854     56,580
  5% Convertible Subordinated
     Preferred Equivalent
     Debentures.......................     402,500           --           --           --         --
  Stockholders' equity................   1,461,359    1,295,692      958,909      845,547    582,208
  Cash dividends per share............          --           --           --           --         --

---------------

(1) Includes acquisition-related costs and other unusual charges of $88.2 million, or $1.14 per share.
(2) Includes acquisition-related costs of $2.5 million, or $0.04 per share.
(3) Includes acquisition-related costs of $4.0 million, or $0.07 per share.

                  COMPARATIVE UNAUDITED PER SHARE INFORMATION

     The following table sets forth certain historical and pro forma earnings per share and book value per share for EVI and Weatherford. The table also reflects the equivalent per share earnings and book value with respect to one share of Weatherford Common Stock on a pro forma basis after giving effect to the Merger on a pooling-of-interests basis. The information presented in the table should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and the separate historical consolidated financial statements of EVI and Weatherford and the related notes included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                           1997      1996      1995
                                                          ------    ------    ------
BASIC EARNINGS PER SHARE:
  EVI Historical Earnings Per Share from Continuing
     Operations.........................................  $ 1.81    $ 0.60    $ 0.09
  Weatherford Historical Earnings (Loss) Per Share......    2.15      1.35     (0.21)
  EVI and Weatherford Pro Forma Earnings (Loss) Per
     Share from Continuing Operations(1)................    2.05      1.03     (0.11)
  Weatherford Equivalent Combined Pro Forma Earnings
     (Loss) Per Share from Continuing Operations(2).....    1.95      0.98     (0.10)
DILUTED EARNINGS PER SHARE:
  EVI Historical Earnings Per Share from Continuing
     Operations.........................................  $ 1.77    $ 0.59    $ 0.09
  Weatherford Historical Earnings (Loss) Per Share......    2.14      1.35     (0.21)
  EVI and Weatherford Combined Pro Forma Earnings (Loss)
     Per Share from Continuing Operations(2)............    2.02      1.01     (0.11)
  Weatherford Equivalent Combined Pro Forma Earnings
     (Loss) Per Share from Continuing Operations(2).....    1.92      0.96     (0.10)

                                                          DECEMBER 31,
                                                              1997
                                                          ------------
BOOK VALUE PER SHARE:
  EVI Historical Book Value Per Share...................     $11.19
  Weatherford Historical Book Value Per Share...........      17.83
  EVI and Weatherford Combined Pro Forma Book Value Per
     Share(1)...........................................      15.09
  Weatherford Equivalent Combined Pro Forma Book Value
     Per Share(2).......................................      14.34

---------------

(1) Gives pro forma effect to the Merger based on the assumption that Merger is accounted for as a pooling of interests.

(2) Represents the pro forma earnings per share and book value per share of .95 of one share of EVI Common Stock issuable in the Merger.

                                      EVI

GENERAL

     EVI is an international manufacturer and supplier of engineered oilfield tools and equipment. EVI's products are used both for the drilling and production phases of oil and natural gas wells. EVI has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. EVI's acquisitions have focused on consolidation and vertical integration, development of complete product lines and technology. EVI's internal growth has focused on technology, product development, manufacturing efficiencies and productivity enhancements.

     EVI's principal products consist of drill pipe and other drilling tools, premium connectors and associated high grade tubulars, marine connectors, artificial lift systems, packers and completion tools. EVI's growth strategy has resulted in EVI becoming the largest manufacturer of drill pipe in the world, the largest manufacturer of engineered connections and premium tubulars in North America and one of the largest providers of artificial lift and completion equipment in the world. EVI's product lines are divided into the drilling products segment consisting of drill pipe, premium tubulars and marine connectors, and the production equipment segment consisting of artificial lift and completion equipment.

     EVI was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. EVI's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is
(713) 297-8400.

CHRISTIANA ACQUISITION

     In December 1997, EVI entered into a merger agreement (the "Christiana Merger Agreement") with Christiana and C2, Inc., a Wisconsin corporation, pursuant to which approximately 3.9 million shares of Common Stock will be issued to the stockholders of Christiana in a merger of a subsidiary of EVI with and into Christiana ("Christiana Acquisition"). Prior to the Christiana Acquisition, Christiana is required to sell two-thirds of its interest in Total Logistic Control ("Logistic"), a wholly owned subsidiary of Christiana, to C2, Inc. for approximately $10.7 million. Following the Logistic sale, the remaining assets of Christiana will consist of (i) approximately 3.9 million shares of Common Stock, (ii) a one-third interest in Logistic and (iii) cash and other assets with a book value of approximately $10.0 million. It is anticipated that Christiana will have no material debt as of the consummation of the Christiana Acquisition, but will have various tax liabilities which will be paid with the cash remaining in Christiana after the Christiana Acquisition.

     The Christiana Acquisition is subject to various conditions, including the approval by the stockholders of EVI and Christiana. Although there can be no assurance that the Christiana Acquisition will close, EVI currently anticipates that the acquisition will be consummated shortly after the approval of the Christiana Acquisition by the shareholders of EVI and Christiana.

                                  WEATHERFORD

     Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Weatherford operates in virtually every oil and gas exploration and production region in the world. Weatherford's principal business segments include (i) the oilfield services segment, which consists of renting specialized oilfield equipment, providing fishing, milling, whipstock installation and retrieval, well control assistance and other downhole services and related tools, and providing tubular running services and related tools; (ii) the oilfield products segment, which consists of manufacturing, selling and servicing a variety of products, including cementation products, liner hangers, gas lift equipment and equipment used to provide oilfield services; and (iii) the gas compression segment, which consists of manufacturing, packaging, renting, selling and providing parts and services for gas compressor units over a broad horsepower range.

     Weatherford has grown significantly through acquisitions, having acquired more than 20 businesses since 1991. These acquisitions have allowed Weatherford to expand its product and service lines, improve its worldwide market position and realize significant consolidation cost savings. Weatherford management believes it has positioned Weatherford as a market leader in its primary businesses while significantly expanding and diversifying Weatherford's geographic operations.

     Weatherford was incorporated under the laws of the State of Delaware in 1970. Weatherford's corporate office is located at 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, and its telephone number is (713) 439-9400.

                 GENERAL INFORMATION ABOUT THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF SPECIAL MEETINGS

     The EVI Special Meeting will be held at       a.m., C.D.T., on
  , 1998, at             , Houston, Texas. The Weatherford Special Meeting will
be held at       a.m., C.D.T., on             , 1998, at             , Houston,
Texas.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of EVI Common Stock and holders of record of
Weatherford Common Stock at the close of business on             , 1998 (the
"Record Date"), are entitled to notice of, and to vote at, the EVI Special Meeting and the Weatherford Special Meeting, respectively.

     At the close of business on the Record Date, there were   holders of record
of EVI Common Stock with      shares issued and outstanding and   holders of
record of Weatherford Common Stock with      shares issued and outstanding. Each
share of EVI Common Stock and Weatherford Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the respective stockholders' meetings.

PURPOSES OF THE SPECIAL MEETINGS

     The purposes of the EVI Special Meeting and the Weatherford Special Meeting are to consider and vote upon (i) a proposal to approve and adopt the Merger and the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

VOTE REQUIRED

     EVI. EVI's By-laws provide that the presence at the EVI Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of EVI Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Delaware law, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of EVI Common Stock outstanding on the Record Date, or shares. At the close of business on the Record Date, the directors and
officers of EVI and their affiliates held      shares of EVI Common Stock,
representing approximately     % of the outstanding shares. Such persons have
indicated to EVI that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. In addition, as described in "Terms of the Merger -- Voting Agreements", the holders of an aggregate of 7,496,294 shares of EVI Common Stock, representing approximately 15.7% of the outstanding shares, have agreed, subject to certain conditions, to vote their shares in favor of the Merger. Included in such shares are 3,897,462 shares of EVI Common Stock currently held by Christiana, which EVI is proposing to acquire in exchange for, among other consideration, an equal number of shares of EVI Common Stock. See "EVI -- Christiana Acquisition". If EVI's acquisition of Christiana occurs prior to the Record Date, the shares held by Christiana will not be eligible to be voted in favor of the Merger. However, certain stockholders of Christiana who would receive approximately 2,036,135 shares (4.3%) of EVI Common Stock in the Christiana acquisition have indicated that in such case they would vote their shares of EVI Common Stock in favor of the Merger. See "Terms of the Merger -- Voting Agreements".

     Weatherford. Weatherford's By-laws provide that the presence at the Weatherford Special Meeting, in person or by proxy, of the holders of a majority of the Weatherford Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Delaware law, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of
Weatherford Common Stock outstanding on the Record Date, or      shares. At the
close of business on the Record Date, the directors and officers of Weatherford
and their affiliates held      shares of Weatherford Common Stock, representing
approximately     % of the outstanding shares. Such persons have indicated to
Weatherford that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. In addition, as described in "Terms of the Merger -- Voting Agreements", the holders of an aggregate of 6,585,968 shares of Weatherford Common Stock, representing approximately 12.8% of the outstanding shares, have agreed, subject to certain conditions, to vote their shares in favor of the Merger at the Weatherford Special Meeting.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the EVI Special Meeting and the Weatherford Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of EVI Common Stock or a holder of Weatherford Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" approval and adoption of the Merger and the Merger Agreement in accordance with the recommendation of the EVI Board and the Weatherford Board, respectively. Checking the abstention box on the proxy card or failing to return the proxy card has the same effect as voting against the Merger and the Merger Agreement. A stockholder of EVI or a stockholder of Weatherford who has executed and returned a proxy may revoke it at any time before it is voted at the respective Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of EVI or Weatherford, as appropriate, stating that the proxy is revoked, or by attending the respective Special Meetings and voting in person.

     Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on the Merger and the Merger Agreement in the absence of specific instructions from beneficial owners. Broker non-votes and abstentions will have the effect of votes against the Merger and the Merger Agreement. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the EVI Special Meeting or the Weatherford Special Meeting, as appropriate.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of each of EVI and Weatherford may solicit proxies from their respective stockholders by personal interview, telephone, facsimile or otherwise. EVI and Weatherford will each bear the costs of the solicitation of proxies from their respective stockholders. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. EVI and Weatherford will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. EVI and Weatherford have each engaged the services of
            , a proxy solicitation firm, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from their respective stockholders for an aggregate anticipated fee
of $          plus mailing expenses.

OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the EVI Board and the Weatherford Board do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. Proxies voted "against" the approval and adoption of the Merger and Merger Agreement will not be used to vote for any adjournment pursuant to this authority.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Weatherford will merge with and into EVI, with EVI becoming the surviving corporation. At the Effective Time, EVI will change its name to "EVI Weatherford, Inc." Pursuant to the Merger, each outstanding share of Weatherford Common Stock will be converted into the right to receive .95 of a share of EVI Common Stock. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     As of the Record Date, there were        shares of EVI Common Stock issued
and outstanding and        shares of Weatherford Common Stock issued and
outstanding. Based upon the number of shares of EVI Common Stock and Weatherford
Common Stock outstanding as of the Record Date, approximately        shares of
EVI Common Stock will be outstanding immediately following the Effective Time,
of which approximately        shares, representing      % of the total, will be
held by current holders of EVI Common Stock and approximately        shares,
representing      % of the total, will be held by the former holders of
Weatherford Common Stock.

BACKGROUND

     EVI has grown substantially through the years through a process of selected acquisitions and internal development designed to take advantage of the consolidation in the oil and gas service industry. Acquisitions have focused on the acquisition of name brand products, the development of complete product lines and savings through consolidation. Internal development has focused on product development and geographic deployment. These efforts have resulted in EVI becoming the largest manufacturer of drill pipe in the world, the largest manufacturer of engineered connections and premium tubulars in North America and one of the largest manufacturers of artificial lift and completion equipment in the world.

     In recent periods, EVI has focused its acquisition and development activities on the completion and production side of the industry as a result of its belief that this segment of the life cycle of an oil and gas well should experience substantial growth in the future as the world's oil producing fields mature and require artificial lift and maintenance. EVI further believes that technological advances relating to production improvements will need to occur in this segment of the industry to meet client objectives for cost savings and that those companies with the strongest market presence should be in a position to develop and achieve the greatest market benefits from the improvements. EVI has also focused its acquisition efforts on completing its product line and expanding its international presence so as to better position its products as international demand for completion and production products increases.

     Weatherford has similarly grown in recent years through acquisitions and internal development. Weatherford's growth strategy has generally focused on acquiring and developing name brand products and services and taking advantage of Weatherford's worldwide infrastructure and service expertise at the wellsite. Weatherford is currently the world's largest provider of rental tools and tubular running services for the oil and gas industry and one of the leading providers of downhole services, with over 200 locations throughout the world. Weatherford is also a leading provider of cementation products, liner hangers, gas lift products and gas compression units and it manufactures a range of other products utilized in the drilling, completion and production phases of the industry.

     In the fall of 1996, in part due to the resignation of Philip Burguieres as President and Chief Executive Officer of Weatherford, Weatherford commenced a review of alternatives to enhance stockholder value, including among other things, the continued focus on improving the profitability of its core rental, service, manufacturing and compression businesses and the divestiture of certain non-core businesses. In connection with such review, Weatherford engaged Merrill Lynch and Simmons as its financial advisors. In November 1996, Weatherford received an unsolicited offer from a third party, and in December 1996, the Board decided to pursue possible business combinations with third parties. This process resulted in discussions and data exchange between Weatherford and various companies, including EVI, and two proposals involving a possible combination (one of which was subsequently withdrawn) being presented to the Weatherford Board by third parties. EVI elected not to make a proposal to Weatherford at that time because of differentials in the market prices of EVI Common Stock and Weatherford Common Stock and EVI's desire to focus at that time on building its production equipment businesses. After a review of the third party proposal presented to it, the Weatherford Board determined that it was in the best interests of Weatherford and its stockholders to continue as an independent company and to continue its plan to dispose of certain non-core businesses. The Weatherford Board then focused its efforts on a search for a new president and chief executive officer of Weatherford to fill the vacancy created by Mr. Burguieres' resignation from these positions. In May 1997, the Weatherford Board elected Thomas R. Bates, Jr. as President and Chief Executive Officer and as a director of the Company, effective June 1, 1997.

     From July 1997 to January 1998, Weatherford management engaged in a comprehensive strategic planning process involving its key executives. Among the objectives identified by this process as key to obtaining the strategic and financial goals established were the following: (i) leveraging Weatherford's existing distribution and service system with additional product offerings; (ii) reducing Weatherford's dependence on drilling-related products and services by expanding its product and service offerings in the completion and production phases of the industry; (iii) expanding Weatherford's technology and market leadership in its core business lines, including well completion products and services; (iv) increasing revenues by bundling complementary products and services and (v) expanding significantly through acquisitions.

     On February 12, 1998, at the request of Mr. Duroc-Danner, Messrs. Duroc-Danner and Bates met to discuss a proposal by EVI to combine EVI and Weatherford. At this meeting, Mr. Duroc-Danner advised that EVI was interested in pursuing a merger of the two companies at an exchange ratio of .95 of a share of EVI Common Stock for each share of Weatherford Common Stock. Mr. Duroc-Danner also advised that EVI would be willing to provide Weatherford with appropriate representation on the Board of Directors of the combined company and that he envisioned that the management of the combined company would include Mr. Duroc-Danner as Chairman and Chief Executive Officer and Mr. Bates as President and Chief Operating Officer.

     At the February 12, 1998 meeting, Messrs. Duroc-Danner and Bates also discussed the potential benefits of a combination of the two companies and their mutual desire to focus on the growth of their businesses, particularly in the well completion and production phases of the industry. Mr. Duroc-Danner noted EVI's recent acquisitions of various companies engaged in the production phase of the industry, most notably BMW Monarch (Lloydminster) Ltd. and BMW Pump, Inc. (collectively, "BMW"), Trico Industries, Inc. ("Trico"), Houston Well Screen Company and Ampscot Equipment Ltd., and the benefits that could result though a combination of EVI's extensive completion and production product lines with Weatherford's extensive worldwide distribution system and market presence.

     On February 12, 1998, Mr. Bates advised each member of the Executive Committee of the Weatherford Board (the "Weatherford Executive Committee") (Robert K. Moses, Jr., William E. Macaulay, Philip Burguieres, John A. Hill and John W. Johnson) by telephone of Mr. Duroc-Danner's proposal. The Executive Committee appointed Messrs. Bates, Burguieres, Macaulay and Moses as a subcommittee (the "Subcommittee") to review the proposal and report back to the Weatherford Executive Committee.

     On February 13, 1998, Mr. Duroc-Danner contacted the members of the EVI Board to advise them of the possible transaction with Weatherford.

     From February 13, 1998, through March 4, 1998, representatives of EVI and Weatherford and their respective legal, financial and accounting advisors participated in various meetings in which the terms of the Merger Agreement were negotiated and legal and business information concerning the companies was exchanged. During this period, EVI and Weatherford met with representatives of their respective financial advisors with respect to the terms of the Merger and its impact on their respective companies.

     On February 18, 1998, Mr. Duroc-Danner and James G. Kiley, Vice President and Chief Financial Officer of EVI, met with Robert B. Millard, David J. Butters and Eliot Fried, each of whom is a director of EVI and an employee of Lehman Brothers, Inc. ("Lehman Brothers"), to discuss the potential transaction and its impact on EVI.

     On February 18, 1998, the Subcommittee met to review the proposed Merger Agreement and discuss the proposed transaction.

     On February 19, 1998, the Subcommittee recommended to the Weatherford Executive Committee that EVI's proposal should be evaluated fully. On February 20, 1998, Mr. Bates notified by telephone the remainder of Weatherford's directors (Thomas N. Amonett, Thomas J. Edelman, William E. Greehey and Roger A. Widmann) of EVI's proposal and obtained authority to proceed with the evaluation process and to inform management, Weatherford's financial advisors, lawyers and accounting advisors.

     On February 26, 1998, the EVI Board met to review, among other things, the potential combination with Weatherford and the terms thereof. At this meeting, a representative of Fulbright & Jaworski L.L.P. ("Fulbright & Jaworski"), EVI's outside counsel, reviewed with the EVI Board the terms of the proposed Merger Agreement and issues relating to the proposed Merger. Messrs. Duroc-Danner and Kiley also discussed with the EVI Board the potential financial impact of the proposed Merger on EVI and its stockholders.

     On March 2, 1998, all of Weatherford's directors and certain key employees met to review the proposed transaction. At this meeting, Mr. Bates reviewed the strategic rationale for the combination with EVI and the potential benefits to Weatherford and its stockholders. Representatives of Merrill Lynch and Simmons gave a preliminary review of synergies of the combined company, the pro forma results of operations assuming the Merger was consummated and the potential impact of the proposed Merger on Weatherford and its stockholders. Representatives of Baker & Botts, L.L.P. ("Baker & Botts") summarized certain terms of the Merger Agreement and the fiduciary duties of the Weatherford Board in connection therewith, while a representative of Arthur Andersen reviewed, among other things, various issues relating to the accounting treatment of the proposed transaction. The Weatherford Board voted to go forward with the negotiations.

     On March 4, 1998, the EVI Board met to review the final terms of the proposed Merger. At this meeting, representatives of Fulbright & Jaworski discussed with the EVI Board the final terms of the Merger Agreement. Representatives of Morgan Stanley also provided to the EVI Board a review of the proposed Merger from a financial point of view and provided an oral opinion (which was confirmed in writing on March 4, 1998) to the EVI Board that the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to EVI. Messrs. Duroc-Danner and Kiley also discussed with the EVI Board the business impact of the proposed Merger on EVI and the potential benefits thereof to EVI. After discussion, the directors participating at the meeting unanimously approved the Merger Agreement and approved a resolution recommending that the stockholders of EVI approve the Merger and the Merger Agreement.

     On March 4, 1998, the Weatherford Board met to review the final terms of the proposed Merger. At this meeting, representatives of Baker & Botts discussed with the Weatherford Board the final terms of the Merger Agreement. Representatives of Merrill Lynch and Simmons also provided to the Weatherford Board a review of the proposed Merger from a financial point of view and each provided an oral opinion (each of which was confirmed in writing on March 4, 1998) that the exchange ratio of .95 of a share of EVI Common Stock for each share of Weatherford Common Stock was fair, from a financial point of view, to the stockholders of Weatherford. The expected business synergies, consolidation benefits and various other qualitative aspects of the proposed transaction were also discussed. After discussion, and after receiving notice that the EVI Board had unanimously approved the Merger and the Merger Agreement, the Weatherford Board unanimously approved the Merger and the Merger Agreement and approved a resolution recommending that the stockholders of Weatherford approve the Merger and the Merger Agreement.

     On March 4, 1998, the Merger Agreement was executed.

EVI'S REASONS FOR THE MERGER

     The Merger is being proposed by the EVI Board to further EVI's strategy of taking advantage of opportunities in the oilfield service industry, more particularly the well construction and production life cycle segments. EVI believes that the combination of EVI's broad range of completion and artificial lift products with Weatherford's worldwide oilfield services infrastructure and reputation should provide the combined company with a firm foundation for growth. The Merger also is being pursued by EVI to (i) provide EVI with a greater and more diversified line of products and services to serve its customers' needs, (ii) expand EVI's international presence and (iii) provide EVI with benefits through product leveraging and consolidation savings.

     The EVI Board considered various strategic benefits that EVI expects to realize from the Merger in approving the Merger Agreement. Among the strategic benefits currently expected to be realized by EVI are as follows:

     - The combined company following the Merger will be the fourth largest oilfield service and manufacturing company in the world in terms of revenues. The combined company will also be a leading provider of downhole and tubular running services and rental tools to the oil and gas industry and will offer a comprehensive completion system product line. In addition, the combined company will be a leading provider of four of the five major types of artificial lift, will be a leading provider of gas compressor units and will have over 59 manufacturing facilities located throughout the world and over 449 sales, rental and service facilities located in substantially all of the oil and gas producing regions of the world.

     - The ability of the combined company to become a leader in the life of the well segment of the industry through the combination of EVI's and Weatherford's respective products and services.

     - Weatherford's 150 international rental and service locations and on-the-ground experience should assist in the introduction of EVI's well construction and production equipment in those markets.

     - The combined company will be able to offer to its customers an integrated package of well construction and production equipment and services.

     - The ability of the combined company to take advantage of future consolidations in the industry and to expand and acquire new businesses and product lines.

     - The existence of complementary product lines with only minor overlap within product groupings. While cost savings are expected, the Merger is aimed at growth and its success is not dependent on the consolidation of overlapping businesses, but rather the implementation of EVI's strategy. EVI anticipates consolidation savings of approximately $40 million per year beginning in 1999.

     - The availability of the cash flows of the combined company to finance future acquisitions and technological and product development.

     - The combined company will be more diversified than EVI and Weatherford individually and more immune to downturns in one or more segments of the industry.

     In reaching its decision to approve the Merger and the Merger Agreement, the EVI Board also considered the following factors:

     (i) The recent historical performance of EVI Common Stock and Weatherford Common Stock.

     (ii) Certain historical and prospective financial information regarding EVI and Weatherford, in particular, the impact of Weatherford's operations on the combined company's results of operations and future cash flow.

     (iii) The potential realization of the synergistic benefits described above through the marketing and expansion of EVI's products through Weatherford's broad worldwide customer relationships and strategic alliances.

     (iv) The long-term growth potential of the combined company in the life of the well phase of the industry as a result of the combination of EVI's and Weatherford's businesses and operations.

     (v) The creation of one of the broadest artificial lift product lines in the industry.

     (vi) An analysis of recent acquisitions in comparable industries.

     (vii) A cash flow analysis of Weatherford, in particular, the impact on the combined company's results of operations and future cash flow.

     (viii) The anticipated immediate accretive effect on EVI's cash flow.

     (ix) The anticipated slightly dilutive effect on EVI's earnings for 1998 and the anticipated accretive benefit of the Merger on EVI's earnings beginning in 1999.

     (x) The accretive effect on the book value of EVI to the holders of the EVI Common Stock.

     (xi) The impact of Weatherford's historical results and anticipated long-term and short-term contribution to EVI's future operating results and liquidity.

     (xii) The creation of a more diversified company.

     (xiii) Weatherford's low level of debt and its beneficial impact on EVI's ability to continue to grow and make future acquisitions and capital investments utilizing its existing capital resources.

     (xiv) The terms of the Merger Agreement.

     (xv) The opinion of Morgan Stanley as to the fairness, from a financial point of view, of the Exchange Ratio, described below.

     Prior to taking action on the Merger Agreement, the EVI Board received presentations from, and reviewed the terms and conditions of the Merger Agreement with, EVI's management, legal counsel and outside financial advisors. The reasons for the Merger and the factors considered described under "The Merger -- Background" and above in this section reflect all the material reasons of EVI for pursuing the Merger and the factors considered by the EVI Board in approving the Merger. The EVI Board did not quantify or otherwise attempt to assign any relative weight to the factors considered by it in approving the Merger. The EVI Board, however, did give substantial consideration to those factors that related to the potential growth prospects of the combined company in the life of the well phase in the oil and gas industry and the benefits to EVI of the Merger over the long term and the projected earnings effect of the Merger on the EVI stockholders.

RECOMMENDATION OF THE EVI BOARD

     For the reasons set forth under "-- Background" and "-- EVI's Reasons for the Merger", the EVI Board believes that the terms of the Merger are fair to, and in the best interests of, EVI and the holders of EVI Common Stock. THE EVI BOARD HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF EVI COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

WEATHERFORD'S REASONS FOR THE MERGER

     The Weatherford Board believes that the terms of the Merger are fair to and in the best interests of Weatherford and its stockholders and has unanimously approved the Merger Agreement and recommends its approval and adoption by Weatherford's stockholders.

     From July 1997 to January 1998, Weatherford Management engaged in a comprehensive strategic planning process involving its key executives. Among the objectives identified by this process as key to obtaining the strategic and financial goals established were the following: (i) leveraging Weatherford's existing distribution and service system with additional product offerings; (ii) reducing Weatherford's dependence on drilling-related products and services by expanding its product and service offerings in the completion and production phases of the industry; (iii) expanding Weatherford's technology and market leadership in its core business lines, including well completion products and services; (iv) increasing revenues by bundling complementary products and services; and (v) expanding significantly through acquisitions.

     The Weatherford Board views the Merger as a means of achieving the long-term strategic and financial goals established during Weatherford management's recent planning process and believes the Merger offers a number of synergistic opportunities, including the ability to: (i) leverage Weatherford's existing distribution and service system with additional product offerings; (ii) accelerate the geographic expansion of existing products and services; (iii) increase market share and revenues by integrating and bundling complementary products and services; (iv) gain broader access to the complete well life cycle;
(v) become a market leader in completion products and services; (vi) increase critical mass in technology and product development; (vii) create one of the world's largest energy service companies, thereby expanding the capital base and access to capital while reducing capital cost as a percentage of revenue and
(viii) reduce combined corporate and field operating costs as a percentage of revenue.

     In reaching its conclusion to approve the Merger, the Weatherford Board also considered the following factors:

     (i) Information concerning the financial performance and condition, business operations and prospects of each of Weatherford and EVI, and Weatherford's projected future performance and prospects as a separate entity and on a combined basis with EVI.

     (ii) Current industry, economic and market conditions, which have encouraged business combinations and other strategic alliances in the oil and gas industry.

     (iii) Recent and historical market prices of Weatherford Common Stock and EVI Common Stock.

     (iv) The structure of the transaction and terms of the Merger Agreement and the Exchange Ratio, which were the result of arm's-length negotiations between EVI and Weatherford.

     (v) The financial analyses and opinions of Merrill Lynch and Simmons described below.

     (vi) The fact that the Merger would provide holders of Weatherford Common Stock with the opportunity to receive a premium over historical market prices for Weatherford Common Stock.

     (vii) Consolidation benefits that would be available to the combined entity after the Merger which would primarily involve revenue enhancements, associated margin improvements and non-personnel related cost reductions.

     (viii) The terms of the Merger Agreement that permit the Weatherford Board, in the exercise of its fiduciary duties and subject to certain conditions, to terminate the Merger Agreement if the Weatherford Board receives a takeover proposal which the Weatherford Board deems to be a "superior proposal" as that term is defined in the Merger Agreement. In that regard, the Weatherford Board noted that if it so terminates the Merger Agreement, Weatherford will be obligated to pay EVI a $60 million fee. The Weatherford Board noted that the Merger Agreement also provides that if, another proposal is outstanding and Weatherford's stockholders do not approve the Merger, then if Weatherford consummates certain other transactions within 12 months, Weatherford will be obligated to pay EVI a $60 million fee. The Weatherford Board did not view the termination fee provision of the Merger Agreement as unreasonably impeding any interested third party from proposing a superior transaction. See "Terms of the Merger -- No Solicitation; Payments in the Event of Certain Takeover Proposals".

     (ix) The terms of the Merger Agreement that restrict EVI from soliciting other transactions which would preclude the closing of the Merger, and that require EVI to pay Weatherford a $60 million termination fee in certain circumstances if the Merger does not close.

     (x) The expectation that the Merger will afford Weatherford's stockholders the opportunity to receive EVI Common Stock in a transaction that is not expected to have any immediate U.S. federal income tax impact.

     (xi) The expectation that the combination will be able to be accounted for as a "pooling of interests".

     (xii) Opportunities to deliver an expanded range of product offerings to a wider range of customers after the Merger.

     (xiii) The likelihood that the Merger would be consummated.

     (xiv) Opportunities for Weatherford's employees in the combined organization after the Merger.

     In determining the Merger was fair to and in the best interest of Weatherford's stockholders, the Weatherford Board considered the factors above as a whole and did not assign specific or relative weights to such factors. The Weatherford Board believes that the Merger is an opportunity for Weatherford's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Weatherford would have absent the Merger and to receive, on a tax-deferred basis, a premium for their Weatherford Common Stock based on recent market prices.

RECOMMENDATION OF THE WEATHERFORD BOARD

     For the reasons set forth under "-- Background" and "-- Weatherford's Reasons for the Merger", the Weatherford Board believes that the terms of the Merger are fair to, and in the best interests of, Weatherford and the holders of Weatherford Common Stock. THE WEATHERFORD BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF WEATHERFORD COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

                         OPINIONS OF FINANCIAL ADVISORS

MORGAN STANLEY OPINION

     Morgan Stanley was retained by EVI to provide a financial opinion in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by EVI based on Morgan Stanley's expertise. On March 4, 1998, Morgan Stanley rendered to the EVI Board an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based on and subject to certain matters stated therein, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to EVI.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF EVI COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO EVI. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF EVI SHARES AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Morgan Stanley has consented to the use of Appendix B containing its written opinion in this Joint Proxy Statement/Prospectus and to the references to Morgan Stanley under the headings "Summary", "The Merger" and "Opinions of Financial Advisors" in this Joint Proxy Statement/Prospectus. In giving such consent, Morgan Stanley does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor does Morgan Stanley admit that it is an expert with respect to any part of the Registration Statement in which this Joint Proxy Statement/Prospectus is included, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     For purposes of the opinion set forth herein, Morgan Stanley, among other things, (i) reviewed certain publicly available financial statements and other information of Weatherford and EVI, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Weatherford and EVI prepared by the managements of Weatherford and EVI, respectively; (iii) analyzed certain financial projections prepared by the managements of Weatherford and EVI, respectively; (iv) discussed the past and current operations and financial condition and the prospects of Weatherford with senior executives of Weatherford; (v) discussed the past and current operations and financial condition and the prospects of EVI with senior executives of EVI;
(vi) reviewed the pro forma impact of the Merger on EVI's earnings per share, cash flow, consolidated capitalization and financial ratios; (vii) discussed with senior management of EVI and Weatherford their estimates of the synergies and cost savings expected to be derived from the Merger; (viii) reviewed the reported prices and trading activity for Weatherford Common Stock and EVI Common Stock; (ix) compared the financial performance of Weatherford and EVI and the prices and trading activity of Weatherford Common Stock and EVI Common Stock with that of certain other comparable publicly-traded companies and their securities; (x) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (xi) reviewed the Merger Agreement and related documents; and (xii) performed such other analyses as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the estimates of the synergies and cost savings expected to be derived from the Merger, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Weatherford and EVI. In addition, Morgan Stanley has assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with GAAP and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Weatherford, nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date hereof.

     The following is a brief summary of the financial analyses performed by Morgan Stanley and reviewed with the EVI Board in connection with rendering Morgan Stanley's opinion on March 4, 1998.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of EVI and Weatherford with that of a group of publicly traded oilfield service companies of comparable market value (collectively, the "Oilfield Service Companies"). Such financial information included the price to earnings multiple, price to cash flow multiple and market capitalization to earnings before interest, tax, depreciation and amortization ("EBITDA"). Such analyses indicated that as of February 27, 1998 and based on a compilation of earnings projections by securities research analysts, EVI and Weatherford traded at 15.1 and 13.3 times forecasted earnings for the calendar year 1998, respectively; 11.4 and 6.8 times forecasted cash flow for the calendar year 1998, respectively; and EVI's and Weatherford's market capitalization represented 9.2 and 5.3 times forecasted EBITDA for the calendar year 1998, respectively; compared to a range of 14.5 to 30.4 times 1998 earnings, 7.6 to 18.0 times 1998 cash flow and a market capitalization of 7.2 to
12.1 times 1998 EBITDA for the Oilfield Service Companies.

     No company utilized in the comparable public company analysis is identical to EVI or Weatherford. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of EVI and Weatherford and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EVI or Weatherford, such as the impact of consolidation on EVI or Weatherford and the industry generally, industry growth and/or cyclicality and the absence of any adverse material change in the financial conditions and prospects of EVI or Weatherford or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

     Historical Exchange Ratio Analysis. Morgan Stanley also reviewed the ratio of the closing prices of Weatherford Common Stock to EVI Common Stock over the intervals of three months, six months, one year, two years and three years prior to the announcement of the Merger. Such implied ratios averaged 1.727 over the three years, 1.316 over the two years, 0.891 over the one year, 0.841 over the six months and 0.850 over the three months.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow ("DCF") analysis of Weatherford and EVI based on certain financial projections prepared in consultation with the respective managements for each company for the calendar years 1998 through 2007. Morgan Stanley discounted the unlevered free cash flows of each company over the forecast period at a range of discount rates, representing an estimated weighted average cost of capital for Weatherford and EVI, and terminal values based on a range of EBITDA multiples based on public market valuation implied EBITDA multiples of comparable companies. Unlevered free cash flow of each company was calculated as net income available to common stockholders plus the aggregate of depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. The present values determined from these analyses were then adjusted for long-term liabilities including debt net of cash to arrive at a net asset value. Based on this analysis, Morgan Stanley calculated per share values for Weatherford ranging from $63.74 to $75.28 and for EVI ranging from $71.77 to $83.29.

     Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the terms of six recently announced pending or completed oilfield service acquisition transactions (collectively, the "Oilfield Services Transactions") and five recently announced pending or completed merger of equals transactions (collectively, the "MOE Transactions"). For the Oilfield Service Transactions, the premium to unaffected market price ranged from 31% to 169%. For the MOE Transactions, the premium to unaffected market price ranged from 1.0% to 27.3%.

     No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of EVI or Weatherford, such as the impact of competition on EVI or Weatherford and the industry generally, industry growth and/or cyclicality and the absence of any adverse material change in the financial conditions and prospects of EVI or Weatherford or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

     Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of EVI and Weatherford to the combined company. Such analysis included, among other things, relative contributions of projected net income, cash flow from operations and book value for 1998 and 1999 and DCF net asset value. The analysis indicated that EVI would contribute approximately 52% and 54% of the projected combined net income, 43% and 46% of the projected cash flow from operations and 40% and 44% of book value in 1998 and 1999 respectively, and 51% of the DCF net asset value. Morgan Stanley noted these contribution statistics implied exchange ratios ranging from 0.81 to 1.44.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on earnings per share and cash flow per share for EVI for the fiscal years 1998 through 2000. The pro forma results were calculated as if the Merger had closed at the beginning of 1998, and were based on projected earnings and cash flow derived from financial projections prepared by the respective managements of each company. The pro forma analysis also took into account the synergies and cost savings expected to be derived from the Merger as estimated by the respective managements of each company. Morgan Stanley noted that, assuming the Merger would be treated as a pooling of interests for accounting purposes, the Merger would be slightly dilutive in 1998 and slightly accretive in 1999 and beyond with respect to earnings per share and significantly accretive with respect to cash flow per share in 1998 and beyond.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of EVI or Weatherford.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EVI or Weatherford. The analyses performed by Morgan Stanley are not necessarily indicative of actual value which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the Exchange Ratio pursuant to the Merger Agreement from a financial point of view to EVI and were provided to the EVI Board in connection with the delivery of Morgan Stanley's written opinion dated March 4, 1998. The analyses do not purport to be appraisals or to reflect the prices at which EVI or Weatherford might actually be sold.

     As described above, Morgan Stanley's opinion and presentation to the EVI Board were among the many factors taken into consideration by the EVI Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the EVI Board or the management of EVI with respect to the value of EVI or Weatherford or whether the EVI Board would have been willing to agree to a different Exchange Ratio pursuant to the Merger Agreement. The Exchange Ratio pursuant to the Merger Agreement was determined through negotiations between EVI and Weatherford and approved by the EVI Board and the Weatherford Board.

     EVI retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of EVI and Weatherford for their own account or for the account of customers and may, from time to time, hold a long or short position in, and buy and sell, securities of EVI or Weatherford. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to EVI and its affiliates and have received customary fees in connection with these services.

     EVI has agreed to pay Morgan Stanley a fee for its financial opinion of (i) $2 million at the time Morgan Stanley's written or oral opinion is first delivered and (ii) $2 million at the time a proxy statement incorporating (in whole or in reference) Morgan Stanley's opinion is mailed to the stockholders of EVI. EVI has also agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Morgan Stanley's engagement.

     In addition to the fees paid to Morgan Stanley, EVI also has agreed to pay certain fees to Credit Suisse First Boston Corporation ("First Boston"), Jefferies & Company, Inc. ("Jefferies") and Lehman Brothers for the assistance rendered by such firms in connection with the Merger. Pursuant to agreements with such firms, upon consummation of the Merger, EVI has agreed to pay $3 million, $3 million and $1 million to Lehman Brothers, Jefferies and First Boston, respectively. Additionally, Lehman Holdings, an affiliate of Lehman Brothers, owns 3,598,832 shares of Common Stock (approximately 7.5% of the 47,821,121 shares of Common Stock outstanding as of March 31, 1998). David J. Butters and Robert B. Millard, who are employees of Lehman Brothers, constitute two of the seven members of EVI's current Board of Directors, and Mr. Butters is the current Chairman of the EVI Board. Additionally, each of Messrs. Butters and Millard has been selected to be members of the EVI Board following the Merger. See "Management -- Directors of EVI Following the Merger".

MERRILL LYNCH AND SIMMONS OPINIONS

     Weatherford retained Merrill Lynch and Simmons to act as its financial advisors in connection with the Merger. On March 4, 1998, Merrill Lynch and Simmons rendered their oral opinions to the Weatherford

Board, later confirmed in writing (collectively, the "Fairness Opinions"), to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair from a financial point of view to holders of Weatherford Common Stock. No limitations were imposed by the Weatherford Board upon Merrill Lynch or Simmons with respect to the investigations made or procedures followed by Merrill Lynch or Simmons in rendering the Fairness Opinions except as set forth below.

     THE FULL TEXT OF EACH OF THE FAIRNESS OPINIONS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH AND SIMMONS, ARE ATTACHED AS APPENDICES C AND D HERETO AND ARE INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE FAIRNESS OPINIONS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. HOLDERS OF WEATHERFORD COMMON STOCK ARE URGED TO READ SUCH OPINIONS IN THEIR ENTIRETY. THE FAIRNESS OPINIONS WERE PROVIDED TO THE WEATHERFORD BOARD FOR ITS INFORMATION AND ARE DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO HOLDERS OF WEATHERFORD COMMON STOCK AND DO NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY WEATHERFORD TO ENGAGE IN THE MERGER AND DO NOT CONSTITUTE RECOMMENDATIONS TO THE HOLDERS OF WEATHERFORD COMMON STOCK AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE ON THE APPROVAL OF THE MERGER OR ANY MATTER RELATED THERETO.

     Merrill Lynch and Simmons have consented to the use of Appendices C and D containing the Fairness Opinions, in this Joint Proxy Statement/Prospectus, and to the references to Merrill Lynch and Simmons under the headings "Summary", "The Merger" and "Opinions of Financial Advisors" in this Joint Proxy Statement/Prospectus. In giving such consent, Merrill Lynch and Simmons do not admit that they come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do Merrill Lynch or Simmons admit that they are experts with respect to any part of the Registration Statement in which this Joint Proxy Statement/Prospectus is included, within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     The Exchange Ratio was determined through negotiations between EVI and Weatherford and was authorized by the Weatherford Board.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Fairness Opinions or the presentation made by Merrill Lynch and Simmons to the Weatherford Board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to partial analysis or summary description. In arriving at their opinions, Merrill Lynch and Simmons did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch and Simmons each believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying each of the Fairness Opinions.

     In performing their analyses, numerous assumptions were made by Merrill Lynch and Simmons with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Simmons, EVI or Weatherford. Any estimates contained in the analyses performed by Merrill Lynch and/or Simmons are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Fairness Opinions were among several factors taken into consideration by the Weatherford Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch and Simmons analyses described below should not be viewed as determinative of the decision of the Weatherford Board or Weatherford's management with respect to the fairness of the Exchange Ratio.

     In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to Weatherford and EVI that Merrill Lynch deemed to be relevant;

(ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Weatherford and EVI furnished to Merrill Lynch by the management of Weatherford and EVI, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to Merrill Lynch by the management of Weatherford (the "Expected Synergies"); (iii) conducted discussions with members of senior management and representatives of Weatherford and EVI concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for the Weatherford Common Stock and EVI Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of Weatherford and EVI and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Weatherford and EVI and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed a draft of the Merger Agreement; and
(x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary including its assessment of general economic, market and monetary conditions.

     In arriving at its opinion, Simmons reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement dated March 4, 1998 and related disclosure letters furnished to Simmons by Weatherford; (ii) financial statements and other information concerning Weatherford, including the Annual Reports on Form 10-K of Weatherford for the years ended December 31, 1994 through 1996, the Quarterly Reports on Form 10-Q of Weatherford for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Proxy Solicitation Materials on Schedule 14A dated April 10, 1997; (iii) certain other internal information, primarily financial in nature and including fourth quarter 1997 results and financial forecasts, concerning the business and operations of Weatherford furnished by Weatherford's management for purposes of Simmons' analyses; (iv) certain publicly available information concerning the trading of Weatherford Common Stock; (v) certain publicly available information concerning EVI, including Annual Reports on Form 10-K of EVI for the years ended December 31, 1994 through 1996, Quarterly Reports on Form 10-Q of EVI for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Proxy Solicitation Materials on Schedule 14A dated May 6, 1997, all Current Reports on Forms 8-K and 8-K/A since January 1, 1997 and Registration Statements on Forms S-3, S-4 and S-4/A since January 1, 1997; (vi) certain other internal information, primarily financial in nature and including fourth quarter 1997 results and financial forecasts, concerning the business and operations of EVI furnished by EVI's management for purposes of Simmons' analyses; (vii) certain publicly available information concerning the trading of EVI Common Stock; (viii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to Weatherford or EVI and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons also met with certain officers and employees of Weatherford and of EVI to discuss the foregoing as well as other matters believed relevant to the inquiry.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Weatherford or EVI and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Weatherford or EVI. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Weatherford or EVI, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the management of Weatherford and EVI, respectively, as to the expected future financial performance of Weatherford or EVI, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will be accounted for as a "pooling of interests" under GAAP and that it will qualify as a tax-free reorganization for

U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it.

     In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of the financial and other information provided by Weatherford and EVI, or publicly available, including, without limitation, information with respect to asset conditions, tax positions, liability reserves and insurance coverages, and did not assume any responsibility to independently verify any such information. With respect to the financial forecasts and other data reviewed by Simmons, Simmons assumed that such forecasts and other data, including, without limitation, the information provided by the management of Weatherford and EVI, respectively, with respect to projected cost savings and operating efficiencies resulting from the Merger, had been reasonably prepared and reflected the best currently available estimates and judgements of the management of Weatherford and EVI, respectively, as to the expected future financial performance of their respective companies and of the combined company after the Merger. Simmons did not conduct a physical inspection of any of the assets, properties or facilities of Weatherford, and Simmons did not make or obtain any independent evaluations or appraisals of any of such assets, properties or facilities. Simmons assumed that the Merger will be accounted for as a "pooling of interests" under GAAP and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, although Simmons discussed the prospects of Weatherford and of EVI with certain representatives of their respective managements, Simmons has been provided with only limited financial projections and other similar analyses prepared by Weatherford's management with respect to Weatherford's future performance and by EVI's management with respect to EVI's future performance.

     For purposes of rendering their opinions, Merrill Lynch and Simmons assumed, in all respects material to their analyses, that the representations and warranties of each party to the documents contained therein are true and correct, that each party to the documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

     Merrill Lynch and Simmons also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Weatherford or EVI is party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Weatherford, EVI or the Merger.

     The Fairness Opinions are necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of such opinions. Merrill Lynch and Simmons were not authorized by Weatherford or the Weatherford Board to solicit, nor did they solicit, third-party indications of interest for the acquisition of all or any part of Weatherford. Neither Merrill Lynch nor Simmons expressed an opinion regarding the value that would be realized upon the sale or liquidation of Weatherford, and the Fairness Opinions do not address the relative merits of the Merger as compared to any alternative business combination transaction that might be available to Weatherford, including the acquisition of Weatherford by a third party. In addition, Merrill Lynch and Simmons were not asked to consider, and the Fairness Opinions do not in any manner address, the price at which shares of EVI will actually trade following consummation of the Merger.

     Both Weatherford and EVI provided Merrill Lynch and Simmons with forecasts of their respective financial performance. Weatherford's management provided Merrill Lynch and Simmons with a five-year financial forecast for the five-year period ending December 31, 2002. EVI's management provided Merrill Lynch and Simmons with a two-year financial forecast for the two-year period ending December 31, 1999. These financial forecasts were relied upon by Merrill Lynch and Simmons in performing their material analyses and in preparing the Fairness Opinions.

     The following is a brief summary of the material analyses presented to the Weatherford Board by Merrill Lynch and Simmons in connection with their delivery of the Fairness Opinions.

     Contribution Analysis. Using management's projections for both Weatherford and EVI for the years 1998 and 1999, Merrill Lynch and Simmons compared the relative projected levels of net income, earnings before interest, taxes and depreciation ("EBITD") and EBITD less capital expenditures ("EBITD-CapEx") for each company during this period. The relative levels of EBITD and EBITD-CapEx were used to develop implied enterprise value contributions, from which each company's respective levels of net debt were subtracted to derive implied equity market value contributions. The relative levels of net income were used to develop implied equity market value contributions. Merrill Lynch and Simmons estimated that, Weatherford's implied equity market value contribution to the combined company is 47.7% and 46.0% based on projected net income in 1998 and 1999, respectively, 55.7% and 53.1% based on projected EBITD in 1998 and 1999, respectively, and 44.6% and 41.1% based on projected EBITD-CapEx in 1998 and 1999, respectively. As Weatherford has a higher on-going level of maintenance capital expenditures relative to EVI, Merrill Lynch and Simmons placed greater emphasis on net income and EBITD-CapEx measures in their analyses, as such measures better account for differences in relative capital expenditure requirements. Additionally, using Weatherford management's five-year projections and a discounted cash flow methodology, Merrill Lynch and Simmons calculated a range of equity value per share for Weatherford. Merrill Lynch and Simmons based such discounted cash flow methodology calculations on terminal EBITD multiples of 5.0x and 6.0x and discount rates of 12.0% and 13.0%. The relevant range of equity value per share for Weatherford resulting from such analysis was $34.81 to $42.58. Utilizing an identical discounted cash flow methodology, Merrill Lynch and Simmons calculated a range of implied equity value per share for EVI. Using EVI management's 1998 and 1999 projections, Merrill Lynch and Simmons developed EVI projections for 2000, 2001 and 2002 based on similar revenue and expense growth rates and margin assumptions as forecasted by Weatherford management in their 2000, 2001 and 2002 forecasts. Based on terminal EBITD multiples of 5.0x and 6.0x and discount rates of 12.0% and 13.0%, the relevant range of implied equity value per share for EVI was $39.03 to $47.62. Based on the relative levels of equity value derived from the discounted cash flow analysis, Merrill Lynch and Simmons calculated an exchange ratio of 0.89. Utilizing such equity market value contributions and focusing on those based on net income, EBITD-CapEx and discounted cash flow, Merrill Lynch and Simmons calculated a relevant range of implied exchange ratios of 0.66 to 0.89.

     Discounted Cash Flow Analysis. Using Weatherford management's five-year projections and a discounted cash flow methodology, Merrill Lynch and Simmons calculated a range of equity value per share for Weatherford. Merrill Lynch and Simmons based such discounted cash flow methodology calculations on a range of terminal EBITD multiples of 4.0x to 7.0x and a range of discount rates of 11.0% to 14.0%. The relevant range of equity value per share for Weatherford resulting from such analysis was $34.81 to $42.58. Utilizing such a relevant range of equity value per share for Weatherford and the EVI Common Stock price per share of $50.75 on March 2, 1998, Merrill Lynch and Simmons calculated a relevant range of implied exchange ratios of 0.69 to 0.84. Utilizing an identical discounted cash flow methodology, Merrill Lynch and Simmons calculated a range of equity value per share of EVI Common Stock. Using EVI management's 1998 and 1999 projections, Merrill Lynch and Simmons developed EVI projections for 2000, 2001 and 2002 based on similar revenue and expense growth rates and margin assumptions as forecasted by Weatherford management in their 2000, 2001 and 2002 forecasts. Based on a range of terminal EBITD multiples of 4.0x to 7.0x and a range of discount rates of 11.0% to 14.0%, the relevant range of implied equity value per share for EVI was $39.03 to $47.62. This implied equity value per share range of $39.03 to $47.62 was then compared to the EVI Common Stock price per share of $50.75 on March 2, 1998.

     Merger Premium Analysis. Merrill Lynch and Simmons examined premiums paid over pre-announcement stock prices one week prior to announcement and four weeks prior to announcement in (i) all stock transactions over $1.5 billion announced since January 1, 1996, (ii) all stock transactions over $1.5 billion announced since January 1, 1997 and (iii) selected oilfield services transactions since January 1, 1994. Based on such merger premiums, Merrill Lynch and Simmons calculated a relevant range of merger premiums of 23.9% to 29.4%. Based on such merger premiums, Merrill Lynch and Simmons calculated a relevant range of implied exchange ratios of 0.88 to 0.91.

     Comparable Acquisition Analysis. Merrill Lynch and Simmons analyzed the financial terms, to the extent publicly available, of 17 selected change of control transactions in the oilfield services industry that have closed since January 1, 1994 or are currently pending. In the judgement of Merrill Lynch and Simmons, these transactions were generally comparable to the transaction contemplated by the Merger. Selected transactions included, (listed according to target/buyer) Baroid Corporation/Dresser Industries, Inc. (1993), Wheatley TXT Corporation/Dresser Industries, Inc. (1994), Total Energy Services Co./Enterra Corporation (1994), Halliburton Compression/Tidewater Inc. (1994), Western Company of North America/BJ Services Company (1994), Enterra Corporation/Weatherford International Incorporated (1995), Hornbeck Offshore Services, Inc./Tidewater Inc. (1995), Drexel Oilfield Services/Tuboscope Vetco International Corporation (1996), NOWSCO Well Service Ltd./BJ Services Company
(1996), Landmark Graphics Corporation/Halliburton Company (1996), Petrolite Corporation/Baker Hughes Incorporated (1997), Production Operators Corp./Camco International Inc. (1997), Drilex International Inc./Baker Hughes Incorporated
(1997), Dreco Energy Services Ltd./National-Oilwell, Inc. (1997), Tidewater Compression/Castle Harlan (1997), Wilson Industries/Smith International, Inc.
(1998) and Dresser Industries, Inc./Halliburton Company (1998) (collectively, the "Comparable Acquisitions"). Merrill Lynch and Simmons reviewed the prices paid in such transactions in terms of (i) enterprise value as a multiple of latest twelve months ("LTM") EBITD and (ii) equity market value as a multiple of LTM net income. Due to the capital intensive nature of Weatherford's business, when determining their relevant multiple ranges, Merrill Lynch and Simmons focused on those transactions in which capital intensive companies were acquired. Such transactions included, (listed according to target/buyer) Halliburton Compression/Tidewater Inc., Enterra Corporation/Weatherford International Incorporated, Drexel Oilfield Services/Tuboscope Vetco International Corporation, Drilex International Inc./Baker Hughes Incorporated, Tidewater Compression/Castle Harlan and Dresser Industries, Inc./Halliburton Company. Such analysis indicated that (i) the relevant range for Weatherford of enterprise value as a multiple of LTM EBITD ranged from 8.0x to 10.0x and (ii) the relevant range for Weatherford of equity market value as a multiple of LTM net income ranged from 20.0x to 25.0x (together, the "Relevant Comparable Acquisition Multiples"). Merrill Lynch and Simmons then applied the Relevant Comparable Acquisition Multiples to the corresponding Weatherford financial measures and derived a relevant range of equity value per share of $42.99 to $54.69. Utilizing such a relevant range of equity value per share for Weatherford, Merrill Lynch and Simmons calculated a relevant range of implied exchange ratios of 0.85 to 1.08.

     Merrill Lynch and Simmons are of the view that no transaction reviewed was identical to the Merger and that, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Weatherford that could affect the acquisition value of the companies to which it was being compared.

     Comparable Company Trading Analysis. Merrill Lynch and Simmons reviewed and compared certain financial information, ratios and public market multiples relating to the Weatherford projections to corresponding financial information, ratios and public market multiples for five publicly traded large-capitalization companies in the oilfield services industry, including: Baker Hughes Incorporated, Dresser Industries, Inc., Halliburton Company, Schlumberger Ltd. and Western Atlas Inc., as well as six publicly traded mid-capitalization companies in the oilfield services industry, including: BJ Services Company, Camco International, Inc., Cooper Cameron Corporation, National-Oilwell, Inc., Smith International, Inc., and Tuboscope, Inc. As the size of Weatherford is most comparable to the mid-capitalization oilfield services companies selected, Merrill Lynch and Simmons, in performing their comparable company trading analysis, focused on the mid-capitalization companies (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch and Simmons deemed to be similar to those of Weatherford. Merrill Lynch and Simmons calculated various financial ratios for the Comparable Companies and compared them to those of Weatherford. The ratios for the Comparable Companies were based on publicly available information, including estimates provided by Simmons' research, Merrill Lynch's research and the Institutional Brokers Estimate System ("IBES"). Merrill Lynch and Simmons calculated the following financial ratios for the Comparable Companies: (i) market value multiples of (a) 1998 estimated net income and (b) 1999 estimated net income and (ii) adjusted market value (defined as market value of common equity plus book value of debt less cash) multiples of (a) 1998 estimated EBITD,
(b) 1999 estimated EBITD, (c) 1998 estimated EBITD-CapEx and (d) 1999 estimated EBITD-CapEx.

     For the Comparable Companies, the relevant range of market value multiples of 1998 and 1999 estimated net income were 15.0x to 17.0x and 12.0x to 14.0x, respectively. The relevant range of adjusted market value multiples of 1998 and 1999 estimated EBITD were 8.0x to 9.0x and 7.0x to 8.0x, respectively. The relevant range of adjusted market value multiples of 1998 and 1999 estimated EBITD-CapEx were 11.0x to 15.0x and 9.0x to 11.0x, respectively. As Weatherford has a higher on-going level of maintenance capital expenditures relative to EVI, Merrill Lynch and Simmons placed greater emphasis on net income and EBITD-CapEx measures in their analyses, as such measures better account for differences in relative capital expenditure requirements. From the value ranges implied by these ranges, Merrill Lynch and Simmons determined a composite relevant range of equity value per share for Weatherford of $38.93 to $48.21. Utilizing such a relevant range of equity value per share for Weatherford, Merrill Lynch and Simmons calculated a relevant range of implied exchange ratios of 0.77 to 0.95.

     No company utilized in the above comparable company trading analysis is identical to Weatherford. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operational characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies or the company to which they are being compared.

     Relative Stock Price Analysis. Using closing stock prices for Weatherford and EVI at March 2, 1998 as well as average closing stock prices for both companies for the periods 30, 60, 90, 180, 210, 240 and 270 days prior to March 2, 1998, Merrill Lynch and Simmons calculated a relevant range of implied exchange ratios of 0.78 to 0.90.

     Merger Consequences. Merrill Lynch and Simmons analyzed certain pro forma effects which could result from the Merger based on financial forecasts provided by the management of Weatherford and EVI, respectively, for the years ending December 31, 1998 and 1999. Merrill Lynch and Simmons were advised by the management of Weatherford that the Merger would be accounted for as a "pooling of interests" under GAAP. Management of Weatherford and EVI also provided Merrill Lynch and Simmons with projections of certain combination benefits and revenue enhancements which would occur as a result of the Merger. As part of their analysis, Merrill Lynch and Simmons reviewed two separate merger scenarios for both Weatherford and EVI: (i) Case I, $5.0 million and $35.0 million in pre-tax cost savings in 1998 and 1999, respectively and (ii) Case II, $5.0 million and $35.0 million in pre-tax cost savings in 1998 and 1999, respectively, with an additional revenue enhancement of $85.0 million providing incremental EBITD equal to $25.0 million in 1999. This analysis indicated that in Case I, the Merger would be 7.7% and 16.7% accretive to Weatherford's 1998 and 1999 earnings per share, respectively, 9.2% and 1.8% dilutive to Weatherford's 1998 and 1999 cash flow from operations ("CFFO") per share, respectively, 1.8% dilutive to Weatherford's 1998 EBITD per share and 6.0% accretive to Weatherford's 1999 EBITD per share. This analysis indicated that in Case II, the Merger would be 21.2% accretive to Weatherford's 1999 earnings per share, 0.8% accretive to Weatherford's 1999 CFFO per share and 9.0% accretive to Weatherford's 1999 EBITD per share. This analysis indicated that in Case I, the Merger would be 4.7% and 3.3% dilutive to EVI's 1998 and 1999 earnings per share, respectively, 13.8% and 10.7% accretive to EVI's 1998 and 1999 CFFO per share, respectively, and 3.9% and 2.7% accretive to EVI's 1998 and 1999 EBITD per share, respectively. This analysis indicated that in Case II, the Merger would be 0.4% accretive to EVI's 1999 earnings per share, 13.6% accretive to EVI's 1999 CFFO per share and 5.7% accretive to EVI's 1999 EBITD per share.

     Merrill Lynch and Simmons also analyzed the effects of the Merger on the balance sheet and credit statistics of the combined company. Treating EVI's convertible securities as debt, the combined company's pro forma debt to total book capitalization ratio as of January 31, 1998 was 32.8% as compared to 19.0% for Weatherford on a stand-alone basis.

     Financial Advisors Fee. Pursuant to letter agreements dated January 16, 1997 between Weatherford and Merrill Lynch and Weatherford and Simmons (the "Letter Agreements"), Weatherford has agreed to pay Merrill Lynch and Simmons a collective fee of 0.53% of the purchase price (as defined in Letter Agreement), if, during the period Merrill Lynch and Simmons are retained by Weatherford or within one year thereafter, (i) an Acquisition Transaction (as defined in the Letter Agreement) is consummated with EVI or,

(ii) Weatherford or a Weatherford Affiliate (as defined in the Letter Agreement) enters into an agreement with EVI which subsequently results in an Acquisition Transaction, payable in cash upon the closing of such Acquisition Transaction. Based on the closing sale price per share of EVI Common Stock on March 31, 1998, approximately $6 million would be paid to each of Merrill Lynch and Simmons if the Merger is consummated. Weatherford has also agreed to reimburse Merrill Lynch and Simmons for their reasonable out-of-pocket expenses, including reasonable fees and disbursements of their legal counsel. Additionally, Weatherford agreed to indemnify Merrill Lynch and Simmons and certain related persons for certain liabilities related to or arising out of their engagement, including liabilities under federal securities laws.

     Weatherford retained Merrill Lynch and Simmons based upon their experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Merrill Lynch has provided financial advisory and/or financing services to Weatherford and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and affiliates may actively trade the debt and equity securities of Weatherford and EVI (and anticipate trading after the Merger in the securities of EVI) for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Simmons is an internationally recognized energy-related investment banking and advisory firm continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to Weatherford in connection with transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of Weatherford and EVI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                              TERMS OF THE MERGER

     The detailed terms and conditions to the consummation of the Merger are contained in the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus, and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the Merger Agreement. The description in this Joint Proxy Statement/Prospectus of the terms and conditions to the consummation of the Merger is qualified by, and made subject to, the more complete information set forth in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

     Under the terms of the Merger Agreement, the Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as EVI and Weatherford shall agree should be specified in the Certificate of Merger. It is anticipated that, if the Merger Agreement is approved at the EVI Special Meeting and the Weatherford Special Meeting and all other conditions to the Merger contained in the Merger Agreement have been satisfied or waived, the Effective Time will occur on the date of the EVI Special Meeting and Weatherford Special Meeting or as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Weatherford Common Stock, other than shares held by Weatherford or any wholly owned subsidiary of Weatherford or by EVI or any wholly owned subsidiary of EVI (which shares will be canceled at the Effective Time and no payment shall be made with respect thereto), will be converted into the right to receive, upon the surrender of the certificate formerly representing such Weatherford Common Stock, .95 of a share of EVI Common Stock.

     As soon as practicable following the Effective Time, EVI will cause American Stock Transfer & Trust Company, which will act as Exchange Agent for the Weatherford Common Stock (the "Exchange Agent"), to mail to each holder of record of Weatherford Common Stock immediately prior to the Effective Time a letter of transmittal and instructions for use in exchanging Weatherford Common Stock certificates for EVI Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent. CERTIFICATES REPRESENTING SHARES OF WEATHERFORD COMMON STOCK SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF WEATHERFORD PRIOR TO THE APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     No fractional shares of EVI Common Stock will be issued in the Merger. Each stockholder of Weatherford otherwise entitled to a fraction of a share of EVI Common Stock will, upon surrender of Weatherford Common Stock certificates held by such holder, be paid an amount in cash equal to the value of such fractional share based upon the closing sale price per share of EVI Common Stock on the NYSE on the first trading day immediately preceding the Effective Time. No interest will be paid on such amount. All shares of Weatherford Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of EVI Common Stock to be issued in the Merger.

     Until such time as a holder of Weatherford Common Stock surrenders his or her outstanding stock certificates to the Exchange Agent, together with the executed letter of transmittal, the shares of Weatherford Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to represent only the right to receive the number of full shares of EVI Common Stock and cash in lieu of fractional shares, if any, into which such shares of Weatherford Common Stock shall have been converted. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of EVI Common Stock, with a record date as of any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificates previously representing Weatherford Common Stock, the holder thereof will receive certificates representing the number of shares of EVI Common Stock to which such holder is entitled, cash in lieu of fractional shares, and the amount of any dividends or other distributions, if any, payable to holders of EVI Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of EVI and Weatherford to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) that the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of EVI and the stockholders of Weatherford; (ii) that the EVI Common Stock issuable to the Weatherford stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (iii) that the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iv) that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (v) that the Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; and (vi) that there shall have been obtained any and all material permits, approvals and consents of securities or blue sky authorities of any jurisdiction as are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of EVI and its subsidiaries, taken as a whole.

     The Merger Agreement provides that the obligation of EVI to effect the Merger is, at the option of EVI, further subject to the satisfaction or waiver of the following conditions: (i) the agreements and covenants of Weatherford to be complied with or performed on or before the Closing Date pursuant to the Merger Agreement shall have been duly complied with or performed in all material respects; (ii) Weatherford shall have furnished EVI with certified resolutions of the Weatherford Board and stockholders approving the Merger and an opinion of
H. Suzanne Thomas, General Counsel of Weatherford, as to certain corporate matters of Weatherford; (iii) the representations and warranties of Weatherford contained in the Merger Agreement (other than those made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date; (iv) EVI shall have received from the "affiliates" of Weatherford, within the meaning of Rule 145 under the Securities Act, written undertakings to the effect that no disposition will be made by such persons of any shares of EVI Common Stock received pursuant to the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and that no shares will be sold until such time that final results of EVI covering at least 30 days of combined operations of EVI and Weatherford have been published; (v) EVI shall have received an opinion of Fulbright & Jaworski, counsel to EVI, to the effect that for U.S. federal income tax purposes, and conditioned upon certain representations of Weatherford and EVI as to certain customary facts and circumstances regarding the Merger, (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, (b) each of EVI and Weatherford is a party to the reorganization within the meaning of
Section 368(b) of the Code and (c) no gain or loss will be recognized by Weatherford or EVI as a result of the Merger; (vi) EVI and Weatherford shall have received a letter from Arthur Andersen to the effect that, in accordance with GAAP and the applicable rules and regulations of the Commission, EVI and Weatherford are each eligible to be a party to a merger accounted for as a pooling of interests and that Arthur Andersen is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with Weatherford as a pooling of interests; (vii) EVI shall have received evidence that all approvals of governmental authorities and other third parties necessary for the consummation of the Merger have been obtained, except those that are not, individually or in the aggregate, material to EVI or Weatherford or the failure of which to have been received would not have a material adverse effect on EVI and its subsidiaries, taken as a whole, after giving effect to the Merger;
(viii) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (or by any other person any pending suit, action or proceeding which has a reasonable likelihood of success), (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from EVI or any of its subsidiaries any damages that are material in relation to EVI and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by EVI or any of its subsidiaries of any material portion of the businesses or assets of EVI, Weatherford or any of their respective subsidiaries, or to dispose of or hold separate any material portion of the businesses or assets of EVI, Weatherford or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, or (c) seeking to prohibit EVI or any of its subsidiaries from effectively controlling in any material respect the business or operations of EVI, Weatherford or any of their respective subsidiaries; (ix) the fairness opinion from Morgan Stanley shall not have been revoked or modified in a materially adverse manner; and (x) there shall not have occurred any material adverse change with respect to Weatherford since the date of the Merger Agreement.

     The Merger Agreement provides that the obligation of Weatherford to effect the Merger is, at the option of Weatherford, further subject to the satisfaction or waiver of the following conditions: (i) the agreements and covenants of EVI to be complied with or performed on or before the Closing Date pursuant to the Merger Agreement shall have been duly complied with or performed in all material respects; (ii) EVI shall have furnished Weatherford with certified resolutions of the EVI Board and stockholders approving the Merger and an opinion of Fulbright & Jaworski, counsel for EVI, as to certain corporate matters of EVI;
(iii) the representations and warranties of EVI contained in the Merger Agreement (other than those made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date; (iv) Weatherford shall have received an opinion of Baker & Botts, counsel to Weatherford, to the effect that for U.S. federal income tax purposes, and conditioned upon certain representations of EVI and Weatherford as to certain customary facts and circumstances regarding the Merger, (a) the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, (b) each of EVI and Weatherford is a party to the reorganization within the meaning of Section 368(b) of the Code and (c) no gain or loss will be recognized by the holders of Weatherford Common Stock as a result of the Merger, except with respect to cash received in lieu of fractional shares of EVI Common Stock; (v) the fairness opinions from Merrill Lynch and Simmons shall not have been revoked or modified in a materially adverse manner;
(vi) there shall not have occurred any material adverse change with respect to EVI since the date of the Merger Agreement; (vii) EVI and Weatherford shall have received a letter from Arthur Andersen to the effect that, in accordance with GAAP and the applicable rules and regulations of the Commission, EVI and Weatherford are each eligible to be a party to a merger accounted for as a pooling of interests and that Arthur Andersen is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with Weatherford as a pooling of interests; (viii) Weatherford shall have received evidence that all approvals of governmental authorities and other third parties necessary for the consummation of the Merger have been obtained, except those that are not, individually or in the aggregate, material to EVI and its subsidiaries taken as a whole; and (ix) there shall not be pending or threatened by any governmental entity any suit, action or proceeding, (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from Weatherford, EVI or any of their respective subsidiaries any damages that are material in relation to Weatherford and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by EVI or any of its subsidiaries of any material portion of the businesses or assets of EVI, Weatherford or any of their respective subsidiaries, or to dispose of or hold separate any material portion of the businesses or assets of EVI, Weatherford or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, or (c) seeking to prohibit EVI or any of its subsidiaries from effectively controlling in any material respect the business or operations of Weatherford or any of its subsidiaries.

     The various conditions to the obligations of EVI and Weatherford to consummate the Merger may be waived by the party to which such conditions are applicable subject to such restrictions as may exist under law that would prohibit the consummation of the Merger notwithstanding such waiver. Such conditions that could not be waived by law or without a material violation of law are (i) the requirements of stockholder approval by EVI and Weatherford,
(ii) the expiration or termination of the waiting period under the HSR Act and
(iii) the effectiveness of the Registration Statement on the Closing Date. In addition, neither EVI nor

Weatherford contemplates waiving any of the conditions relating to (i) the receipt of legal or tax opinions, (ii) the receipt of the letters from Arthur Andersen that EVI and Weatherford are each eligible to be a party to a merger accounted for as a pooling of interests or (iii) the absence of any revocation of modification in a material adverse manner of the fairness opinions of Morgan Stanley, Merrill Lynch or Simmons.

REPRESENTATIONS AND WARRANTIES OF EVI AND WEATHERFORD

     Under the Merger Agreement, EVI and Weatherford have made various representations and warranties relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans, tax and environmental matters, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CONDUCT OF BUSINESS OF EVI AND WEATHERFORD PRIOR TO THE MERGER

     Pursuant to the Merger Agreement, Weatherford agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement, Weatherford shall and shall cause its "significant subsidiaries" (as that term is defined in the regulations promulgated under the Exchange Act) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Weatherford also agreed that it would not, and would not permit any of its subsidiaries of which it owns directly or indirectly more than 50% of the voting or equity interests in to: (i) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by any direct or indirect wholly owned subsidiary of Weatherford to Weatherford or a wholly owned subsidiary of Weatherford or (B) immaterial dividends, distributions and other similar transactions involving the existing subsidiaries, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of Weatherford or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Weatherford Common Stock upon the exercise of stock options outstanding on the date of the Merger Agreement and those regular stock option and restricted stock grants of Weatherford that may be made thereafter in the ordinary course of business pursuant to a form of stock option agreement or restricted stock agreement previously approved by
EVI); (iii) amend its Certificate of Incorporation or By-laws; (iv) except as previously disclosed to EVI, acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration in excess of $100 million individually or in the aggregate without the written consent of EVI, which consent shall not be unreasonably withheld; (v) sell, lease, mortgage, pledge or grant a lien on or otherwise encumber or dispose of any of its properties or assets, except (a) sales or leases in the ordinary course of business consistent with past practice, (b) as may be required under Weatherford's credit and debt facilities, (c) with respect to purchase money security interests, (d) not relating to the borrowing of money and (e) other immaterial transactions not in excess of $100 million in the aggregate; (vi) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings that would not result in the total outstanding indebtedness of Weatherford and its subsidiaries on a consolidated basis being in excess of $300 million at any one time; (vii) make any material election relating to taxes or settle or compromise any material tax liability; (viii) except for those contemplated corporate transactions previously disclosed to EVI, adopt a plan of complete or partial liquidation of Weatherford or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (ix) change any material accounting principle used by it, except as required by regulations promulgated by the Commission; (x) adopt or amend (except as may be required by law) any employee benefit plan, agreement, trust, fund or other arrangement, for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of Weatherford or any of its subsidiaries, or, except as provided in an existing Weatherford stock option plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement; (xi) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement; (xii) authorize any of, or commit to take, any of the foregoing actions; or (xiii) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Weatherford set forth in the Merger Agreement becoming untrue.

     Pursuant to the Merger Agreement, EVI agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement, EVI shall and shall cause each of its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. EVI also agreed that it shall not, and shall not permit any of its subsidiaries of which it owns, directly or indirectly, more than 50% of the voting or equity interests in to: (i) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of EVI to EVI or a wholly owned subsidiary of EVI or immaterial dividends, distributions and other similar transactions involving existing subsidiaries, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of EVI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (a) the issuance of EVI Common Stock upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their current terms, (b) those potential acquisitions previously disclosed to Weatherford, including the proposed acquisition of Christiana, or (c) excluding any shares issued pursuant to the proposed acquisition of Christiana, the issuance of a number of shares of EVI Common Stock, not to exceed 10% of the shares outstanding on the date of the Merger Agreement, in connection with the acquisition of assets or equity securities of other entities or businesses;
(iii) amend EVI's Restated Certificate of Incorporation or By-laws; (iv) except for the proposed acquisition of Christiana and other possible transactions previously disclosed to Weatherford, acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration, in aggregate for all such acquisitions, in excess of $250 million without the written consent of Weatherford, which consent shall not be unreasonably withheld; (v) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings that would not result in the total outstanding indebtedness of EVI and its subsidiaries on a consolidated basis being in excess of $1 billion at any one time; (vi) sell, lease, mortgage, pledge or grant a lien on or otherwise encumber or dispose of any of its properties or assets, except (a) sales or leases in the ordinary course of business consistent with past practice, (b) as may be required under EVI's credit or debt facilities, (c) with respect to purchase money security interests, (d) not relating to the borrowing of money and (e) other transactions not in excess of $100 million in the aggregate; (vii) except for those contemplated corporate transactions previously disclosed to Weatherford, adopt a plan of complete or partial liquidation of EVI or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (viii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission; (ix) authorize any of, or commit or agree to take any of, the foregoing actions; or (x) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of EVI set forth in the Merger Agreement becoming untrue.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

     At the Effective Time, the number of directors of EVI will be ten, of which six members have been named by EVI and four have been named by Weatherford. The six members named by EVI are Bernard J. Duroc-Danner, who will serve as Chairman, David J. Butters, Sheldon S. Gordon, Sheldon B. Lubar, Robert B. Millard and Robert A. Rayne. The four members named by Weatherford are Thomas R. Bates, Jr., Philip Burguieres, William E. Macaulay and Robert K. Moses, Jr. See "Management -- Directors of EVI Following the Merger". Additionally, Mr. Duroc-Danner will serve as the Chief Executive Officer of EVI and Mr. Bates will serve as President and Chief Operating Officer of EVI following the Effective Time. The other persons expected to serve as executive officers of EVI after the Effective Time are set forth under "Management -- Officers of EVI Following the Merger".

AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF EVI

     At the Effective Time, the Restated Certificate of Incorporation of EVI will be amended and restated to (i) change the name of EVI to "EVI Weatherford, Inc.", (ii) increase the authorized number of shares of EVI Common Stock to 250,000,000 shares, (iii) grant to the EVI Board the power and authority to amend the By-laws of EVI and (iv) require for any stockholder amendments to EVI'S By-laws that they be approved by the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock of all classes and series of stock of EVI that are entitled to vote generally in the election of directors. As so amended, such Amended and Restated Certificate of Incorporation will be EVI's Certificate of Incorporation following the Merger. Additionally, at the Effective Time, the By-laws of EVI will be amended and restated to establish the powers and duties of certain officers of EVI, including the Chairman of the Board and Chief Executive Officer and the President. As so amended, such Amended and Restated By-Laws will be EVI's By-laws following the Merger. A copy of each of EVI's Certificate of Incorporation and EVI's By-laws following the Merger is attached as Exhibit A and B, respectively, to the Merger Agreement, which is attached as Appendix A hereto.

NO SOLICITATION; PAYMENTS IN THE EVENT OF CERTAIN TAKEOVER PROPOSALS

     The Merger Agreement provides that Weatherford will not, and will not permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of Weatherford or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided that, in the case of clause (iii), prior to the vote of stockholders of Weatherford for approval of the Merger and to the extent required by the fiduciary obligations of the Weatherford Board, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, Weatherford may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as a confidentiality agreement with EVI, including the standstill provisions thereof. "Takeover proposal" is defined in the Merger Agreement as (i) any proposal or offer, other than a proposal or offer by EVI or its affiliates, for a merger, share exchange or other business combination involving Weatherford (excluding an acquisition by Weatherford otherwise permitted to be made by Weatherford under the Merger Agreement and which does not involve a direct merger with or into Weatherford), (ii) any proposal or offer, other than a proposal or offer by EVI or its affiliates, to acquire from Weatherford or any of its affiliates in any manner, directly or indirectly, a greater than 15% voting or equity interest in Weatherford or the acquisition of a material amount of the assets of Weatherford and its subsidiaries, taken as a whole, including an investment in or acquisition of securities of a subsidiary of Weatherford, to the extent so material or (iii) any proposal or offer, other than by EVI or its affiliates, to acquire from the stockholders of Weatherford, by tender offer, exchange offer or otherwise, more than 15% of the outstanding shares of Weatherford Common Stock. Notwithstanding the foregoing, Weatherford may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal (as hereinafter defined). In addition, Weatherford may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act following Weatherford's receipt of a Notice of Superior Proposal (as hereinafter defined).

     The Merger Agreement also provides that neither the Weatherford Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to EVI the approval or recommendation by the Weatherford Board or any such committee of the Merger Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, except in connection with the termination of the Merger Agreement (a) by reason of mutual consent by EVI and Weatherford, (b) by either Weatherford or EVI as a result of (1) the failure of the stockholders of Weatherford or EVI to approve the Merger, (2) the termination of the Merger Agreement because a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the Merger or (3) if the Merger is not consummated on or before September 30, 1998 (other than by reason of a material breach of the Merger Agreement by the parties seeking to terminate the Merger Agreement), or (c) by Weatherford if EVI breaches any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations under the Merger Agreement.

     Notwithstanding the foregoing, in the event the Weatherford Board receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Weatherford Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and may (subject to the following sentence) terminate the Merger Agreement, in each case at any time after midnight on the third business day following EVI's receipt of written notice (a "Notice of Superior Proposal") advising EVI that the Weatherford Board has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. Weatherford may also terminate the Merger Agreement pursuant to the preceding sentence only if the stockholders of Weatherford have not voted upon the Merger and Weatherford shall have paid to EVI $60 million. Any of the foregoing to the contrary notwithstanding, Weatherford may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal.

     The Merger Agreement also provides that Weatherford shall promptly pay $60 million to EVI if EVI terminates the Merger Agreement as a result of the Weatherford Board or any committee thereof (i) withdrawing or modifying in a manner adverse to EVI the approval or recommendation by the Weatherford Board or any such committee of the Merger Agreement or the Merger or taking any action having such effect or (ii) approving or recommending, or proposing to approve or recommend, any takeover proposal.

     In addition, if the Merger Agreement is terminated for any reason other than a material breach by EVI, Weatherford has agreed to pay to EVI $60 million if (i) after the date of the Merger Agreement and before the termination of the Merger Agreement, a takeover proposal is made and publicly announced by any person or group of persons (an "Acquiring Person"), (ii) the holders of shares of Weatherford Common Stock do not approve the Merger and (iii) after the date of the Merger Agreement and at or prior to 12 months after the date of termination of the Merger Agreement, the Acquiring Person or any Affiliate of the Acquiring Person effects an Alternative Transaction (as defined below). An Alternative Transaction is defined to mean
(i) a merger, share exchange or other business combination or other transaction in which more than 15% of the voting securities of Weatherford or a material amount of assets of Weatherford and its subsidiaries, taken as a whole, is acquired, including an investment in or acquisition of securities of a subsidiary of Weatherford to the extent so material or (ii) any acquisition from the stockholders of Weatherford by tender offer, exchange offer or otherwise of more than 15% of the outstanding shares of Weatherford Common Stock.

     The Merger Agreement defines a "superior proposal" as any bona fide takeover proposal to acquire, directly or indirectly, more than 50% of the shares of Weatherford Common Stock then outstanding or more than 50% of the assets of Weatherford and its subsidiaries, and otherwise on terms which a majority of the disinterested members of the Weatherford Board determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to EVI) to be more favorable to Weatherford's stockholders than the Merger. Weatherford has agreed to promptly advise EVI of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, of the material terms and conditions of any such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and of the identity of the person making any such inquiry or takeover proposal.

     The Merger Agreement also provides that EVI will not, and will not permit any of its subsidiaries to, nor shall it authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys or other advisors, agents or representatives to, directly or indirectly, solicit, initiate or encourage the submission of any Preclusive Transaction (as hereinafter defined). The Merger Agreement defines a "Preclusive Transaction" as a transaction that would be in lieu of the Merger or that would reasonably be expected to result in an agreement that would prohibit or otherwise preclude the consummation of the Merger.

     The Merger Agreement also provides that neither the EVI Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Weatherford the approval or recommendation by the EVI Board or any such committee of the Merger Agreement or the Merger or take any action having such effect or (ii) approve or recommend a Preclusive Transaction, except in connection with the termination of the Merger Agreement (a) by reason of mutual consent by EVI and Weatherford, (b) by either Weatherford or EVI as a result of
(1) the failure of the stockholders of Weatherford or EVI to approve the Merger,
(2) the termination of the Merger Agreement because a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the Merger or
(3) if the Merger is not consummated on or before September 30, 1998 (other than by reason of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement), or (c) by EVI if Weatherford breaches any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations under the Merger Agreement. Notwithstanding the foregoing, if the EVI Board receives a proposal for a Preclusive Transaction or other takeover proposal involving EVI because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw its recommendation or modify its approval or recommendation of the Merger Agreement or the Merger, the EVI Board may do so and EVI may terminate the Merger Agreement by advising Weatherford that the EVI Board has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such proposal, but only if the stockholders of EVI have not yet voted upon the Merger and EVI shall have paid $60 million to Weatherford. EVI further agreed to pay $60 million to Weatherford if the stockholders of EVI do not approve the Merger as a result of a hostile takeover of EVI after the date of the Merger Agreement. The Merger Agreement defines "takeover proposal involving EVI" as (i) any proposal or offer for a merger, share exchange or other business combination involving EVI (excluding an acquisition otherwise permitted to be made by EVI under the Merger Agreement and which does not involve a direct merger with or into EVI), (ii) any proposal or offer to acquire from EVI or any of its affiliates in any manner, directly or indirectly, a greater than 15% voting or equity interest in EVI or the acquisition of a material amount of the assets of EVI and its subsidiaries taken as a whole, including an investment in or acquisition of securities of a subsidiary of EVI to the extent so material or (iii) any proposal or offer to acquire from the stockholders of EVI by tender offer, exchange offer or otherwise, more than 15% of the EVI Common Stock then outstanding.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval of the Merger by the stockholders of EVI or the stockholders of Weatherford: (i) by mutual written consent of EVI and Weatherford; (ii) by either EVI or Weatherford if (a) the stockholders of Weatherford or EVI fail to give any required approval of the Merger upon a vote at a duly held meeting; (b) any court of competent jurisdiction or any governmental authority shall have issued an order permanently enjoining, restraining or otherwise prohibiting the Merger; or (c) the Merger has not been effected on or before September 30, 1998; and (iii) by either EVI or Weatherford if the other party breaches any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations thereunder. The Merger Agreement also may be terminated as described above under "-- No Solicitation; Payments in the Event of Certain Takeover Proposals".

     The Merger Agreement provides that it may be amended by an instrument in writing signed on behalf of each party thereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of EVI and the stockholders of Weatherford, it may be amended only as may be permitted by applicable provisions of Delaware law.

INDEMNIFICATION

     Pursuant to the Merger Agreement, EVI has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of Weatherford and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws and indemnity agreements shall survive the Merger, and EVI shall continue such indemnification rights in full force and effect in accordance with their terms and be financially responsible therefor. EVI has also agreed that if EVI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of EVI, which shall be financially responsible persons or entities, assume such indemnification obligations. See "-- Interests of Certain Persons in the Merger".

     EVI has further agreed to use reasonable best efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of six years after the Effective Time directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time; provided, however, that EVI may substitute therefor a "runoff" policy of insurance having a term of six years following the Effective Time with comparable coverage. Notwithstanding the foregoing, EVI shall not be required to expend more than $1 million in premiums for the aggregate six-year period to obtain such coverage.

     Further, pursuant to the terms of the Agreement and Plan of Merger between Weatherford International Incorporated (the former name of Weatherford) and Enterra Corporation dated as of June 23, 1995, EVI has agreed that effective as of the Effective Time, the indemnification obligations of Weatherford as the surviving corporation in the merger contemplated by such agreement will be deemed expressly assumed by EVI.

WEATHERFORD OPTIONS AND STOCK PLANS

     Pursuant to the Merger Agreement, on or prior to the Closing Date, Weatherford shall take such action under the Weatherford stock option plans and agreements to assure that options outstanding under Weatherford stock option plans and agreements at the Effective Time ("Weatherford Options") shall no longer permit the holder thereof to purchase Weatherford Common Stock and, in lieu thereof, provide the holder thereof the right to purchase a number of shares of EVI Common Stock equal to the number of shares of Weatherford Common Stock subject to such Weatherford Options multiplied by .95 with a per share option price equal to the per share option price of the Weatherford option divided by .95 and further provided that such substitute options comply with the applicable regulations of the Internal Revenue Service (the "Service") to preserve the tax favored status of any incentive stock options. EVI has agreed to assume the obligations of Weatherford to issue such shares of EVI Common Stock upon exercise of such options and to take all corporate action necessary to reserve for issuance a sufficient number of shares of EVI Common Stock for delivery upon exercise of such options. As soon as practicable after the Effective Time, EVI has agreed to cause the shares of EVI Common Stock so issuable under Weatherford's stock option plans to be registered under the Securities Act.

     Based on the number of Weatherford Options outstanding at the Record Date, EVI will be required at the Effective Time to reserve an aggregate of 1,400,408 shares of EVI Common Stock for issuance upon exercise of Weatherford Options assumed by EVI pursuant to the Merger.

VOTING AGREEMENTS

     As a condition to EVI's agreement to enter into the Merger Agreement, the First Reserve Entities and Messrs. Hill and Macaulay executed a voting agreement (the "First Reserve Voting Agreement") with respect to the approval of the Merger and the Merger Agreement. No consideration was received by the First Reserve Entities or Messrs. Hill or Macaulay for their execution of the First Reserve Voting Agreement other than as an inducement to EVI to enter into the Merger Agreement. Pursuant to the First Reserve Voting Agreement, the First Reserve Entities and Messrs. Hill and Macaulay have agreed to vote an aggregate of 6,585,968 shares (approximately 12.8%) of Weatherford Common Stock held by them in favor of the Merger and the Merger Agreement at the Weatherford Special Meeting, unless the Weatherford Board is recommending, at the time of such meeting, that the stockholders of Weatherford vote against such adoption in view of the pendency of a superior proposal as provided in the Merger Agreement. Mr. Hill is the Chairman of First Reserve Corporation and is a current director of Weatherford and Mr. Macaulay is the President and Chief Executive Officer of First Reserve Corporation and is a current director of Weatherford, and a proposed director of EVI following the Merger. See "-- Interests of Certain Persons in the Merger -- Directors of EVI Following the Merger" and
"Management -- Directors of EVI Following the Merger".

     Pursuant to the First Reserve Voting Agreement, the First Reserve Entities and Messrs. Hill and Macaulay additionally each agreed that they will not: (i) directly or indirectly (a) solicit, initiate or encourage the submission of any takeover proposal with respect to Weatherford, (b) enter into any agreement with respect to a takeover proposal with respect to Weatherford or (c) participate in any discussion or negotiation regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal with respect to Weatherford; provided that the foregoing clause (c) will not prohibit any of their affiliates who serve as a director of Weatherford from acting, subject to the Merger Agreement, solely in his capacity as a director of Weatherford; or
(ii) sell, contract to sell or otherwise transfer or dispose of any voting securities of Weatherford over which they have dispositive power; provided, however, First Reserve Secured Energy Assets Fund, L.P., one of the First Reserve Entities which holds 650,000 shares of Weatherford Common Stock, may sell or distribute its voting securities of Weatherford in connection with the liquidation of such fund as long as the First Reserve Entities provide EVI with evidence satisfactory to EVI that such sale or distribution would not adversely affect the Merger from being accounted for as a pooling of interests. Additionally, each of the parties agreed that, upon consummation of the Merger, all stockholder agreements with Weatherford, including the Agreement dated as of June 23, 1995, as amended (the "First Reserve Agreement"), among Weatherford International Incorporated and American Gas & Oil Investors, L.P., AMGO II, L.P., AMGO III, L.P., First Reserve Secured Energy Assets Fund, L.P., First Reserve Fund V, L.P., First Reserve Fund V-2, L.P., First Reserve Fund VI, L.P., First Reserve Corporation, William E. Macaulay and John A. Hill, would be terminated and that the First Reserve Entities and Messrs. Hill and Macaulay would have no further rights thereunder.

     As a result of the First Reserve Voting Agreement, approval of the Merger will only require the approval of the holders of approximately an additional 37.2% of the outstanding shares of Weatherford Common Stock as of the Record Date.

     As a condition to Weatherford's agreement to enter into the Merger Agreement, Weatherford required each of Christiana and Lehman Holdings to execute a voting agreement with respect to the approval of the Merger and the Merger Agreement. No consideration was received by either of Christiana or Lehman Holdings for their execution of the voting agreements other than as an inducement to Weatherford to enter into the Merger Agreement. As a result, Christiana and Lehman Holdings have agreed to vote 3,897,462 and 3,598,832 shares, respectively, or an aggregate of 7,496,294 shares (approximately 15.7%), of EVI Common Stock in favor of the Merger at the EVI Special Meeting, unless the EVI Board is recommending, at the time of such meeting, that the stockholders of EVI vote against such adoption in view of the pendency of a superior proposal as provided in the Merger Agreement. Additionally, pursuant to such voting agreements, each of Christiana and Lehman agreed not to directly or indirectly (i) solicit, initiate or encourage the submission of any Preclusive Transaction, (ii) enter into any agreement with respect to a Preclusive Transaction or (iii) participate in any discussion or negotiation regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any Preclusive Transaction; provided that the foregoing clause (iii) shall not prohibit any affiliate of Christiana or Lehman Holdings who serves as a director of EVI from acting, subject to the Merger Agreement, solely in his capacity as a director of EVI. The Voting Agreement with Christiana does not prohibit Christiana from being acquired by EVI pursuant to a merger in which a number of shares of EVI Common Stock approximating the number of shares of EVI Common Stock currently held by Christiana would be issued to the Christiana stockholders as partial consideration for EVI's acquisition of Christiana. To the extent that EVI's proposed acquisition of Christiana occurs prior to the Record Date, the 3,897,462 shares of EVI Common Stock (approximately 8.1%) held by Christiana will not be able to be voted in favor of the Merger in that Christiana will be a wholly owned subsidiary of EVI. However, approximately 2,036,135 shares (approximately 4.3%) of EVI Common Stock, will be issued in the Christiana merger to Sheldon Lubar, a director of EVI, and certain members of his immediate family. Mr. Lubar and such family members have advised EVI that they intend to vote those shares in favor of the Merger.

     As a result of such voting agreements, approval of the Merger will only require the approval of the holders of approximately an additional 34.3% of the outstanding shares of EVI Common Stock as of the Record Date (38.2% if the Christiana acquisition is completed prior to the Record Date) and approximately 48,832,815 shares, representing 50.5% of the total, will be held by the prior holders of the Weatherford Common Stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the Merger to the holders of Weatherford Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Service and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF WEATHERFORD COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     Neither EVI nor Weatherford has requested a ruling from the Service in connection with the Merger. On or prior to the Effective Time, EVI will have received from its counsel, Fulbright & Jaworski, an opinion to the effect that, for U.S. federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, (ii) each of EVI and Weatherford is a party to the reorganization within the meaning of
Section 368(b) of the Code and (iii) no gain or loss will be recognized by EVI or

Weatherford as a result of the Merger. On or prior to the Effective Time, Weatherford will have received from its counsel, Baker & Botts, an opinion to the effect that, for U.S. federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code,
(ii) each of EVI and Weatherford is a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the stockholders of Weatherford upon the receipt by them of shares of EVI Common Stock in exchange for their shares of Weatherford Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of EVI Common Stock. Such opinions are subject to certain assumptions and based on certain representations of EVI and Weatherford. Weatherford stockholders should be aware that such opinions are not binding upon the Service and no assurance can be given that the Service will not adopt a contrary position or that a contrary Service position would not be sustained by a court.

     In the event the Merger qualifies as a reorganization under 368(a) of the Code, the following U.S. federal income tax consequences should occur:

          (a) no gain or loss will be recognized by EVI or Weatherford by reason of the Merger;

          (b) no gain or loss will be recognized by a holder of Weatherford Common Stock who exchanges all of his or her shares of Weatherford Common Stock solely for shares of EVI Common Stock in the Merger;

          (c) the aggregate basis of the shares of EVI Common Stock to be received by a Weatherford stockholder in the Merger (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Weatherford Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of EVI Common Stock to be received by a Weatherford stockholder in the Merger (including any fractional share not actually received) will include the holding period of the shares of Weatherford Common Stock surrendered in exchange therefor, provided that such shares of Weatherford Common Stock are held as capital assets at the Effective Time; and

          (e) cash payments in lieu of a fractional share will be treated as if a fractional share of EVI Common Stock had been received in the Merger and then redeemed by EVI. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Weatherford stockholder receiving cash in lieu of a fractional share will recognize gain or loss treatment upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Weatherford Common Stock is held as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph (d) above) is more than 12 months. If the holding period for such fractional share is more than 18 months, any such gain will be taxed at a maximum rate of 20 percent. If there is a gain with respect to a fractional share and the holding period thereof (as described in paragraph (d) above) is more than 12 months but not more than 18 months, such gain will be taxed at a maximum rate of 28 percent.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the companies.

     The Merger is conditioned on EVI and Weatherford receiving a letter from Arthur Andersen, in form and substance satisfactory to EVI and Weatherford, to the effect that, in accordance with GAAP and the applicable rules and regulations of the Commission, EVI and Weatherford are each eligible to be a party to a merger accounted for as a "pooling of interests" and that Arthur Andersen is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with Weatherford as a "pooling of interests".

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. EVI and Weatherford filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC on March 30, 1998.

     At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause EVI, Weatherford or the surviving corporation to sell, license, dispose of or hold separate, or to operate in any specified manner any material assets or businesses of EVI, Weatherford or the surviving corporation. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, EVI and Weatherford will prevail.

     EVI and Weatherford are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.

NYSE LISTING

     As a condition to the closing of the Merger, the shares of EVI Common Stock to be issued upon consummation of the Merger and the shares reserved for issuance in connection with Weatherford's stock option plans will be approved for listing on the NYSE, subject to official notice of issuance.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Weatherford Board with respect to the Merger, Weatherford's stockholders should be aware that certain members of the Weatherford Board and certain officers of Weatherford have certain interests respecting the Merger separate from their interests as holders of Weatherford Common Stock, including those referred to below. In addition, Merrill Lynch and Simmons, Weatherford's financial advisors, will receive additional compensation if the Merger is effected. See "Opinions of Financial Advisors".

     Weatherford Stock Options and Awards. There are currently outstanding options to purchase an aggregate of 1,474,114 shares of Weatherford Common Stock (equivalent to 1,400,408 shares of EVI Common Stock). The Merger will constitute a "change of control" under Weatherford's stock option plans and all Weatherford Options, except for those stock options granted on or after March 4, 1998 and an option granted to a former employee, will become fully vested and immediately exercisable as of the Effective Time. As of March 30, 1998, Messrs. Bates, Burke, Nicholson, Nolen and Stilley and Ms. Thomas held unvested options to purchase 120,000, 10,667, 5,167, 7,334, 20,000 and 7,334 shares of Weatherford
Common Stock, respectively, that will become fully vested and exercisable as a result of the Merger. The value of these unvested options, based on the difference between the exercise price and the closing sale price per share of Weatherford Common Stock on March 30, 1998, is $1,455,000, $128,169, $62,201,
$87,941, $21,240 and $87,941 for Messrs. Bates, Burke, Nicholson, Nolen and Stilley and Ms. Thomas, respectively. Also, unvested options to purchase 55,000, 12,000, 6,000, 8,000, 12,000 and 8,000 shares of Weatherford Common Stock granted on March 16, 1998 to Messrs. Bates, Burke, Nicholson, Nolen and Stilley and Ms. Thomas, respectively, will become vested if the employment of any of such persons is terminated by EVI without cause or by any of such persons for good reason within three years following the Merger. The value of these unvested options, based on the difference between the exercise price and the closing sale price of the Weatherford Common Stock on March 30, 1998, is $228,580, $49,872, $24,936, $33,248, $49,872 and $33,248.

     The Merger also will constitute a "change of control" under Weatherford's Restricted Stock Plan and ownership restrictions on all shares of Weatherford Common Stock granted pursuant to such plan, except for those shares granted on or after March 4, 1998, will terminate as of the Effective Time. As of March 30, 1998, Messrs. Bates, Burke, Nicholson and Nolen and Ms. Thomas held 65,041, 3,125, 1,125, 2,625 and 2,625 shares of Weatherford Common Stock subject to ownership restrictions that will terminate as of the Effective Time. The value of these shares, based on the closing sale price per share of Weatherford Common

Stock on March 30, 1998 is $2,788,633, $133,984, $48,234, $112,547 and $112,547,
respectively. Additionally, ownership restrictions on 20,000, 5,000, 3,000, 5,000 and 4,000 shares of Weatherford Common Stock granted to Messrs. Bates, Burke, Nicholson and Stilley and Ms. Thomas, respectively, pursuant to such plan on March 16, 1998 will terminate if the employment of such person is terminated by EVI without cause or by any of such persons for good reason within three years following the Merger. The value of these shares, based on the closing sale price per share of Weatherford Common Stock on March 30, 1998, is $857,500, $214,375, $128,625, $214,375 and $171,500. As of March 30, 1998, each of Messrs.
Edelman, Greehey, Hill, Johnson, Macaulay, Moses and Widmann held 1,364 shares, and Mr. Amonett held 1,290 shares, of Weatherford Common Stock subject to ownership restrictions that will terminate as of the Effective Time. The value of these shares, based on the closing sales price per share of Weatherford Common Stock on March 30, 1998 is $58,482 and $55,309, respectively.

     EVI Employee Stock Options and Awards. There are currently outstanding
unvested options to purchase an aggregate of           shares of EVI Common
Stock. The Merger will constitute a "change of control" under EVI's employee stock option plans and all EVI employee stock options will become fully vested and immediately exercisable as of the Effective Time. As of March 31, 1998, Messrs. Duroc-Danner, Kiley, Coble and Stiles and Ms. Powell held unvested options to purchase 280,000, 117,500, 70,400, 45,000 and 24,000 shares of EVI
Common Stock, respectively, that will become fully vested and exercisable as a result of the Merger. The value of these unvested options, based on the difference between the exercise price and the EVI Common Stock on March 31, 1998, is $8,713,125, $3,494,375, $2,093,925, $832,500, and $444,000 for Messrs.
Duroc-Danner, Kiley, Coble and Stiles and Ms. Powell, respectively.

     Indemnification. Pursuant to the Merger Agreement, EVI agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Weatherford and its subsidiaries as provided in their respective certificates of incorporation or by-laws and indemnity agreements will survive the Merger, and EVI, as the surviving corporation, shall continue such indemnification rights in full force and effect in accordance with their terms as an obligation of EVI. Under the terms of the Merger Agreement, EVI also agreed to use its reasonable best efforts to purchase directors and officers insurance for the benefit of Weatherford directors and officers for period of six years at a cost not to exceed $1 million in aggregate. See "Terms of the Merger -- Indemnification".

     Change of Control Agreements. Weatherford has entered into change of control agreements with 10 of its executives ("Executive Change of Control Agreements") and 36 of its key employees ("Key Employee Change of Control Agreements"). These agreements give the executives and key employees certain benefits in the event of a change of control (as defined therein) of Weatherford (a "Weatherford Change of Control") and certain additional benefits if that person is subsequently terminated other than for "cause" (as defined therein), or elects to terminate his or her employment for "good reason" (as defined therein), within a certain amount of time after a Weatherford Change of Control. The Merger will constitute a Weatherford Change of Control.

     Executive Change of Control Agreements. The Executive Change of Control Agreements provide that, in the event of a Weatherford Change of Control, the following provisions will apply: (i) the executive's base salary will not decrease unless there is a company-wide salary reduction; (ii) the executive's annual bonus may not be less than the highest bonus paid to him or her in the three years immediately preceding the Weatherford Change of Control; (iii) the executive will be entitled to the most favorable incentive, savings, retirement and welfare plans, expense reimbursement, fringe benefits and vacation policies in effect 120 days prior to the Weatherford Change of Control and at anytime thereafter; (iv) if Weatherford is not the surviving corporation in a Weatherford Change of Control, the surviving corporation must issue substantially similar options and stock appreciation rights in replacement of any Weatherford options or stock appreciation rights held by the executive; (v) the executive's job title and responsibilities may not be materially reduced and
(vi) the executive cannot be forced to move more than 35 miles.

     If the executive is terminated other than for cause ("Executive Cause") or if the executive terminates his or her employment for good reason ("Executive Good Reason"), in either case within two or three years after the Weatherford Change of Control, depending on the terms of each executive's contract, the executive will be

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

entitled to the following: (i) salary plus pro rata bonus owed through date of termination; (ii) two or three times annual salary and bonus, depending on the term of the contract; (iii) all amounts that would otherwise have been owed to that executive under all retirement and savings plans during the next two or three years, depending on the term of the contract; (iv) welfare plan coverage for two or three years, depending on the contract term (if the executive pays the required premium); (v) outplacement services; (vi) payment of the unrecognized appreciation on all outstanding options and stock appreciation rights within 30 days after termination (regardless of whether vested at termination), or all outstanding options and stock appreciation rights vest upon, and survive and will be exercisable for, seven months after termination unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of EVI Common Stock equal in value to the cash he or she would have received; (vii) ownership restrictions remaining on any shares granted under Weatherford's Restricted Stock Incentive Plan ("Weatherford's Restricted Stock Plan") will terminate; (viii) all club memberships will be transferred to the executive; (ix) the executive's company car will be transferred to him or her, if applicable, or the executive will be paid two or three times his or her annual car allowance, depending on the term of the contract; (x) all benefits under all retirement and savings plans will vest; and (xi) in the event any such payments trigger excise taxes, the amounts paid will be grossed up to pay this obligation of the executive.

     "Executive Cause" is defined as willful and continued failure of the executive to perform his or her job, after written demand is made by the Chief Executive Officer or the Board of Directors, or the executive's willful engagement in illegal conduct or gross misconduct.

     "Executive Good Reason" is defined as (i) a material reduction in title and/or responsibilities of executive, (ii) a required move of more than 35 miles or (iii) any material reductions in benefits.

     The following executives of Weatherford are parties to Executive Change of Control Agreements: Thomas R. Bates, Jr., James R. Burke, Jon Nicholson, Norman
W. Nolen, Randall P. Stilley, H. Suzanne Thomas, James D. Green, Weldon D. Walker, Philip D. Gardner and F. Thomas Tilton. If the employment arrangements with Messrs. Bates, Burke, Nicholson, Nolen, Stilley, Green, Walker, Gardner and Tilton and Ms. Thomas were to be terminated by EVI for reason other than for Executive Cause or by the executive for Executive Good Reason, such persons would be entitled to receive cash in an amount of $3,711,000, $1,731,150, $930,000, $1,299,600, $981,000, $1,299,600, $483,600, $417,384 and $436,260, and
$436,500, respectively.

     Key Employee Change of Control Agreements. The Key Employee Change of Control Agreements provide that, in the event of a Weatherford Change of Control, the following provisions will apply: (i) the key employee's base salary will not decrease unless there is a company-wide salary reduction; (ii) the key employee will be eligible for an annual bonus under the incentive plan applicable to other peer key employees; (iii) if the key employee is located in the U.S., he or she will be eligible for incentive, savings, retirement and welfare plans and expense reimbursement; (iv) a company car or car allowance applicable to other peer key employees; (v) if Weatherford is not the surviving entity in a Weatherford Change of Control, the surviving corporation must issue substantially similar options in replacement of any Weatherford options held by the key employee; and (vi) the key employee's responsibilities may not be materially reduced.

     If the key employee is terminated for other than cause ("Key Employee Cause") or if the key employee terminates his or her employment for good reason ("Key Employee Good Reason") within one or two years after the Weatherford Change of Control, depending on the terms of the contract, the key employee will be entitled to the following benefits: (i) salary plus pro rata bonus through date of termination; (ii) one or two times annual salary and bonus, depending on the term of the contract; (iii) if the key employee is located in the U.S., all amounts that would otherwise have been owed under retirement and savings plans during the next one or two years, depending on the term of the contract; (iv) welfare plan coverage for the next one or two years, depending on the term of the contract (if the key employee pays the required premium); (v) all outstanding options vest upon, and survive and will be exercisable for, seven months after termination; (vi) if the key employee is located in the U.S. and has a company car or receives a car allowance, the car will be transferred to the key employee or he or she will be paid one or two times the annual car allowance, depending

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

on the term of the contract; and (vii) if the key employee is located in the U.S., all benefits under retirement and savings plans will become vested; provided, however, that if the aggregate of all such payments would result in the occurrence of excise taxes, then the payments shall be reduced to an amount that will not give rise to such excise taxes.

     "Key Employee Cause" is defined as continued failure of the key employee to perform his or her job after written notice from the employer, engaging in illegal conduct or misconduct, conviction of a crime involving moral turpitude, misappropriation of funds, disparagement of Weatherford and its management or other cause determined by the Weatherford Board.

     "Key Employee Good Reason" is defined as a material reduction in responsibilities or benefits.

     Weatherford Employment Agreements. Weatherford has entered into an employment agreement with Mr. Bates, which will expire on May 31, 2002, unless earlier terminated in accordance therewith. If Mr. Bates is terminated during the term of his employment agreement by Weatherford for any reason other than cause or by Mr. Bates for good reason (including any material change in his responsibilities), he is entitled under the terms of his employment agreement to a lump sum severance payment of $2,586,000, assuming termination during 1998. If Mr. Bates' employment is terminated after a change of control under his employment agreement, then Mr. Bates may elect to receive benefits either under the employment agreement or under his Executive Change of Control Agreement, but not both. Because Mr. Bates will cease to have the office of Chief Executive Officer following the Merger, Mr. Bates will be entitled to terminate his agreement for good reason at any time following the Merger, up to and including May 31, 2002, and to receive benefits under his employment agreement. Prior to three years following the Merger, he may elect to receive benefits under his Executive Change of Control Agreement in lieu of his employment agreement.

     Weatherford also has entered into an employment agreement with Mr. Burguieres, which will expire on October 16, 2001. If this employment agreement is terminated by Weatherford or by Mr. Burguieres, at his option, following a change of control under this agreement, Mr. Burguieres will receive a lump sum of $1,012,500 (assuming termination on approximately June 30, 1998) and all ownership restrictions on 5,250 shares previously granted to Mr. Burguieres under the Weatherford Restricted Stock Plan will terminate. The value of the shares, based on the closing sale price per share of Weatherford Common Stock on March 30, 1998, is $225,094.

     EVI Employment Agreements. EVI has entered into employment agreements (each an "Employment Agreement") with each of Bernard J. Duroc-Danner, James G. Kiley, John C. Coble, Robert Stiles, Curtis W. Huff and Frances R. Powell. Each of the Employment Agreements provides for a term of three years and is renewable annually. Under the terms of the Employment Agreements, if the executive's employment is terminated by the Company for any reason other than "cause" or "disability" or by the executive for "good reason", in each case as such terms are defined in the Employment Agreements, the executive will be entitled to receive (i) an amount equal to three times the executive's current base compensation plus the highest bonus paid to the executive during the three years preceding the year of termination, (ii) any accrued salary or bonus (pro rated to the date of termination), (iii) an amount equal to the amount that would be payable if all retirement plans were vested, (iv) an amount equal to the amount that would have been contributed as EVI's match under its 401(k) savings plan and its Executive Deferred Compensation Stock Ownership Plan for three years and
(v) an amount equal to the amount the executive would have received as a car allowance for three years. Under the EVI employment agreements, "cause" is defined as the willful and continued failure to perform the executive's job, after written demand is made by the Chief Executive Officer or the EVI Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for "good reason" is generally defined as (i) a material reduction in title and/or responsibilities of the executive, (ii) certain relocations of the executive or (iii) any material reduction in the executive's benefits. In addition, under such circumstances, all stock options and restricted stock granted to the executive will automatically vest. Further, with respect to options, the executive would have the right to either exercise such options for one year after his or her date of termination or to surrender for such cash all such options unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of EVI

Common Stock equal in value to the cash he or she would have received. All health and medical benefits would also be maintained after termination for a period of three years provided the executive makes his or her required contribution. Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both EVI and the executive to adverse U.S. federal income tax consequences. Each of the Employment Agreements provides that EVI would be required to pay the executive a "gross up payment" to insure that the executive receives the total benefit intended by the Employment Agreement. In addition, in connection with the retention of Mr. Huff as Senior Vice President, General Counsel and Secretary of EVI, EVI has agreed to grant to Mr. Huff a sign-on incentive bonus of 75,000 shares of restricted EVI Common Stock subject to four year vesting on the basis of 25% per year and options to purchase an aggregate of 100,000 shares of EVI Common Stock at the per share market price of the EVI Common Stock on the date of his employment, which is expected to be in June 1998, subject to vesting over a three year period on the basis of one-third per year. The base compensation payable to Messrs. Duroc-Danner, Kiley, Coble, Stiles and Huff and Ms. Powell under the Employment Agreements are $700,000, $300,000, $300,000, $270,000, $350,000 and
$200,000, respectively.

     Directors of EVI Following the Merger. At the Effective Time, the number of directors of EVI will be ten, of which six members have been named by EVI and four have been named by Weatherford. The six members named by EVI are Bernard J. Duroc-Danner, who will serve as Chairman, David Butters, Sheldon Gordon, Sheldon Lubar, Robert Millard and Robert Rayne. The four members named by Weatherford are Thomas R. Bates, Jr., Philip Burguieres, William E. Macaulay and Robert K. Moses, Jr. See "Management -- Directors of EVI Following the Merger". Upon their appointment, each of Messrs. Burguieres, Macaulay and Moses will be eligible to participate in EVI's Non-Employee Director Stock Option Plan and will receive an option to acquire 10,000 shares of EVI Common Stock at an option price equal to the closing sale price on such date, which option will be subject to vesting in one year. Additionally, subject to the fiduciary duties of the EVI Board, and the willingness of such persons to serve as directors of EVI, the EVI Board shall submit each of Messrs. Bates, Burguieres, Macaulay and Moses as nominees for election to the EVI Board at the Annual Meeting of Stockholders of EVI to be held in 1999 and 2000. Mr. Macaulay, a Director of Weatherford and proposed Director of EVI following the Merger, is the President and Chief Executive Officer of First Reserve Corporation, which, together with the other First Reserve Entities and Mr. Macaulay, owns an aggregate of 6,577,637 shares of Weatherford Common Stock. Based upon the Exchange Ratio of .95, the First Reserve Entities will own an aggregate of 6,248,755 shares, or approximately 6.5 % outstanding, of EVI Common Stock following the Merger.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of EVI Common Stock to be received by Weatherford stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of EVI Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities
Act) of Weatherford prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of EVI, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. In connection with the execution of the Merger Agreement, Weatherford delivered to EVI written undertakings from each of the affiliates of Weatherford to the effect that they will not dispose of any shares of EVI Common Stock received pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

     Under GAAP, the sale of EVI Common Stock or Weatherford Common Stock by an affiliate of either EVI or Weatherford within 30 days prior to the Effective Time or thereafter prior to the publication of financial results that include at least 30 days of combined operations of EVI and Weatherford after the Effective Time could preclude pooling of interests accounting treatment of the Merger. In connection with the execution of the Merger Agreement, Weatherford delivered to EVI a written undertaking by each of Weatherford's affiliates that such affiliates will not dispose of any of the EVI Common Stock received or to be received by them pursuant to the Merger until final results of operations of EVI covering at least 30 days of combined operations of EVI and Weatherford have been so published. Additionally, EVI delivered to

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

Weatherford a written undertaking by each of EVI's affiliates that such affiliates will not dispose of any of the EVI Common Stock owned by them until final results of operations of EVI covering at least 30 days of combined operations of EVI and Weatherford have been so published.

NO DISSENTERS' RIGHTS

     Delaware law does not require that holders of Weatherford Common Stock or EVI Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement be afforded any appraisal rights or the right to receive cash for their shares of Weatherford Common Stock or EVI Common Stock in lieu of the consideration to be paid pursuant to the Merger Agreement, and neither Weatherford nor EVI intends to make available such rights to its stockholders.

           COMPARATIVE RIGHTS OF STOCKHOLDERS OF EVI AND WEATHERFORD

     The rights of holders of Weatherford Common Stock are currently governed by Delaware law, Weatherford's Certificate of Incorporation and Weatherford's By-laws. Upon consummation of the Merger, holders of Weatherford Common Stock will become holders of EVI Common Stock, and their rights as holders of EVI Common Stock will be governed by Delaware law and EVI's Certificate of Incorporation and EVI's By-laws, each as amended and restated as of the Effective Time. Set forth below is an explanation of material differences between the rights of holders of Weatherford Common Stock and the rights of the holders of EVI Common Stock following the Effective Time.

SPECIAL VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder; (ii) as a result of the business combination, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The DGCL defines a "business combination" generally as: (i) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder; (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt of the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

     Section 203 applies to EVI and Weatherford, but Weatherford has elected to not be subject to Section 203 pursuant to a provision in Weatherford's By-laws. However, Weatherford's Certificate of Incorporation and By-laws contain provisions similar to Section 203 that require a higher percentage of stockholders' vote to approve a Business Combination (as hereinafter defined). Pursuant to these provisions, an "Interested Stockholder" is defined generally to mean the owner of more than 20% of the voting power of the outstanding voting stock and any affiliate of such person. The holders of at least 80% of the voting power of the then outstanding shares of capital stock of Weatherford entitled to vote must approve the Business Combination. The term "Business Combination" is defined generally to include any of the following transactions in which an Interested Stockholder is involved: (i) a merger or consolidation,
(ii) a sale or other disposition of assets having a fair market value of $1 million or more, (iii) an issuance or transfer of any securities having a fair market value of $1 million or more, (iv) a plan of liquidation or dissolution or
(v) certain transactions that increase the proportionate share of the outstanding shares of any class of equity or convertible securities owned by an Interested Stockholder or any of its affiliates. The special stockholder voting requirement of the fair price provisions is not applicable to a Business Combination if either (i) a majority of the Continuing Directors (as hereinafter defined) approves the Business Combination or (ii) certain minimum price, form of consideration and procedural requirements are satisfied. Weatherford's Certificate of Incorporation generally defines "Continuing Director" to mean a director who either (i) was unaffiliated with the Interested Stockholder and was a member of the Weatherford Board prior to the time that the Interested Stockholder became an Interested Stockholder or (ii) was designated in the appropriate

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

manner as a Continuing Director by the other Continuing Directors. EVI's Certificate of Incorporation and EVI's By-laws do not contain similar provisions.

VOTE REQUIRED FOR CORPORATE TRANSACTIONS AND OTHER MATTERS

     Under the DGCL, an amendment to the corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation.

     EVI's Certificate of Incorporation provides that the Certificate of Incorporation may be amended, altered, changed or repealed as prescribed by statute. Under the DGCL, such amendment must be approved by a majority of the outstanding EVI Common Stock. Under EVI's Certificate of Incorporation, any amendment to the Certificate of Incorporation that affects any series of outstanding preferred stock must be approved by a majority of the holders of such series but not the holder of any other series. Under the DGCL, the Merger must be approved by the holders of a majority of the outstanding EVI Common Stock.

     Weatherford's Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote generally in the election of directors is required for amendments to Weatherford's Certificate of Incorporation relating to written consents and special meetings of stockholders, relating to the number, election, terms, increase in the number, vacancy, removal and limitation on liability of directors, and relating to certain mergers, consolidations or dissolutions of Weatherford that involve an Interested Stockholder. See "-- Special Vote Required for Certain Business Combinations".

DISPOSITION OF ASSETS

     The DGCL provides that a corporation may sell, lease or exchange all or substantially all of its property and assets for such consideration as its board of directors deems expedient and in the best interest of the corporation, when and as authorized by resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Neither EVI's Certificate of Incorporation nor EVI's By-laws contain any provisions regarding dispositions of assets. See "-- Special Vote Required for Certain Business Combinations" for a description of the higher voting requirement in connection with asset sales involving Business Combinations with Interested Stockholders as provided in Weatherford's Certificate of Incorporation and By-laws.

ACTION BY WRITTEN CONSENT

     Under the DGCL, except as restricted by a corporation's certificate of incorporation, and under EVI's By-laws, any action required or permitted to be taken by stockholders may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The rules of the NYSE, which are applicable to both EVI and Weatherford, place severe limitations on the ability of stockholders of companies listed on the NYSE to act by written consent.

     Weatherford's Certificate of Incorporation and By-laws provide that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of the stockholders and may not be taken by written consent.

CALLING OF SPECIAL MEETINGS OF STOCKHOLDERS

     The DGCL provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws of the corporation.

     Weatherford's Certificate of Incorporation and By-laws provide that, unless otherwise prescribed by statute, special meetings of stockholders of Weatherford may be called only by the Weatherford Board of Directors pursuant to a resolution approved by a majority of the entire Weatherford Board.

     Neither EVI's Certificate of Incorporation nor EVI's By-laws contain any provisions regarding calling of special meetings of stockholders.

NOTICE OF MEETINGS OF STOCKHOLDERS

     The DGCL and EVI's By-laws provide that written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting. Weatherford's Bylaws provide that, unless otherwise required by law, Weatherford's stockholders must be given not less than 10 nor more than 50 days notice before any annual meeting of stockholders and not less than 30 nor more than 60 days before any special meeting of stockholders.

ADVANCE NOTICE PROVISIONS

     Neither EVI's Certificate of Incorporation nor EVI's By-laws contain any provisions regarding advance notice provisions for stockholder business or director nominations at meetings. Weatherford's By-laws provide that a stockholder may bring business before an annual meeting of stockholders or may nominate persons for election as directors of Weatherford only in accordance with certain specified procedures stated in Weatherford's By-laws. Generally, to bring business for an annual meeting or nominate persons for election as directors, a stockholder must be a stockholder of record on the date of the giving of notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business or nomination to the Secretary of Weatherford. To be timely, notice must be delivered to or mailed and received at the principal executive offices of Weatherford no less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting was made, whichever first occurs.

REMOVAL OF DIRECTORS

     The DGCL provides that a director shall hold office until a successor is elected and qualified or until his earlier resignation and removal and that unless the certificate of incorporation otherwise provides or the board of directors of the corporation has been classified, any director or the entire board of directors may be removed, with or without cause, by the holders of the majority of the shares then entitled to vote at an election of directors.

     EVI's By-laws provide that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. In addition, EVI's By-laws provide that directors may be removed from office, to the extent permitted by law, for cause by vote of the majority of the directors then in office. Weatherford's Certificate of Incorporation and By-laws provide that, subject to the rights of the holders of any outstanding shares of Serial Preferred Stock, no director may be removed from office, except for cause and upon the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote for the election of directors. Additionally, Weatherford's Certificate of Incorporation provides for three classes of directors such that each class stands for reelection only once every three years. EVI's Certificate of Incorporation contains no such provision, so the stockholders of EVI will get to vote for the entire board of directors each year.

POWER TO AMEND BY-LAWS

     Under the DGCL, the power to adopt, amend or repeal by-laws shall be in the stockholders of a corporation, provided that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon its directors.

     EVI's current Restated Certificate of Incorporation does not authorize the EVI Board to adopt, alter, amend or repeal the by-laws. Weatherford's Certificate of Incorporation authorizes the Weatherford Board to make, alter or repeal the by-laws and requires the affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors in order to be amended by its stockholders. Under the terms of the Merger Agreement, EVI's Certificate of Incorporation will be amended to conform to Weatherford's Certificate of Incorporation as to this matter and will require the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock of all classes and series of stock of EVI that are entitled to vote generally in the election of directors to adopt, amend, alter or repeal any provision of EVI's By-laws.

DIRECTOR ELECTIONS, QUALIFICATIONS AND NUMBER

     The DGCL provides that the number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes such number, in which case it can only be changed by amending the certificate. Under the DGCL, a director need not be a stockholder to be qualified unless so required by the corporation's certificate of incorporation or by-laws.

     EVI's By-laws provide that directors are to be elected by a plurality vote of the stockholders; provided, however, that any vacancies occurring in the board may be filled by the remaining directors. EVI's By-laws provide for the number of directors to be ten, which number may be increased or decreased by the EVI Board. Weatherford's By-laws provide that directors are to be elected by the holders of a majority of the stock entitled to vote thereon; provided, however, that any vacancies occurring in the board may be filled by a majority vote of the directors then in office. Weatherford's By-laws provide for the number of directors to be not less than six nor more than 15.

                        DESCRIPTION OF EVI CAPITAL STOCK

     Prior to the Effective Time, EVI's authorized capital stock will consist of 80,000,000 shares of EVI Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("EVI Preferred Stock"). Following the Effective Time, EVI's authorized capital stock will consist of 250,000,000 shares of EVI Common Stock, par value $1.00 per share, and 3,000,000 shares of EVI Preferred Stock.

     At March 31, 1998, 47,880,482 shares of EVI Common Stock were outstanding, including (i) 51,500 shares of EVI Common Stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with EVI's prior acquisition of GulfMark and (ii) 7,861 shares of EVI Common Stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with EVI's prior acquisition of Taro. In addition, at March 31, 1998, there were (i) 5,031,250 shares of EVI Common Stock reserved for issuance upon the conversion of EVI's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 3,900,000 shares of EVI Common Stock reserved for issuance pursuant to EVI's proposed acquisition of Christiana and (iii) 2,483,840 shares of EVI Common Stock reserved for issuance pursuant to various employee benefit plans of EVI and its subsidiaries, of which 1,355,020 shares of EVI Common Stock were reserved for issuance upon the exercise of outstanding options and awards. At March 31, 1998, there were no shares of EVI Preferred Stock issued or outstanding. The holders of shares of EVI Common Stock are not liable to further calls or assessments by EVI. The description below is a summary of and is qualified in its entirety by the provisions of EVI's Certificate of Incorporation that will be filed at the Effective Time. A copy of EVI's Certificate of Incorporation following the Merger is attached as Exhibit A to the Merger Agreement, which is attached as Appendix A hereto.

     Subject to the rights of the holders of any outstanding shares of EVI Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the EVI Common Stock out of any assets or funds of EVI legally available for the payment of dividends and may be payable in cash, stock or otherwise, (ii) the holders of EVI Common Stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote, and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of EVI, the net assets of EVI will be distributed pro rata to the holders of the EVI Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of EVI Preferred Stock.

     Although the holders of the EVI Common Stock are generally entitled to vote for the approval of amendments to EVI's Certificate of Incorporation, the voting rights of the holders of the EVI Common Stock are limited with respect to certain amendments to EVI's Certificate of Incorporation that affect only the holders of the EVI Preferred Stock. Specifically, subject to the rights of any outstanding shares of any series of EVI Preferred Stock, EVI's Certificate of Incorporation provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of EVI Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of EVI Preferred Stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series, after giving effect to such amendment, are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of EVI Preferred Stock pursuant to the authority vested in the Board of Directors as to such matters.

     Holders of the EVI Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of EVI. Holders of the EVI Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future. EVI is currently subject to certain prohibitions on the declaration and payment of cash dividends on the EVI Common Stock under the terms of EVI's existing credit facilities. See "Market Prices and Dividend Information".

     The EVI Preferred Stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by the EVI Board pursuant to the resolution or resolutions providing for the issuance of such series.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by EVI of stock or any transaction from which the director derived an improper personal benefit. EVI's Certificate of Incorporation provides that EVI's directors are not liable to EVI or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above-described exceptions specified by Delaware law.

     The Registrar and Transfer Agent for the EVI Common Stock is American Stock Transfer and Trust Company, New York, New York.

                     MARKET PRICES AND DIVIDEND INFORMATION

     EVI Common Stock is traded on the NYSE under the symbol "EVI", and Weatherford Common Stock is traded on the NYSE under the symbol "WII". The following table sets forth the range of high and low sale prices for EVI Common Stock and Weatherford Common Stock for the periods indicated, as reported on the NYSE. The prices for EVI Common Stock have been adjusted to reflect a two-for-one stock split effected in May 1997.

                                                       EVI                     WEATHERFORD
                                              ----------------------      ----------------------
                                                HIGH          LOW           HIGH          LOW
                                                ----          ---           ----          ---
TWELVE MONTHS ENDED DECEMBER 31, 1996
  Quarter ended March 31, 1996..............   $  14 7/16    $  11 1/8     $  35 7/8     $  26
  Quarter ended June 30, 1996...............      17 1/2        12 7/8        37 3/4        28 1/2
  Quarter ended September 30, 1996..........      20 1/4        14            32 3/4        23 1/8
  Quarter ended December 31, 1996...........      25 3/4        19 1/2        32 3/8        26 7/8
TWELVE MONTHS ENDED DECEMBER 31, 1997
  Quarter ended March 31, 1997..............   $  31 7/8     $  23 7/8     $  38 1/8     $  28 1/2
  Quarter ended June 30, 1997...............      45 1/2        28            38 3/4        26 1/4
  Quarter ended September 30, 1997..........      64            42 1/16       55 11/16      38 1/4
  Quarter ended December 31, 1997...........      73            40 1/4        56 5/16       39 3/16
TWELVE MONTHS ENDING DECEMBER 31, 1998
  Quarter ended March 31, 1998..............   $  53 7/8     $  37 1/2     $  47 1/2     $  29 7/8
  Quarter ending June 30, 1998 (through
     April  , 1998).........................

     On March 3, 1998, the last trading day prior to the announcement by EVI and Weatherford that they had reached an agreement concerning the Merger, the closing sale prices of EVI Common Stock and Weatherford Common Stock as reported by the NYSE were $52 13/16 and $44 per share, respectively.

     On       , 1998, the closing sale prices of EVI Common Stock and
Weatherford Common Stock as reported by the NYSE were $          and $
per share, respectively.

     Following the Merger, EVI Common Stock will continue to be traded on the NYSE under the symbol "EVI" and Weatherford Common Stock will cease to be traded and there will be no further market for such stock.

     EVI has not paid any dividends on the EVI Common Stock since 1984 and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of EVI's business. The declaration of all dividends is at the discretion of the EVI Board. EVI's dividend policy will be reviewed by the EVI Board at such future time as may be appropriate in light of relevant factors at the time; however, EVI is subject to restrictions under its principal working capital facility in the amount of dividends, distributions and other restricted payments that it may make to stockholders.

     Weatherford has not declared or paid any dividends on Weatherford Common Stock during the past five years.

               EVI SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary historical condensed consolidated financial data of EVI. This information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes thereto included herein, and EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues..........................  $892,264    $478,020    $271,675    $185,285    $171,638
  Cost of sales.....................   639,758     373,509     205,230     139,901     126,541
  Selling, general and
     administrative expenses........   110,502      58,224      48,480      41,746      38,339
                                      --------    --------    --------    --------    --------
  Operating income..................   142,004      46,287      17,965       3,638       6,758
  Interest expense..................   (23,134)    (16,454)    (16,287)    (13,537)     (7,574)
  Other, net........................     9,784       1,713         684         412       1,482
  Income tax (provision) benefit....   (44,959)     (7,041)        240       3,795        (589)
                                      --------    --------    --------    --------    --------
  Income (loss) from continuing
     operations.....................  $ 83,695    $ 24,505    $  2,602    $ (5,692)   $     77
                                      ========    ========    ========    ========    ========
  Earnings (loss) per share from
     continuing operations:
     Basic..........................  $   1.81    $   0.60    $   0.09    $  (0.23)   $     --
     Diluted........................      1.77        0.59        0.09       (0.23)         --
  Weighted average shares
     outstanding:
     Basic..........................    46,243      40,706      29,448      25,258      24,134
     Diluted........................    47,367      41,489      29,727      25,258      24,217

                                                            DECEMBER 31,
                                     ----------------------------------------------------------
                                        1997         1996        1995        1994        1993
                                     ----------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets.....................  $1,366,066    $852,843    $453,125    $311,497..  $251,377
  Long-term debt...................      43,198     126,710     124,183     125,108      38,982
  5% Convertible Subordinated
     Preferred Equivalent
     Debentures....................     402,500          --          --          --          --
  Stockholders' equity.............     527,233     454,084     228,066     110,913     107,736
  Cash dividends per share.........          --          --          --          --          --

           WEATHERFORD SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

     The following selected financial data has been derived from the audited consolidated financial statements of Weatherford. This information should be read in conjunction with Weatherford's Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements and the notes thereto contained in Weatherford's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                    YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------------
                                  1997          1996        1995(1)       1994(2)       1993(3)
                               ----------    ----------    ----------    ----------    ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues...................  $1,083,965    $  994,468    $  858,907    $  676,749    $  500,491
  Acquisition-related costs
     and other unusual
     charges.................          --            --        88,182         2,500         4,000
  Operating income...........     193,082       125,756           182        65,704        49,671
  Net income (loss)..........     112,900        70,073       (10,558)       41,977        35,175
  Earnings (loss) per share:
     Basic...................  $     2.15    $     1.35    $    (0.21)   $     0.94    $     0.89
     Diluted.................        2.14          1.35         (0.21)         0.94          0.88
  Weighted average shares
     outstanding:
     Basic...................      52,430        51,722        50,681        44,646        38,415
     Diluted.................      52,837        52,097        50,681        44,845        38,607

                                                          DECEMBER 31,
                               ------------------------------------------------------------------
                                  1997          1996          1995          1994          1993
                               ----------    ----------    ----------    ----------    ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets...............  $1,377,995    $1,397,723    $1,258,860    $1,153,970    $  635,602
  Long-term debt.............     209,124       291,266       292,290       178,746        17,598
  Stockholders' equity.......     934,126       841,608       730,843       734,634       474,472
  Cash dividends per share...          --            --            --            --            --

---------------

(1) Includes acquisition-related costs and other unusual charges of $88.2 million, or $1.17 per common share.

(2) Includes acquisition-related costs of $2.5 million, or $0.06 per common share.

(3) Includes acquisition-related costs of $4.0 million, or $0.10 per common share.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Consolidated Financial Statements of EVI have been prepared assuming the Merger is accounted for as a pooling of interests. The Unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the proposed Merger between EVI and Weatherford by combining their results of operations for each of the three years ended December 31, 1997 on a pooling-of-interests basis as if EVI and Weatherford had been combined since inception. The Unaudited Adjusted Pro Forma Condensed Consolidated Statement of Income further gives effect to (i) the acquisition by EVI on May 1, 1997, of GulfMark International, Inc. and its assets ("the GulfMark Retained Assets"), (ii) the issuance and sale of the Debentures on November 10, 1997,
(iii) the acceptance and payment by EVI on December 15, 1997, for $119,980,000 principal amount of EVI's outstanding Notes validly tendered by the holders of the Notes pursuant to the Tender Offer, (iv) EVI's acquisition of Trico on December 2, 1997, (v) EVI's acquisition of BMW on December 3, 1997 and (vi) EVI's proposed merger with Christiana as if these transactions had occurred on January 1, 1997. The Unaudited Adjusted Pro Forma Condensed Consolidated Balance Sheet presents the combined financial position of EVI and Weatherford and gives effect to EVI's proposed merger with Christiana as if these transactions had occurred on December 31, 1997. The pro forma amounts presented do not include transaction costs related to the Merger which are estimated to be approximately $25 million and other costs directly attributable to the Merger which, in the
aggregate, are expected to be between $       million and $       million.

     The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the aforementioned dates, or that may be achieved in the future. All other 1997 and 1998 acquisitions by EVI are not material individually or in the aggregate with same-year acquisitions; therefore, pro forma information is not reflected. This information should be read in conjunction with EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations contained in its Annual Report on Form 10-K for the year ended December 31, 1997, EVI's Selected Consolidated Financial Data, and EVI's, GulfMark Retained Assets', Trico's, BMW's, Christiana's and Weatherford's financial statements and related notes thereto, all of which are contained or incorporated herein by reference in this Joint Proxy Statement/Prospectus.

                          EVI AND WEATHERFORD COMBINED
       UNAUDITED ADJUSTED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                        EVI AND                          PRO FORMA                     EVI AND
                                                      WEATHERFORD                       ADJUSTMENTS                  WEATHERFORD
                                                       COMBINED                  --------------------------            COMBINED
                                                          PRO       CHRISTIANA     SALE OF                            PRO FORMA
                                                       FORMA(A)     HISTORICAL   LOGISTIC(B)     CHRISTIANA            ADJUSTED
                                                      -----------   ----------   -----------     ----------          ------------
ASSETS
Current assets:
  Cash and cash equivalents.........................  $   74,211     $  6,855     $ 33,280(c)     $(20,858)(d)(e)     $   93,488
  Accounts receivable, net..........................     526,756        9,258       (9,258)             --               526,756
  Inventories.......................................     455,811           --           --              --               455,811
  Prepaid expenses and other........................      79,125        1,459       (1,459)             --                79,125
                                                      ----------     --------     --------        --------            ----------
        Total current assets........................   1,135,903       17,572       22,563         (20,858)            1,155,180
                                                      ----------     --------     --------        --------            ----------
  Property, plant and equipment, net................     870,163       73,881      (73,881)             --               870,163
  Goodwill, net.....................................     669,449        5,514       (5,514)             --               669,449
  Investment in EVI.................................          --       44,703           --         (44,703)(f)                --
  Investment in Logistic............................          --           --        7,620(g)       (3,919)(h)             3,701
  Other assets......................................      68,546        1,891       (1,891)             --                68,546
                                                      ----------     --------     --------        --------            ----------
                                                      $2,744,061     $143,561     $(51,103)       $(69,480)           $2,767,039
                                                      ==========     ========     ========        ========            ==========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of
    long-term debt..................................  $   37,421     $  1,245     $ (1,245)       $     --            $   37,421
  Accounts payable..................................     220,637        4,729       (4,729)             --               220,637
  Other accrued liabilities.........................     248,452        5,579        2,173(i)        1,288(e)(j)         257,492
                                                      ----------     --------     --------        --------            ----------
        Total current liabilities...................     506,510       11,553       (3,801)          1,288               515,550
                                                      ----------     --------     --------        --------            ----------
  Long-term debt....................................     252,322       33,617      (33,617)             --               252,322
  Deferred income taxes and other...................     121,370       23,626      (10,731)(i)       1,043(f)(k)         135,308
  5% Convertible Subordinated Preferred Equivalent
    Debentures......................................     402,500           --           --              --               402,500
Stockholders' equity:
  Common stock......................................     101,651(l)     5,209           --          (1,312)(e)(m)(n)     105,548
  Capital in excess of par..........................   1,005,387(l)    12,346           --         144,527(e)(m)(n)    1,162,260
  Retained earnings.................................     545,159       58,446       (2,954)        (55,492)(d)(e)(m)     545,159
  Foreign currency translation adjustment...........     (38,494)          --           --              --               (38,494)
  Treasury stock, at cost...........................    (152,344)(l)    (1,236)         --        (159,534)(m)(n)       (313,114)
                                                      ----------     --------     --------        --------            ----------
        Total stockholders' equity..................   1,461,359       74,765       (2,954)        (71,811)            1,461,359
                                                      ----------     --------     --------        --------            ----------
                                                      $2,744,061     $143,561     $(51,103)       $(69,480)           $2,767,039
                                                      ==========     ========     ========        ========            ==========

                          EVI AND WEATHERFORD COMBINED
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

          FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         1997(O)       1996(O)       1995(O)
                                                        ----------    ----------    ----------
Revenues:
  Products............................................  $1,147,692    $  721,090    $  513,206
  Services and rentals................................     821,397       746,180       612,597
                                                        ----------    ----------    ----------
                                                         1,969,089     1,467,270     1,125,803
                                                        ----------    ----------    ----------
Costs and expenses:
  Cost of sales
     Products.........................................     817,013       553,501       388,329
     Services and rentals.............................     551,375       537,313       442,902
  Selling, general and administrative.................     264,553       209,433       195,747
  Acquisition-related costs and other unusual
     charges..........................................          --            --        88,182
                                                        ----------    ----------    ----------
                                                         1,632,941     1,300,247     1,115,160
                                                        ----------    ----------    ----------
Operating income......................................     336,148       167,023        10,643
                                                        ----------    ----------    ----------
Other income (expense):
  Interest expense....................................     (43,273)      (39,368)      (33,504)
  Interest income.....................................       8,329         4,168         2,249
  Equity in earnings of unconsolidated affiliates.....       2,582         2,078         1,477
  Other income (expense), net.........................       1,175        (1,227)        6,160
                                                        ----------    ----------    ----------
                                                           (31,187)      (34,349)      (23,618)
                                                        ----------    ----------    ----------
Income (loss) before income taxes.....................     304,961       132,674       (12,975)
Provision (benefit) for income taxes..................     108,188        40,513        (4,707)
                                                        ----------    ----------    ----------
Income (loss) from continuing operations..............  $  196,773    $   92,161    $   (8,268)
                                                        ==========    ==========    ==========
Earnings (loss) per share from continuing operations:
  Basic(p)............................................  $     2.05    $     1.03    $    (0.11)
  Diluted(p)..........................................        2.02          1.01         (0.11)
Weighted average shares outstanding:
  Basic...............................................      96,052        89,842        77,595
  Diluted.............................................      97,562        90,981        77,595

                          EVI AND WEATHERFORD COMBINED
    UNAUDITED ADJUSTED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     EVI AND
                                   WEATHERFORD                                          BMW PUMP/
                                    COMBINED         GULFMARK                          BMW MONARCH
                                       PRO        RETAINED ASSETS        TRICO          COMBINED       CHRISTIANA
                                    FORMA(O)       HISTORICAL(Q)     HISTORICAL(R)    HISTORICAL(R)    HISTORICAL
                                   -----------    ---------------    -------------    -------------    ----------
Revenues:
   Products......................  $1,147,692          $ 818            $51,459          $103,847       $90,101
   Services and rentals..........     821,397             --                 --                --            --
                                   ----------          -----            -------          --------       -------
                                    1,969,089            818             51,459           103,847        90,101
                                   ----------          -----            -------          --------       -------
Costs and expenses:
   Cost of sales
       Products..................     817,013            678             34,323            73,591        76,377
       Services and rentals......     551,375             --                 --                --            --
   Selling, general and
     administrative..............     264,553            688             15,346            15,450         9,103
                                   ----------          -----            -------          --------       -------
                                    1,632,941          1,366             49,669            89,041        85,480
                                   ----------          -----            -------          --------       -------
Operating income.................     336,148           (548)             1,790            14,806         4,621
                                   ----------          -----            -------          --------       -------
Other income (expense):
   Interest expense..............     (43,273)            --               (493)             (337)       (2,991)
   Interest income...............       8,329             --                 --                --           507
   Equity in earnings of BMW
     Monarch.....................          --             --                832                --            --
   Equity in earnings of EVI.....          --             --                 --                --         6,290
   Equity in earnings of
     Logistic....................          --             --                 --                --            --
   Equity in earnings of
     unconsolidated affiliates...       2,582             --                 --                --            --
   Other income (expense), net...       1,175             --               (595)               65        (1,470)
                                   ----------          -----            -------          --------       -------
                                      (31,187)            --               (256)             (272)        2,336
                                   ----------          -----            -------          --------       -------
Income (loss) before income
 taxes...........................     304,961           (548)             1,534            14,534         6,957
Provision (benefit) for income
 taxes...........................     108,188            100                797             5,748         2,763
                                   ----------          -----            -------          --------       -------
Income (loss) from continuing
 operations......................  $  196,773          $(648)           $   737          $  8,786       $ 4,194
                                   ==========          =====            =======          ========       =======
Earnings per share from
 continuing operations:
   Basic.........................  $     2.05(p)
   Diluted.......................        2.02(p)
Weighted average shares
 outstanding:
   Basic.........................      96,052(dd)
   Diluted.......................      97,562(dd)

                                                          PRO FORMA ADJUSTMENTS                              EVI AND
                                   --------------------------------------------------------------------    WEATHERFORD
                                                                            BMW PUMP/                       COMBINED
                                   DEBENTURE    SENIOR NOTES               BMW MONARCH                      PRO FORMA
                                   OFFERING        TENDER        TRICO      COMBINED      CHRISTIANA(S)     ADJUSTED
                                   ---------    ------------    -------    -----------    -------------    -----------
Revenues:
   Products......................  $     --       $    --       $    --      $    --        $(90,101)      $1,303,816
   Services and rentals..........        --            --            --           --              --          821,397
                                   --------       -------       -------      -------        --------       ----------
                                         --            --            --           --         (90,101)       2,125,213
                                   --------       -------       -------      -------        --------       ----------
Costs and expenses:
   Cost of sales
       Products..................        --            --         2,100(t)        --         (76,377)         927,705
       Services and rentals......        --            --            --           --                          551,375
   Selling, general and
     administrative..............        --            --         1,364(u)    (3,616)(u)(v)     (9,103)       293,785
                                   --------       -------       -------      -------        --------       ----------
                                         --            --         3,464       (3,616)        (85,480)       1,772,865
                                   --------       -------       -------      -------        --------       ----------
Operating income.................        --            --        (3,464)       3,616          (4,621)         352,348
                                   --------       -------       -------      -------        --------       ----------
Other income (expense):
   Interest expense..............   (17,325)(w)    12,216(x)         --          373(y)        2,991          (48,839)
   Interest income...............        --            --            --           --            (507)           8,329
   Equity in earnings of BMW
     Monarch.....................        --            --          (832)(z)        --             --               --
   Equity in earnings of EVI.....        --            --            --           --          (6,290)(aa)          --
   Equity in earnings of
     Logistic....................        --            --            --           --             130              130
   Equity in earnings of
     unconsolidated affiliates...        --            --            --           --              --            2,582
   Other income (expense), net...        --            --           538(bb)        --          1,470            1,183
                                   --------       -------       -------      -------        --------       ----------
                                    (17,325)       12,216          (294)         373          (2,206)         (36,615)
                                   --------       -------       -------      -------        --------       ----------
Income (loss) before income
 taxes...........................   (17,325)       12,216        (3,758)       3,989          (6,827)         315,733
Provision (benefit) for income
 taxes...........................    (6,064)(cc)     4,276(cc)   (1,315)(cc)     1,396(cc)     (2,676)(cc)    113,213
                                   --------       -------       -------      -------        --------       ----------
Income (loss) from continuing
 operations......................  $(11,261)      $ 7,940       $(2,443)     $ 2,593        $ (4,151)      $  202,520
                                   ========       =======       =======      =======        ========       ==========
Earnings per share from
 continuing operations:
   Basic.........................                                                                          $     2.11(p)
   Diluted.......................                                                                                2.08(p)
Weighted average shares
 outstanding:
   Basic.........................                                                                              96,052(dd)
   Diluted.......................                                                                              97,562(dd)

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

     The following notes set forth the assumptions used in preparing the unaudited pro forma financial statements. The pro forma adjustments are based on estimates made by EVI's management using information currently available.

PRO FORMA ADJUSTMENTS

     The adjustments to the accompanying Unaudited Adjusted Pro Forma Condensed Consolidated Balance Sheets are described below:

          (a) The EVI and Weatherford Combined Pro Forma Balance Sheet has been prepared assuming the Merger is accounted for as a pooling of interests. The EVI and Weatherford Combined Pro Forma Balance Sheet is based on the consolidated financial statements of EVI and Weatherford.

          (b) To reflect the sale of a two-thirds interest in Logistic by Christiana to C2 for cash of $10.67 million and to reflect a $3.0 million loss, net of taxes, due to the purchase price being less than the $15.5 million carrying value of the interest in Logistic. Such sale is in accordance with the Christiana Merger Agreement as (i) Logistic is required to distribute $23.0 million to Christiana, funded from borrowings of Logistic (of which such borrowings are being effected to permit Christiana to have sufficient cash to allow EVI to pay the cash consideration contemplated by the Christiana Acquisition, (ii) Christiana is to sell its two-thirds interest in Logistic to C2 for $10.67 million and (iii) EVI is required to pay to the Christiana shareholders an amount of cash equal to the cash of Christiana at the closing of the Christiana Acquisition less $10.0 million and the amount of certain liabilities and tax benefits to be maintained by Christiana for the benefit of EVI.

          (c) To reflect an increase in Christiana's cash of $23.0 million from a dividend from Logistic funded through Logistic's borrowings to meet the required minimum cash levels per the Christiana Merger Agreement, and to reflect the cash to Christiana of $10.67 million from its sale of the two-thirds interest in Logistic less $0.4 million of cash held by Logistic.

          (d) To reflect the cash payment by EVI of $19.8 million or $3.81 per share to the holders of common stock of Christiana pursuant to the Christiana Merger Agreement. The pro forma cash payment by EVI of $3.81 per share is based on pro forma data presented herein; however, based on future expected cash flows of Christiana, the payment to the Christiana shareholders in the Christiana Acquisition is believed to be approximately $3.60 per share. The difference of $0.21 per share relates to expected cash flow timing differences between December 31, 1997 and the actual date contemplated for the Christiana Acquisition.

          (e) To reflect the exercise of the Christiana employee stock options of 53,334 shares of common stock Christiana for $1.4 million in cash and the cancellation of Christiana employee stock options for $2.5 million in cash. The exercise and cancellation of Christiana employee stock options generates a tax benefit of $1.2 million. Cash in this amount is required to be retained by Christiana for the benefit of EVI.

          (f) To eliminate Christiana's investment in EVI and related deferred taxes.

          (g) To reflect the remaining one-third interest in Logistic held by Christiana. The investment represents a one-third interest of the net book value of Logistic.

          (h) Prior to Christiana's sale of its two-thirds interest in Logistic, the pro forma net book value of Logistic was $23.1 million. After the sale of Christiana's two-thirds interest in Logistic, the remaining net book value of Logistic is $7.6 million. EVI reflects a reduction of $3.9 million in the carrying value of Christiana's remaining one-third interest in Logistic reflecting the excess fair value of the net tangible post merger assets of Christiana over the cash and stock consideration being paid to the Christiana shareholders.

                          NOTES TO PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          (i) To reclassify certain deferred tax liabilities of $8.8 million to current federal taxes payable as a result of the sale by Christiana of its two-thirds interest in Logistic.

          (j) To record a $2.5 million liability for transaction costs related to the Christiana Acquisition.

          (k) To record a $10.0 million EVI liability to the Christiana shareholders payable in five years pursuant to the Christiana Merger Agreement.

          (l) Reflects the issuance of 49,760,332 shares of EVI Common Stock in exchange for all 52,379,297 shares of Weatherford Common Stock outstanding at December 31, 1997, based upon the conversion rate of .95 of a share of EVI Common Stock for each share of Weatherford Common Stock. The difference between the par value of Weatherford Common Stock exchanged and the par value of the EVI Common Stock issued upon consummation of the Merger is reflected as a decrease in paid-in capital. Weatherford treasury stock as of December 31, 1997 is reflected as a decrease in paid-in capital.

          (m) To reflect the issuance of 3,897,462 shares of EVI Common Stock in the Christiana Acquisition at a price of $41.25 per share, the market price of the EVI Common Stock on December 15, 1997, and the acquisition of 3,897,462 shares of EVI Common Stock held by Christiana as a result of the Christiana Acquisition. The shares of EVI Common Stock held by Christiana have been classified as treasury shares.

          (n) To eliminate the remaining common stock of Christiana of $5.3 million, capital in excess of par of $15.0 million, retained earnings of $31.7 million and treasury stock of $1.2 million.

     The adjustments to the accompanying Unaudited Adjusted Pro Forma Condensed Consolidated Statements of Income are described below:

          (o) The Unaudited Pro Forma Condensed Consolidated Statements of Income of EVI and Weatherford Combined are based on the consolidated financial statements of EVI and Weatherford. Pro forma adjustments include the elimination of intercompany revenues of $7.1 million, $5.2 million and $4.8 million, respectively, and cost of sales of $5.7 million, $4.2 million and $4.3 million, respectively, for the years ended December 31, 1997, 1996, and 1995. Pro forma adjustments for the years ended December 31, 1997 and 1996 also include the elimination of expenses of $1.7 million and a gain of $2.7 million, respectively, recorded by Weatherford on the sale of Arrow Completion Systems, Inc. to EVI in December 1996. Certain amounts have been reclassified to conform presentation.

          (p) The pro forma earnings per share from continuing operations is computed on the basis of the combined weighted average number of common shares of EVI and Weatherford for each period presented based upon the conversion rate of .95 of a share of EVI Common Stock for each share of Weatherford Common Stock.

          (q) Reflects the results of the GulfMark Retained Assets, which were acquired by EVI on May 1, 1997, from January 1, 1997, through March 31, 1997. Actual results of the GulfMark Retained Assets are included in EVI's historical results from May 1, 1997.

          (r) Reflects the results of Trico and BMW, which were acquired by EVI on December 2, 1997 and December 3, 1997, respectively, from January 1, 1997 through September 30, 1997. Actual results of Trico and BMW are included in EVI's historical results from their respective dates of acquisitions.

          (s) To eliminate Logistic's historical operating results, to reflect a one-third equity interest in Logistic and to record the income tax provision related to the one-third equity interest at the statutory rate.

                          NOTES TO PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          (t) To eliminate the provision for environmental remediation, the liability related to property retained by the prior shareholder of Trico.

          (u) To record amortization expense relating to the estimated excess of cost over fair value of tangible assets acquired in connection with the Trico and BMW acquisitions. Such excess of cost over fair value of net tangible assets acquired is being amortized over 40 years.

          (v) To eliminate bonuses paid to the shareholders of BMW and management fees paid to Trico by BMW Monarch that would not have been paid by EVI.

          (w) To adjust interest expense for the Debentures at the rate of 5% per annum and to record amortization expense of related debt issuance costs over the life of the Debentures.

          (x) To reduce interest expense and amortization of debt issuance costs to reflect the repayment of the Notes. EVI funded such repayment with a portion of the proceeds from the Debentures.

          (y) To reduce interest expense to reflect EVI's retirement of BMW's indebtedness. EVI funded such retirement with a portion of the proceeds from the Debentures.

          (z) To eliminate Trico's equity in earnings of BMW Monarch.

          (aa) To eliminate Christiana's equity in earnings of EVI.

          (bb) To eliminate Trico's provision for estimated losses on property held for sale as the property was retained by the prior shareholder of Trico.

          (cc) To record the income tax provision (benefit) related to the effect of the pro forma adjustments at the statutory rate.

          (dd) EVI's historical shares outstanding, pro forma post-merger shares outstanding and basic weighted average pro forma post-merger shares outstanding as of December 31, 1997, were 47,100,290, 96,860,622 and 96,050,625, respectively. Weatherford's historical shares outstanding at December 31, 1997 was 52,379,297.

                                   MANAGEMENT

DIRECTORS OF EVI FOLLOWING THE MERGER

     At the Effective Time, the number of directors of EVI will be ten, of which six members have been named by EVI and four have been named by Weatherford. The six members named by EVI are Bernard J. Duroc-Danner, who shall serve as Chairman, David J. Butters, Sheldon S. Gordon, Sheldon B. Lubar, Robert B. Millard and Robert A. Rayne. The four members named by Weatherford are Thomas R. Bates, Jr., Philip Burguieres, William E. Macaulay and Robert K. Moses, Jr.

     Set forth below is the name and age of the persons named to serve as directors of EVI following the Merger and the term during which each of such persons has served as a director of EVI or Weatherford, as appropriate:

                      NAME OF DIRECTOR                        AGE    DIRECTOR SINCE
                      ----------------                        ---    --------------
Bernard J. Duroc-Danner.....................................  44          1988
Thomas R. Bates, Jr.........................................  48          1997
Philip Burguieres...........................................  53          1991
David J. Butters............................................  57          1984
Sheldon S. Gordon...........................................  62          1995
Sheldon B. Lubar............................................  68          1995
William E. Macaulay.........................................  52          1995
Robert B. Millard...........................................  47          1989
Robert K. Moses, Jr.........................................  57          1978
Robert A. Rayne.............................................  49          1987

     Bernard J. Duroc-Danner joined EVI in May 1987 to initiate the start-up of EVI's oilfield service and equipment business. He was elected President of EVI in January 1990 and Chief Executive Officer in May 1990. Following the Merger, Mr. Duroc-Danner shall serve as Chairman of the Board and as Chief Executive Officer of EVI. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). Mr. Duroc-Danner is a director of Parker Drilling Company and Dailey International, Inc.

     Thomas R. Bates, Jr. joined Weatherford on June 1, 1997 as a director and President and Chief Executive Officer. From 1982 until May 31, 1997, he held various management positions at Schlumberger Limited in its Anadrill and Sedco Forex divisions, serving as President of Anadrill from 1992 until May 1997.

     Philip Burguieres has been a director of Weatherford since April 1991 and has served as Chairman of the Board of Weatherford since December 1992. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford. Mr. Burguieres serves as a director of Denali Incorporated, a Houston, Texas-based provider of products and services for handling critical fluids; McDermott International, Inc., a New Orleans, Louisiana-based company engaged in the fabrication of oilfield equipment; Chase Bank of Texas, N.A., a national banking organization; and TransAmerican Waste Industries, Inc., a Houston, Texas-based company engaged in the processing and disposal of nonhazardous industrial and municipal waste ("TransAmerican Waste").

     David J. Butters is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc., a director of Anangel-American Shipholdings, Ltd. and a member of the Board of Advisors of Energy International, N.V.

     Sheldon S. Gordon has served as Chairman of Union Bancaire Privee International, Inc., a merchant bank, since May 1996. From May 1995 to May 1996, Mr. Gordon was a Limited Partner of The Blackstone Group, L.P., an investment banking firm. He was also a General Partner of The Blackstone Group, L.P. from April 1991 until May 1995. Mr. Gordon is a director of AMETEK, Inc. and Anangel-American Shipholdings, Ltd.

     Sheldon B. Lubar has been Chairman and Chief Executive Officer of Christiana, a diversified holding company with interests in refrigerated and dry warehousing, transportation and logistic services, and Chairman of Lubar & Co. Incorporated for more than the past five years. Mr. Lubar is a director of Ameritech Corporation, Massachusetts Mutual Life Insurance Company, Firstar Corporation and MGIC Investment Corporation. Under the terms of the agreements relating to EVI's acquisition of Prideco, Inc. in June 1995, EVI agreed to nominate Mr. Lubar or another acceptable nominee of Christiana for election to the EVI Board as long as Christiana beneficially owns 8% or more of the outstanding shares of Common Stock of EVI.

     William E. Macaulay is and has been for more than the past five years President and Chief Executive Officer of First Reserve Corporation, a Connecticut-based corporation that manages various funds. He is a director of Maverick Tube Corporation, a Missouri corporation engaged in the manufacture of oilfield tubulars, line pipe and structural steel; TransMontaigne Oil Company, a Colorado-based company engaged in natural gas and oil products pipelines, distribution and marketing; Patina Oil & Gas Corporation, a Colorado-based company engaged in oil and gas exploration and production; National-Oilwell, Inc., a Houston, Texas-based company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling production; Cal-Dive International, a Houston, Texas-based corporation engaged in subsea services in the Gulf of Mexico; and Hugoton Energy Corporation, a Kansas corporation engaged in oil and gas exploration and production.

     Robert B. Millard is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc.

     Robert K. Moses, Jr. is and has been for more than the past five years a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas. He served as Chairman of the Weatherford Board from May 1989 to December 1992. Mr. Moses serves as a director of TransAmerican Waste.

     Robert A. Rayne has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, for more than the past five years.

     Additionally, subject to the fiduciary duties of the EVI Board and the willingness of such persons to serve as directors of EVI, following the Effective Time, the EVI Board will be required to submit each of the above persons as nominees for re-election to the EVI Board at the Annual Meeting of Stockholders of EVI to be held in 1999 and 2000.

EXECUTIVE OFFICERS OF EVI FOLLOWING THE MERGER

     Set forth below is certain information with respect to the executive officers of EVI following the Merger.

         NAME OF OFFICER            AGE                         POSITION
         ---------------            ---                         --------
Bernard J. Duroc-Danner...........  44    Chairman of the Board and Chief Executive Officer
Thomas R. Bates, Jr...............  48    President and Chief Operating Officer
James G. Kiley....................  41    Chief Financial Officer, Senior Vice President and
                                            Treasurer
John C. Coble.....................  55    Senior Vice President and President of Grant Prideco
Robert F. Stiles..................  40    Senior Vice President and President of EVI Oil Tools
Randall D. Stilley................  44    Senior Vice President and President-Services
James R. Burke....................  60    Senior Vice President and President-
                                            Products/Compression
Curtis W. Huff....................  40    Senior Vice President, General Counsel and Secretary
Frances R. Powell.................  43    Vice President, Accounting and Controller

     James G. Kiley was elected Vice President and Chief Financial Officer of EVI in May 1996 and Vice President, Finance, Treasurer and Secretary in May 1994 when he joined EVI. From April 1991 to April 1994, Mr. Kiley served as Treasurer of Baroid Corporation, a provider of oilfield services. Prior to his position at Baroid, Mr. Kiley held various positions, including Assistant Treasurer, at NL Industries, Inc., a manufacturer of titanium dioxide pigments and specialty chemicals. Following the Merger, Mr. Kiley will serve as Chief Financial Officer, Senior Vice President and Treasurer of EVI.

     John C. Coble joined EVI in July 1981 and was elected Executive Vice President of EVI in March 1997. Mr. Coble has served as President of EVI's Grant Prideco drilling products segment ("Grant Prideco") since October 1995. From December 1991 to October 1995, he served as Chief Operating Officer of EVI. Following the Merger, Mr. Coble will serve as Senior Vice President of EVI and as President of Grant Prideco.

     Robert F. Stiles joined EVI in October 1992 and was elected a Vice President of EVI in March 1997. Mr. Stiles has been President of EVI's EVI Oil Tools production equipment segment since January 1996. Prior to that time, Mr. Stiles served as President of Production Oil Tools, Inc., a wholly owned subsidiary of EVI included in the EVI Oil Tools division, from November 1993 to December 1995 and as Vice President, Manufacturing of Grant Prideco from October 1992 to November 1993. Following the Merger, Mr. Stiles will serve as Senior Vice President of EVI and President of EVI Oil Tools.

     Randall D. Stilley is currently and has served as Senior Vice President and President-Services of Weatherford since January 5, 1998. Prior to joining Weatherford, Mr. Stilley held various management positions with Halliburton Energy Services from 1976 until 1998, serving as Vice President-Asia Pacific/China from 1995 until December 31, 1997.

     James R. Burke is currently Senior Vice President and
President-Products/Compression of Weatherford. Mr. Burke, who joined Weatherford in December 1991 as Senior Vice President, Corporate Development and Marketing, became President-Products/Compression in October 1995.

     Curtis W. Huff was elected Senior Vice President, General Counsel and Secretary of EVI, effective June 15, 1998. Mr. Huff is currently a partner at the law firm of Fulbright & Jaworski, counsel to EVI, and has held that position for more than the past five years.

     Frances R. Powell was elected Vice President, Accounting of EVI in May 1994, Controller in November 1991 and has been employed by EVI since 1990. Following the Merger, Ms. Powell will continue to serve as Vice President, Accounting and Controller of EVI.

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF EVI

     Principal Stockholders. The following table sets forth, as of the Record Date, the beneficial ownership of each person who is known by EVI to be the beneficial owner of more than five percent of the outstanding EVI Common Stock. Such information is based solely upon data provided to EVI by such persons.

                                                      BEFORE THE MERGER            AFTER THE MERGER
                                                   ------------------------    ------------------------
                                                    NUMBER OF                   NUMBER OF
                                                      SHARES       PERCENT        SHARES       PERCENT
                                                   BENEFICIALLY       OF       BENEFICIALLY       OF
                NAME AND ADDRESS                     OWNED(1)      CLASS(%)      OWNED(1)      CLASS(%)
                ----------------                   ------------    --------    ------------    --------
Christiana Companies, Inc.(2)....................   3,897,462         8.1       3,897,462         4.0
  700 North Water Street, #1200
  Milwaukee, Wisconsin 53202
Lehman Brothers Holdings Inc.....................   3,598,832         7.5       3,598,832         3.7
  3 World Financial Center
  New York, New York 10285
FMR Corp.(3).....................................   3,154,024         6.6       9,701,901(4)     10.0
  82 Devonshire Street
  Boston, Massachusetts 02109
AMVESCAP PLC(5)..................................   3,090,152         6.5       3,090,152         3.2
  11 Devonshire Square
  London EC2M 4YR
  England

---------------

(1) Unless otherwise indicated below, the persons or groups listed have sole voting and dispositive power with respect to their shares of EVI Common Stock, and none of such shares are deemed to be owned because the holder has the right to acquire the shares within 60 days.

(2) Includes 3,897,462 shares of EVI Common Stock owned of record by Christiana. Sheldon Lubar, a Director of EVI, is the Chairman and Chief Executive Officer of Christiana and is the beneficial owner of 18.8% of the common stock of Christiana.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 2,754,124 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 399,900 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 2,754,124 shares owned by the Funds and Mr. Johnson and FMR, through its control of FMTC, each has sole power to vote and dispose of the 399,900 shares owned by the institutional accounts; however, sole power to vote the shares owned by the Funds resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Additionally, Mr. Johnson, FMR and the Funds may be deemed to be the beneficial owner of an additional 18,750 shares resulting from the assumed conversion of 30,000 of EVI's Debentures. Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders'
voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(4) Includes 6,547,877 shares of EVI Common Stock issuable upon the consummation of the Merger as a result of FMR's ownership of 6,892,502 shares of Weatherford Common Stock. See "-- Principal Stockholders and Management of Weatherford".

(5) AMVESCAP PLC has beneficial ownership of the 3,090,152 shares of EVI Common Stock with the following subsidiaries: AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc. and INVESCO Funds Group, Inc.

     Management. The following table sets forth as of the Record Date the beneficial ownership of the outstanding EVI Common Stock by each current director and each current executive officer of EVI and all directors and executive officers of EVI as a group.

                                                      BEFORE THE MERGER            AFTER THE MERGER
                                                   ------------------------    ------------------------
                                                    NUMBER OF                   NUMBER OF
                                                      SHARES       PERCENT        SHARES       PERCENT
                                                   BENEFICIALLY       OF       BENEFICIALLY       OF
                      NAME                           OWNED(1)      CLASS(%)      OWNED(1)      CLASS(%)
                      ----                         ------------    --------    ------------    --------
Bernard J. Duroc-Danner..........................     572,500        1.2%         830,000         *
James G. Kiley...................................      47,500         *           155,000         *
Frances R. Powell................................      17,668         *            41,668         *
Ghazi J. Hashem..................................      --             *            --             *
John C. Coble....................................      16,800         *            80,400         *
Robert F. Stiles.................................      15,200         *            60,200         *
David J. Butters.................................      56,712         *            56,712         *
Uriel E. Dutton..................................      70,000         *            70,000         *
Sheldon S. Gordon................................      40,000         *            40,000         *
Sheldon B. Lubar(2)..............................      30,000         *            30,000         *
Robert B. Millard................................     118,960         *           118,960         *
Robert A. Rayne(3)...............................      20,000         *            20,000         *
All Directors and Executive Officers as a Group
  (12 persons)...................................   1,005,340        2.1%       1,502,940        1.5%

---------------

 *  Less than 1%.

(1) Beneficial ownership by a person includes both outstanding shares of EVI Common Stock owned and shares of EVI Common Stock which such person has a right to acquire within 60 days upon the exercise of outstanding options. Directors and executive officers have sole voting and investment power with respect to the shares they own. Includes 22,500, 10,000 and 92,500 shares of EVI Common Stock beneficially owned by Messrs. Duroc-Danner and Kiley and all directors and executive officers of EVI as a group, respectively, pursuant to outstanding options that are exercisable within 60 days.

(2) Does not include 3,897,462 shares of EVI Common Stock owned directly by Christiana. Mr. Lubar currently beneficially owns approximately 18.8% of the outstanding shares of common stock of Christiana. Pursuant to the Christiana Acquisition, Mr. Lubar will be entitled to receive 725,618 shares of EVI Common Stock or approximately 1.5% and 0.8% of the outstanding shares of EVI Common Stock before and after the Merger, respectively.

(3) Excludes 400,000 shares beneficially owned by London Merchant Securities Plc which Mr. Rayne disclaims beneficial ownership of.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF WEATHERFORD

     Principal Stockholders. The following table sets forth certain information with respect to (i) the Weatherford Common Stock beneficially owned by persons who are known to Weatherford to be the beneficial owners of more than five percent of the Weatherford Common Stock as of the Record Date and (ii) the approximate number of shares of EVI Common Stock each of such persons will be entitled to receive upon the consummation of the Merger. For purposes of this Report, beneficial ownership is defined in accordance with the rules of the Commission to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power over all shares set forth in the table, unless otherwise specified in the footnotes to the table.

                                             BEFORE THE MERGER             AFTER THE MERGER
                                          ------------------------     ------------------------
                                           SHARES OF                    SHARES OF
                                          WEATHERFORD                      EVI
                                             COMMON                       COMMON
                                             STOCK        PERCENT         STOCK        PERCENT
                                          BENEFICIALLY       OF        BENEFICIALLY       OF
            NAME AND ADDRESS                OWNED(1)      CLASS(%)       OWNED(1)      CLASS(%)
            ----------------              ------------    --------     ------------    --------
First Reserve Corporation(2)............   6,569,306        12.8         6,240,840        6.8
475 Steamboat Road
Greenwich, CT 06830
FMR Corp.(3)............................   6,892,502        13.4         9,701,901(4)    10.0
82 Devonshire Street
Boston, MA 02109

---------------

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Commission. To Weatherford's knowledge, none of such shares are deemed to be beneficially owned because the holder has the right to acquire such shares within 60 days.

(2) Based upon information contained in Amendment No. 4 to Schedule 13D/A dated March 4, 1998, filed with the Commission by First Reserve Corporation ("First Reserve"). Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve is the general partner: American Gas & Oil Investors, Limited Partnership -- 1,360,000 shares; AmGO II, Limited Partnership -- 850,000 shares; First Reserve Secured Energy Assets Fund, Limited Partnership -- 650,000 shares; First Reserve Fund V, Limited Partnership -- 2,300,000 shares; First Reserve Fund V-2, Limited Partnership -- 640,000 shares; and First Reserve Fund VI, Limited Partnership -- 735,371 shares. First Reserve, in its role as managing general partner of the First Reserve Funds and acting on behalf of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of Common Stock held by such First Reserve Fund. Also includes 33,935 shares owned directly by First Reserve. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Mr. Hill, Chairman of the Board of First Reserve, and Mr. Macaulay, President and Chief Executive Officer of First Reserve, each of whom is also a director of Weatherford. First Reserve, the First Reserve Funds and Messrs. Macaulay and Hill are parties to the First Reserve Agreement under which First Reserve and the First Reserve Funds are entitled to collectively elect up to two directors depending on their percentage of ownership of the Weatherford Common Stock. Upon the consummation of the Merger, the First Reserve Agreement will terminate and the parties thereto will have no further rights under such agreement. See "The Merger -- Voting Agreements". Does not include shares of Weatherford Common Stock owned directly by each of Messrs. Hill and Macaulay.

(3) Based upon information contained in a joint Schedule 13G/A dated February 14, 1998, filed with the Commission by Edward C. Johnson 3d, Abigail P. Johnson and by FMR Corp., on behalf of itself and its subsidiaries, Fidelity Management & Research Company (beneficial owner of 6,327,547 shares of Weatherford Common Stock), Fidelity Management Trust Company (beneficial owner of 437,655 shares of Weatherford Common Stock) and Fidelity International Limited ("FIL") (beneficial owner of 127,300 shares of Weatherford Common Stock). FMR Corp. and Mr. Johnson each has sole dispositive power over 6,327,547 shares of Weatherford Common Stock and no voting power over these shares. FMR Corp. and Mr. Johnson each has sole dispositive power over 437,655 shares of Weatherford Common Stock, of which each has sole voting power over 420,655 shares and no voting power over 17,000 shares. FIL has the sole power to vote and dispose of 127,300 shares. FMR Corp. and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) of the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(4) Includes 3,154,024 shares of EVI Common Stock held by FMR Corp. prior to the Merger.

     Management. The following table sets forth certain information with respect to (i) the Weatherford Common Stock beneficially owned by each of Weatherford's directors and each of its executive officers and by all of its directors and executive officers as a group, as of the Record Date and (ii) the approximate number of shares of EVI Common Stock each of such persons will be entitled to receive upon the consummation of the Merger. Such persons have sole voting power and sole dispositive power over all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                BEFORE THE MERGER         AFTER THE MERGER
                                             -----------------------   -----------------------
                                              SHARES OF                 SHARES OF
                                             WEATHERFORD                   EVI
                                                COMMON                    COMMON
                                                STOCK       PERCENT       STOCK       PERCENT
                                             BENEFICIALLY      OF      BENEFICIALLY      OF
                   NAME                        OWNED(1)     CLASS(%)     OWNED(1)     CLASS(%)
                   ----                      ------------   --------   ------------   --------
Directors:
  Thomas N. Amonett(2)(3)(4)...............      27,297        *            25,932       *
  Thomas R. Bates, Jr.(5)..................     117,041        *           111,188       *
  Philip Burguieres(6).....................     236,024        *           224,222       *
  Thomas J. Edelman(2)(4)..................       7,864        *             7,470       *
  William E. Greehey(2)(4).................      17,452        *            16,579       *
  John A. Hill(2)(4)(7)....................   6,579,637       12.8       6,250,655      6.5
  John W. Johnson(2)(4)(8).................      61,984        *            58,884       *
  William E. Macaulay(2)(4)(7)(9)..........   6,579,637       12.8       6,250,655      6.5
  Robert K. Moses, Jr.(2)(4)(10)...........     448,235        *           425,823       *
  Roger A. Widmann(2)(4)...................       6,364        *             6,045       *
Executive Officers:
  James R. Burke(11).......................      51,216        *            48,655       *
  Jon Nicholson (12).......................      18,292        *            17,377       *
  Norman W. Nolen(13)......................      48,702        *            47,216       *
  Randall D. Stilley(14)...................       5,000        *             4,750       *
  H. Suzanne Thomas(15)....................      74,136        *            70,429       *
  All Directors and Executive Officers as a
     Group (15 persons)(16)................   7,709,575       14.9       7,324,096      7.6

---------------

  *  Denotes ownership of less than one percent.

 (1) Information with respect to beneficial ownership is based upon information furnished by each director or executive officer of Weatherford or contained in filings made with the Commission.

 (2) Includes 3,500 shares subject to acquisition within 60 days pursuant to a Weatherford stock option plan for Mr. Amonett; 5,500 shares for each of Messrs. Greehey, Johnson and Moses; 4,500 shares for Mr. Edelman; 2,000 shares for each of Messrs. Hill and Macaulay; and 5,000 shares for Mr. Widmann.

 (3) Includes 12,000 shares subject to acquisition within 60 days pursuant to a Weatherford stock option plan.

 (4) Includes 1,290 shares granted to Mr. Amonett and 1,364 shares granted to each of the other named individuals pursuant to the Weatherford Restricted Stock Plan, with respect to which he has sole voting and no dispositive power.

 (5) Includes 85,041 shares granted to Mr. Bates pursuant to the Weatherford Restricted Stock Plan, with respect to which he has sole voting power and no dispositive power. Also includes 30,000 shares subject to acquisition by Mr. Bates within 60 days pursuant to a Weatherford option plan.

 (6) Includes (a) 1,000 shares held by Mr. Burguieres' wife, with respect to which he has no voting or dispositive power, and (b) 500 shares held by Mr. Burguieres' adult son supported by him, with respect to which he has sole voting and dispositive power; Mr. Burguieres disclaims beneficial ownership of all such shares. Also includes (a) 8,750 shares granted to Mr. Burguieres pursuant to the Weatherford Restricted Stock Plan, with respect to which he has sole voting and no dispositive power, and (b) 102,500 shares subject to acquisition by Mr. Burguieres within 60 days pursuant to a Weatherford stock option plan. Also includes 431 shares held under Weatherford's Employee Stock Purchase Plan (the "ESPP") in the account of Mr. Burguieres, as to which he has sole voting and no dispositive power prior to withdrawal of such shares from the ESPP. Shares may be withdrawn from the ESPP by a participant on March 31 of each year upon written notice by such participant. Also includes 184 shares held under Weatherford's 401(k) Savings Plan (the "401(k) Plan") in Mr. Burguieres' account, as to which shares Mr. Burguieres has sole voting and no dispositive power.

 (7) Includes 6,569,306 shares owned beneficially by First Reserve and the First Reserve Funds; Messrs. Hill and Macaulay disclaim beneficial ownership of such shares.

 (8) Does not include 1,050,000 shares owned by Permian Mud Service, Inc. ("Permian"). Mr. Johnson is a director, officer and substantial beneficial shareholder of Permian and therefore may be deemed to be a beneficial owner of the shares of the Weatherford Common Stock held by Permian; Mr. Johnson disclaims beneficial ownership of all such shares. Includes (a) 6,000 shares held by Mr. Johnson as a trustee of various trusts for his children, with respect to which he has sole voting and dispositive power, and (b) 120 shares held as custodian for Mr. Johnson's children, with respect to which he has sole voting and dispositive power; Mr. Johnson disclaims beneficial ownership of all such shares.

 (9) Includes 6,967 shares held by Mr. Macaulay's wife, with respect to which he has no voting or dispositive power; Mr. Macaulay disclaims beneficial ownership of such shares.

(10) Includes (a) 625 shares held by Mr. Moses' adult son supported by him, with respect to which Mr. Moses has no voting or dispositive power, and (b) an aggregate of 45,000 shares held in various trusts for Mr. Moses' children, his brother and his sister, of which Mr. Moses is the trustee, with respect to which Mr. Moses has sole voting and dispositive power; Mr. Moses disclaims beneficial ownership of all such shares. Does not include (a) an aggregate of 52,500 shares held in various trusts for Mr. Moses' children, with respect to which Mr. Moses has no voting or dispositive power, or (b) 1,851 shares held in a trust for Mr. Moses' son, with respect to which he has no voting or dispositive power; since Mr. Moses is not a trustee of such trusts and has no voting or dispositive power, he disclaims beneficial ownership of all such shares.

(11) Includes (a) 8,125 shares granted to Mr. Burke pursuant to the Weatherford Restricted Stock Plan, with respect to which he has sole voting and no dispositive power, and (b) 31,166 shares subject to acquisition by Mr. Burke within 60 days pursuant to options held by him. Also includes 2,076 shares held under the 401(k) Plan in Mr. Burke's account, with respect to which shares Mr. Burke has sole voting and no dispositive power.

(12) Includes (a) 4,125 shares granted to Mr. Nicholson pursuant to the Weatherford Restricted Stock Plan, with respect to which he has sole voting and no dispositive power, and (b) 11,833 shares subject to acquisition by Mr. Nicholson within 60 days pursuant to the options held by him. Also includes 771 shares held under the Weatherford 401(k) plan in Mr. Nicholson's account, with respect to which shares Mr. Nicholson has sole voting and no dispositive power.

(13) Includes (a) 2,625 shares granted to Mr. Nolen pursuant to the Weatherford Restricted Stock Plan, with respect to which he has sole voting and no dispositive power, and (b) 26,916 shares subject to acquisition by Mr. Nolen within 60 days pursuant to options held by him. Also includes 259 shares held under the 401(k) Plan in Mr. Nolen's account, with respect to which shares Mr. Nolen has sole voting and no dispositive power.

(14) All of these shares were granted to Mr. Stilley pursuant to the Weatherford Restricted Stock Plan, and he has sole voting and no dispositive power with respect to such shares.

(15) Includes (a) 6,625 shares granted to Ms. Thomas pursuant to the Weatherford Restricted Stock Plan, with respect to which she has sole voting and no dispositive power, and (b) 34,666 shares subject to acquisition by Ms. Thomas within 60 days pursuant to the options held by her. Also includes 890 shares held under the Weatherford 401(k) Plan in Ms. Thomas' account, with respect to which shares Ms. Thomas has sole voting and no dispositive power.

(16) See footnotes (2) through (15).

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Arthur Andersen LLP will be present at the EVI Special Meeting and at the Weatherford Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the shares of EVI Common Stock to be issued in connection with the Merger will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. Certain tax consequences of the Merger will be passed upon for EVI by Fulbright & Jaworski L.L.P. and for Weatherford by Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas 77002. Uriel
E. Dutton, a director of EVI, is a partner at Fulbright & Jaworski L.L.P. and currently holds options to purchase 70,000 shares of EVI Common Stock, which options were granted to him pursuant to EVI's Non-Employee Director Stock Option Plan. In addition, Curtis W. Huff, a partner at Fulbright & Jaworski L.L.P., has agreed to be retained as Senior Vice President, General Counsel and Secretary of EVI, effective June 15, 1998, and pursuant to an agreement with EVI would receive 75,000 restricted shares of EVI Common Stock and options to purchase 100,000 shares of EVI Common Stock.

                                    EXPERTS

     EVI's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Weatherford's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/ Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Christiana's consolidated financial statements as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     GulfMark Retained Assets' financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Joint Proxy Statement/

Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Trico as of and for the years ended December 31, 1996 and 1995 appearing in EVI's Amendment No. 1 to Form 8-K dated December 2, 1997 on Form 8-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements for BMW Monarch and BMW Pump as of March 31, 1997 and 1996, and for each of the two years in the period ended March 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen & Co., independent chartered accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            STOCKHOLDERS' PROPOSALS

     Any proposals of holders of EVI Common Stock intended to be presented at the Annual Meeting of Stockholders of EVI to be held in 1998 were required to have been received by EVI, addressed to the Secretary at 5 Post Oak Park, Suite 1760, Houston, Texas 77027, no later than December 8, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is approved by the stockholders of Weatherford and consummated, Weatherford will not hold an Annual Meeting of Stockholders in 1998. If the Merger is not approved by the stockholders of Weatherford or otherwise not consummated, Weatherford intends to hold an Annual Meeting of Stockholders in September 1998. Any proposals of stockholders of Weatherford intended to be presented at the Annual Meeting of Stockholders of Weatherford must be submitted by the close of business after the tenth day on which notice of the meeting is made or public disclosure (as defined in Weatherford's By-laws) of the date of the annual meeting. Such proposals are required to be addressed to the Secretary at 1360 Post Oak Blvd., Suite 1000, Houston, Texas 77056.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                   EVI, INC.

                                      AND

                           WEATHERFORD ENTERRA, INC.

                                 MARCH 4, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

THE MERGER...................................................................   A-1
SECTION 1.1.     The Merger..................................................   A-1
SECTION 1.2.     Effective Time..............................................   A-1
SECTION 1.3.     Effects of the Merger.......................................   A-1
SECTION 1.4.     Certificate of Incorporation and By-laws....................   A-2
SECTION 1.5.     Directors...................................................   A-2
SECTION 1.6.     Officers....................................................   A-2
SECTION 1.7.     Vacancies...................................................   A-3

                                   ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
  EXCHANGE OF CERTIFICATES...................................................   A-3
SECTION 2.1.     Effect on Capital Stock.....................................   A-3
  (a)            Cancellation of Company and EVI Owned Stock.................   A-3
  (b)            Conversion of Company Shares................................   A-3
  (c)            No Fractional EVI Shares....................................   A-3
SECTION 2.2.     Exchange of Certificates....................................   A-3
  (a)            Exchange Agent..............................................   A-3
  (b)            Payment of Merger Consideration.............................   A-3
  (c)            Exchange Procedure..........................................   A-3
  (d)            Distributions with Respect to Unexchanged Company Shares....   A-4
  (e)            No Further Ownership Rights in Company Shares...............   A-4

                                  ARTICLE III

REPRESENTATIONS AND WARRANTIES...............................................   A-5
SECTION 3.1.     Representations and Warranties of the Company...............   A-5
  (a)            Organization; Standing and Power............................   A-5
  (b)            Subsidiaries................................................   A-5
  (c)            Capital Structure...........................................   A-5
  (d)            Authority; Non-contravention................................   A-6
  (e)            SEC Documents...............................................   A-7
  (f)            Information Supplied........................................   A-7
  (g)            Absence of Certain Changes or Events........................   A-7
  (h)            State Takeover Statutes; Absence of Supermajority
                 Provision...................................................   A-8
  (i)            Brokers.....................................................   A-8
  (j)            Litigation..................................................   A-8
  (k)            Accounting Matters..........................................   A-8
  (l)            Employee Benefit Matters....................................   A-8
  (m)            Taxes.......................................................   A-9
  (n)            No Excess Parachute Payments................................  A-10
  (o)            Environmental Matters.......................................  A-10
  (p)            Compliance with Laws........................................  A-10
  (q)            Material Contracts and Agreements...........................  A-10
  (r)            Title to Properties.........................................  A-10

  (s)            Intellectual Property.......................................  A-11
  (t)            Labor Matters...............................................  A-11
  (u)            Undisclosed Liabilities.....................................  A-11
  (v)            Opinion of Financial Advisor................................  A-11
  (w)            Board Recommendation........................................  A-11
SECTION 3.2.     Representations and Warranties of EVI.......................  A-11
  (a)            Organization; Standing and Power............................  A-11
  (b)            Subsidiaries................................................  A-12
  (c)            Capital Structure...........................................  A-12
  (d)            Authority; Non-contravention................................  A-13
  (e)            SEC Documents...............................................  A-13
  (f)            Information Supplied........................................  A-14
  (g)            Absence of Certain Changes or Events........................  A-14
  (h)            State Takeover Statutes; Absence of Supermajority
                 Provision...................................................  A-14
  (i)            Brokers.....................................................  A-14
  (j)            Litigation..................................................  A-14
  (k)            Accounting Matters..........................................  A-15
  (l)            Employee Benefit Matters....................................  A-15
  (m)            Taxes.......................................................  A-15
  (n)            No Excess Parachute Payments................................  A-16
  (o)            Environmental Matters.......................................  A-16
  (p)            Compliance with Laws........................................  A-16
  (q)            Material Contracts and Agreements...........................  A-16
  (r)            Title to Properties.........................................  A-16
  (s)            Intellectual Property.......................................  A-17
  (t)            Labor Matters...............................................  A-17
  (u)            Undisclosed Liabilities.....................................  A-17
  (v)            Opinion of Financial Advisor................................  A-17
  (w)            Board Recommendation........................................  A-17

                                   ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS....................................  A-18
SECTION 4.1.     Conduct of Business of the Company..........................  A-18
  (a)            Ordinary Course.............................................  A-18
  (b)            Changes in Employment Arrangements..........................  A-19
  (c)            Severance...................................................  A-19
  (d)            Other Actions...............................................  A-19
SECTION 4.2.     Conduct of Business of EVI..................................  A-19
  (a)            Ordinary Course.............................................  A-19
  (b)            Other Actions...............................................  A-20

                                   ARTICLE V

ADDITIONAL AGREEMENTS........................................................  A-20
SECTION 5.1.     Stockholder Approval; Preparation of Proxy Statement;
                 Preparation of Registration Statement.......................  A-20
SECTION 5.2.     Letter of the Company's Accountants.........................  A-21
SECTION 5.3.     Letter of EVI's Accountants.................................  A-21
SECTION 5.4.     Access to Information.......................................  A-21
SECTION 5.5.     Reasonable Efforts; Notification............................  A-22

SECTION 5.6.     Stock Option Agreements and Benefit Matters.................  A-23
SECTION 5.7.     Indemnification.............................................  A-23
SECTION 5.8.     Fees and Expenses...........................................  A-24
SECTION 5.9.     Public Announcements........................................  A-24
SECTION 5.10.    Accounting Matters..........................................  A-24
SECTION 5.11.    Voting Agreement............................................  A-25
SECTION 5.12.    Purchases of Common Stock of the Other Party................  A-25
SECTION 5.13.    Third Party Standstill Agreements...........................  A-25

                                    ARTICLE VI

CONDITIONS PRECEDENT.........................................................  A-25
SECTION 6.1.     Conditions to Each Party's Obligation to Effect the
                 Merger......................................................  A-25
  (a)            Stockholder Approval........................................  A-25
  (b)            NYSE Listing................................................  A-25
  (c)            HSR Act.....................................................  A-25
  (d)            No Injunctions or Restraints................................  A-25
  (e)            Registration Statement Effectiveness........................  A-25
  (f)            Blue Sky Filings............................................  A-25
SECTION 6.2.     Conditions of EVI...........................................  A-26
  (a)            Compliance..................................................  A-26
  (b)            Certifications and Opinion..................................  A-26
  (c)            Representations and Warranties True.........................  A-26
  (d)            Affiliate Letters...........................................  A-26
  (e)            Tax Opinion.................................................  A-27
  (f)            Pooling Accounting..........................................  A-27
  (g)            Consents, etc...............................................  A-27
  (h)            No Litigation...............................................  A-27
  (i)            Fairness Opinion............................................  A-27
  (j)            No Material Adverse Change..................................  A-27
SECTION 6.3.     Conditions of the Company...................................  A-27
  (a)            Compliance..................................................  A-27
  (b)            Certifications and Opinion..................................  A-28
  (c)            Representations and Warranties True.........................  A-28
  (d)            Tax Opinion.................................................  A-28
  (e)            Pooling Accounting..........................................  A-29
  (f)            Consents, etc...............................................  A-29
  (g)            No Litigation...............................................  A-29
  (h)            Fairness Opinion............................................  A-29
  (i)            No Material Adverse Change..................................  A-29

                                  ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER............................................  A-29
SECTION 7.1.     Termination.................................................  A-29
SECTION 7.2.     Effect of Termination.......................................  A-30
SECTION 7.3.     Amendment...................................................  A-30
SECTION 7.4.     Extension; Waiver...........................................  A-30
SECTION 7.5.     Procedure for Termination, Amendment, Extension or Waiver...  A-30

                                  ARTICLE VIII

SPECIAL PROVISIONS AS TO CERTAIN MATTERS.....................................  A-30
SECTION 8.1.     Takeover Defenses...........................................  A-30
SECTION 8.2.     No Solicitation.............................................  A-30
SECTION 8.3.     Fee and Expense Reimbursements..............................  A-32

                                   ARTICLE IX

GENERAL PROVISIONS...........................................................  A-33
SECTION 9.1.     Nonsurvival of Representations and Warranties...............  A-33
SECTION 9.2.     Notices.....................................................  A-33
SECTION 9.3.     Definitions.................................................  A-34
SECTION 9.4.     Interpretation..............................................  A-35
SECTION 9.5.     Counterparts................................................  A-35
SECTION 9.6.     Entire Agreement; No Third-Party Beneficiaries..............  A-35
SECTION 9.7.     Governing Law...............................................  A-35
SECTION 9.8.     Assignment..................................................  A-35
SECTION 9.9.     Enforcement of the Agreement................................  A-35
SECTION 9.10.    Severability................................................  A-35

                                List of Exhibits

Exhibit A        Amended and Restated Certificate of Incorporation of EVI
Exhibit B        Amended and Restated By-laws of EVI
Exhibit C        Form of Voting Agreement

     AGREEMENT AND PLAN OF MERGER dated as of March 4, 1998, by and between EVI, INC., a Delaware corporation ("EVI"), and WEATHERFORD ENTERRA, INC., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of EVI and the Company have approved the merger of the Company with and into EVI (the "Merger"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement"), whereby each issued and outstanding share of the Company's common stock, $0.10 par value (a "Company Share"), not owned by the Company, EVI or any wholly owned subsidiary of the Company or EVI will be converted into .95 of a share of EVI's common stock, $1.00 par value ("EVI Common Stock");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, EVI and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into EVI at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and EVI shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

     SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the certificate of merger required by the DGCL with respect to the Merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as EVI and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meetings of the Company's stockholders to approve the Merger (the "Company Stockholders Meeting"), and of EVI's stockholders (the "EVI Stockholders Meeting"), to approve the Merger, or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as EVI and the Company shall agree (the "Closing Date"). If such meetings are not held or concluded on the same date, then the Closing Date shall be on the date of the latter of such meetings.

     SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of EVI and the Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of EVI and the Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

     SECTION 1.4. Certificate of Incorporation and By-laws.

     (a) The Restated Certificate of Incorporation of EVI, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit A hereto, and, as so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of EVI, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit B hereto, and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.5. Directors.

     (a) The number of directors of the Surviving Corporation shall be ten, of which six shall be named by EVI and four shall be named by the Company.

     (b) The directors to be named by the Company shall be determined within 21 days of the date hereof by the Board of Directors of the Company from the current Board of Directors of the Company. One of such directors shall be Thomas
R. Bates, Jr. If the Company does not notify EVI of its designees within such 21 day period, EVI may select from the Board of Directors of the Company such designees. If, prior to the Effective Time of the Merger, any of the Company's designees to the Board of Directors of the Surviving Corporation as so selected shall decline or be unable to serve as a director of the Surviving Corporation, the other Company's designees shall designate another person to serve in such person's stead, subject to the approval of a majority of EVI's Board of Directors at that time, which approval shall not be unreasonably withheld.

     (c) The directors to be named by EVI shall be determined within 21 days of the date hereof by the Board of Directors of EVI from the current Board of Directors of EVI. One of such directors shall be Bernard J. Duroc-Danner. If, prior to the Effective Time of the Merger, any of EVI's designees to the Board of Directors of the Surviving Corporation as so selected shall decline or be unable to serve as a director of the Surviving Corporation, the Board of Directors of EVI shall designate another person to serve in such person's stead.

     (d) The directors to be named by the Company shall be from the existing directors of the Company and shall be required to be approved by EVI. The directors of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (e) Subject to the fiduciary duties of the Board of Directors of the Surviving Corporation, and the willingness of such persons to serve as directors of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall submit as nominees for election to the Board of Directors of the Surviving Corporation at the Annual Meeting of Stockholders of the Surviving Corporation to be held in 1999 and 2000 the initial directors of the Surviving Corporation as provided for herein.

     SECTION 1.6. Officers. Bernard J. Duroc-Danner shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Thomas R. Bates, Jr. shall be a director and the President and Chief Operating Officer of the Surviving Corporation. The other officers of the Surviving Corporation shall be the officers of EVI as of the Effective Time of the Merger, together with such other persons as may be selected by EVI to serve as officers of the Surviving Corporation. All such officers shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Company Shares:

     (a) Cancellation of Company and EVI Owned Stock. All Company Shares that are owned by the Company, any wholly owned subsidiary of the Company and any Company Shares owned by EVI or any wholly owned subsidiary of EVI shall be canceled and no consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Shares. Subject to Sections 2.1(a) and 2.1(c), each issued and outstanding Company Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Company Shares pursuant to Section 2.2, .95 of a share of EVI Common Stock (the "Merger Consideration"). The ratio of a fraction of a share of EVI Common Stock for each Company Share is herein referred to as the "Exchange Ratio".

     (c) No Fractional EVI Shares. No fractional shares of EVI Common Stock shall be issued in the Merger. All fractional shares of EVI Common Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of EVI Common Stock results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of a share of EVI Common Stock on the New York Stock Exchange ("NYSE") on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a share of EVI Common Stock to which such holder would otherwise have been entitled. No such cash in lieu of fractional shares of EVI Common Stock shall be paid to any holder of fractional EVI Common Stock until that holder's Certificates (as defined in Section 2.2(c)) are surrendered and exchanged in accordance with Section 2.2(c).

     SECTION 2.2. Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time of the Merger, EVI shall engage American Stock Transfer & Trust Company or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issuance of the Merger Consideration upon surrender of Certificates.

     (b) Payment of Merger Consideration. EVI shall cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the EVI Common Stock to be issued upon the conversion of the Company Shares pursuant to Section 2.1. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares.

     (c) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Company Shares (the "Certificates"), other than the Company, EVI and any wholly owned subsidiary of the Company or EVI, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EVI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the EVI Common Stock and any cash in lieu of a fractional share of EVI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of EVI Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any cash payable in lieu of a fractional share of EVI Common Stock, and the Certificate so surrendered shall forthwith be canceled. If the shares of EVI Common Stock are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate, the number of shares of EVI Common Stock and cash, if any, in lieu of a fractional share of EVI Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the EVI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (d) Distributions with Respect to Unexchanged Company Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the EVI Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the EVI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(c) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the EVI Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of EVI Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole share of EVI Common Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole share of EVI Common Stock.

     (e) No Further Ownership Rights in Company Shares. All shares of EVI Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, EVI as follows, subject to any exceptions specified in the Disclosure Letter of the Company provided to EVI on the date hereof (the "Company Disclosure Letter") and except as expressly contemplated by this Agreement:

     (a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (b) Subsidiaries. Except as set forth in the exhibits to the Company SEC Documents (as defined in Section 3.1(e)), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of the Company under the rules of the Securities and Exchange Commission (the "SEC") with the filing by the Company of an Annual Report on Form 10-K. The Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations and that are owned by the Company or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens").

     (c) Capital Structure. The authorized capital stock of the Company consists of 80,000,000 shares of common stock, $0.10 par value ("Company Common Stock"), and 1,000,000 shares of preferred stock, $1.00 par value ("Company Preferred Stock"). At the close of business on January 31, 1998, 51,705,615 Company Shares (including 100,951 shares of Company Common Stock reserved for issuance in connection with various prior acquisitions by the Company, which such shares have not yet been issued, and excluding 997,667 Company Shares held in treasury) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. In addition, at the close of business on January 31, 1998, (i) 658,258 and 12,000 shares of Company Common Stock were reserved for issuance pursuant to awards not yet granted under the Company's 1991 Stock Option Plan and Non-Employee Director Stock Option Plan, respectively, (ii) 42,532, 1,010,064, 33,500 and 50,700 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company's 1987 Stock Option Plan, 1991 Stock Option Plan, Non-Employee Director Stock Option Plan and
D. Dale Wood Stock Option Agreement, respectively, and (iii) 558,584 shares of Company Common Stock were reserved for issuance under various other employee and director plans and agreements of the Company. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since September 30, 1997, to the date hereof, other than shares of Company Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options outstanding under the Company's 1987 Stock Option Plan, 1991 Stock Option Plan, Non-Employee Director Stock Option Plan and D. Dale Wood Stock Option Agreement (collectively, the "Company Stock Plans"), as set forth above, as of January 31, 1998, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding Company Shares as of the record date for the Company Stockholders Meeting ("Company Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Corrected Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a joint proxy statement relating to the Company Stockholder Approval and the EVI Stockholder Approval (as defined in Section 3.2(d)) (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(b)) and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1995 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

     (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by EVI for inclusion or incorporation by reference therein.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since December 31, 1996, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole or (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation sec.203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Company Stockholder Approval, no other stockholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. The Company has also taken such other action with respect to any other anti-takeover provisions in its by-laws or Corrected Restated Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

     (i) Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Simmons & Company International, Inc. ("Simmons"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter dated August 15, 1996, between the Company and Merrill Lynch, as amended by the letter agreements between the Company and Merrill Lynch dated September 7, 1996, and January 16, 1997, and the letter agreement dated October 22, 1997, among the Company, Merrill Lynch and Simmons, provided to EVI prior to the date of this Agreement constitutes the entire understanding of the Company and Merrill Lynch with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger. The engagement letter dated August 15, 1996, between the Company and Simmons, as amended by the letter agreements between the Company and Simmons dated September 7, 1996, and January 16, 1997, and the letter agreement dated October 22, 1997, among the Company, Merrill Lynch and Simmons provided to EVI prior to the date of this Agreement constitutes the entire understanding of the Company and Simmons with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

     (j) Litigation. Except as disclosed in the Company SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by EVI or any of its affiliates) would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (l) Employee Benefit Matters. As used in this Section 3.1(l), "the Company" shall include the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Section 414(b), (c), (m) and (o) of the Code, of which the Company is a member. The Company Disclosure Letter contains a true and complete list of each material employee benefit plan or arrangement (the "Company Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by the Company. Except for matters that would not in the aggregate have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole:

          (i) The Company Plans are in substantial compliance with the Code and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as they may be applicable;

          (ii) With respect to any Company Plan subject to ERISA or the Code, there has been no transaction described in Sections 406 or 407 of ERISA or
     Section 4975 of the Code unless exempt under Section 408 of ERISA and
     Section 4975 of the Code;

          (iii) All contributions or other amounts payable by the Company with respect to the Company Plans have either been paid or accrued in the Company's most recent financial statements included in the Company SEC Documents;

          (iv) To the Company's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any Company Plan or related trust;

          (v) The Company has not maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code and has not maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in
     Section 3(37) of ERISA;

          (vi) All Company Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under
     Section 401(a) of the Code by the Internal Revenue Service ("IRS") or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger;

          (vii) The transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) of the Company; and

          (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under
     Section 414 of the Code and located outside the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

     (m) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of the Company or any of its subsidiaries. The Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended December 31, 1986. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

     (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (o) Environmental Matters. Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, (i) the business and operations of the Company and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

     (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (q) Material Contracts and Agreements.

          (i) All material contracts of the Company or its subsidiaries have been included in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

          (ii) Section 3.1(q) of the Company Disclosure Letter sets forth (x) a list of all written or oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, or, based on information currently available to the Company, are expected to be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1998.

     (r) Title to Properties.

          (i) Each of the Company and its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Company SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Company SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

          (ii) Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     (s) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. To the Company's knowledge, the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which could have a Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole.

     (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions.

     (u) Undisclosed Liabilities. Except as set forth in the Company SEC Documents, at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (v) Opinion of Financial Advisor. The Company has received an oral opinion from each of Merrill Lynch and Simmons, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

     (w) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend that the holders of the Company Shares approve the Merger and the transactions contemplated hereby and thereby.

     SECTION 3.2. Representations and Warranties of EVI. EVI represents and warrants to, and agrees with, the Company as follows, subject to any exceptions specified in the Disclosure Letter of EVI previously provided to the Company on the date hereof (the "EVI Disclosure Letter") and except as expressly contemplated by this Agreement:

     (a) Organization; Standing and Power. EVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. EVI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

     (b) Subsidiaries. Except as set forth in the exhibits to the EVI SEC Documents (as defined in Section 3.2(e)), EVI does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary which would be required to be listed as a subsidiary of EVI under the rules of the SEC with the filing by EVI of an Annual Report on Form 10-K. EVI's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole. EVI's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of EVI's subsidiaries that are corporations and that are owned by EVI or its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those than have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by EVI or by a wholly owned subsidiary of EVI, free and clear of all Liens.

     (c) Capital Structure. The authorized capital stock of EVI consists of 80,000,000 shares of EVI Common Stock and 3,000,000 shares of preferred stock, $1.00 par value ("EVI Preferred Stock"). At the close of business on February 27, 1998, 47,847,188 shares of EVI Common Stock (excluding 4,792,975 shares of EVI Common Stock held in treasury), were issued and outstanding, including (i) 51,798 shares of EVI Common Stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with EVI's prior acquisition of GulfMark and (ii) 14,164 shares of EVI Common Stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with EVI's prior acquisition of Taro, and no shares of EVI Preferred Stock were issued and outstanding. In addition, at the close of business on February 27, 1998, (i) 5,031,250 shares of EVI Common Stock were reserved for issuance pursuant to the conversion provisions of EVI's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 3,900,000 shares of EVI Common Stock were reserved for issuance pursuant to EVI's proposed acquisition of Christiana Companies, Inc. and (iii) 2,514,398 shares of EVI Common Stock were reserved for issuance pursuant to EVI's employee and director benefit plans and arrangements, of which 1,385,578 shares of EVI Common Stock were reserved for issuance upon the exercise of outstanding options. Except as set forth above, no shares of capital stock or other equity or voting securities of EVI are reserved for issuance or outstanding. All outstanding shares of capital stock of EVI are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in
Section 3.2(c) of the EVI Disclosure Schedule, no capital stock has been issued by EVI since September 30, 1997 to the date hereof, other than EVI Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except as described above, as of March 4, 1998, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which EVI or any of its subsidiaries is a party, or by which any of them is bound, obligating EVI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, EVI or any of its subsidiaries or obligating EVI or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The shares of EVI Common Stock to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and non-assessable and not subject to preemptive rights. Such shares of EVI Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be listed on the NYSE, subject to notice of official issuance.

     (d) Authority; Non-contravention. EVI has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the holders of a majority of the outstanding shares of EVI Common Stock ("EVI Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.2(h). The execution and delivery of this Agreement by EVI and the consummation by EVI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EVI, subject to EVI Stockholder Approval. This Agreement has been duly executed and delivered by EVI and constitutes a valid and binding obligation of EVI, enforceable against EVI in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal and state securities laws. The execution and delivery of this Agreement by EVI do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EVI or any of its subsidiaries, under any provision of
(i) the Restated Certificate of Incorporation or By-laws of EVI or any provision of any comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to EVI or any of its subsidiaries or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to EVI or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, and would not materially impair the ability of EVI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EVI or any of its subsidiaries in connection with the execution and delivery of this Agreement by EVI or the consummation by EVI of the transactions contemplated hereby, except for (i) the filing by EVI of a pre-merger notification and report form under the HSR Act,
(ii) the filing with the SEC of (A) the Proxy Statement with respect to EVI Stockholder Approval and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing and effectiveness of the Registration Statement under the Securities Act, and (iv) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which EVI is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

     (e) SEC Documents. EVI has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1995 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "EVI SEC Documents"). As of their respective dates, the EVI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such EVI SEC Documents, and none of the EVI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EVI included in the EVI SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of EVI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

     (f) Information Supplied. None of the information supplied or to be supplied by EVI for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to EVI's stockholders and at the time of the EVI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the EVI Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by EVI with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     (g) Absence of Certain Changes or Events. Except as disclosed in the EVI SEC Documents, since December 31, 1996, EVI has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to EVI, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of EVI's capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, or
(iv) any change in accounting methods, principles or practices by EVI materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     (h) State Takeover Statutes; Absence of Supermajority Provision. EVI has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for the EVI Stockholder Approval, no other stockholder action on the part of EVI is required for approval of the Merger, this Agreement and the transactions contemplated hereby. EVI has also taken such other action with respect to any anti-takeover provisions in its By-laws or Restated Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

     (i) Brokers. Except for Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Credit Suisse First Boston Corporation ("First Boston"), Lehman Brothers, Inc. ("Lehman") and Jefferies & Company, Inc. ("Jefferies"), whose fees in aggregate do not exceed $11.5 million, are to be paid by EVI, no broker, investment banker or other Person, is entitled to receive from EVI or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

     (j) Litigation. Except as disclosed in the EVI SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the best of EVI's knowledge, threatened against or affecting EVI or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of EVI and its subsidiaries, taken as a whole, to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EVI or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Accounting Matters. Neither EVI nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (l) Employee Benefit Matters. As used in this Section 3.2(l), "EVI" shall include EVI as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Section 414(b), (c),
(m) and (o) of the Code, of which EVI is a member. The EVI Disclosure Letter contains a true and complete list of each material employee benefit plan or arrangement (the "EVI Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by EVI. Except for matters that would not in the aggregate have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole:

          (i) The EVI Plans are in substantial compliance with the Code and ERISA, as they may be applicable;

          (ii) With respect to any EVI Plan subject to ERISA or the Code, there has been no transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless exempt under Section 408 of ERISA and Section 4975 of the Code;

          (iii) All contributions or other amounts payable by EVI with respect to the EVI Plans have either been paid or accrued in EVI's most recent financial statements included in the EVI SEC Documents;

          (iv) To EVI's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any EVI Plan or related trust;

          (v) EVI has not maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code and EVI has not maintained, had an obligation to contribute to, or incurred any liability with respect to, a multiemployer pension plan as defined in
     Section 3(37) of ERISA;

          (vi) All EVI Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger;

          (vii) Except as expressly provided in this Agreement, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) of EVI; and

          (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with EVI under Section 414 of the Code and located outside the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

     (m) Taxes. Each of EVI and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which EVI or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it and has timely paid or deposited (or EVI has paid or deposited on its behalf) all Taxes which are required to be paid or deposited except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Each of the Tax Returns filed by EVI or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of EVI contained in the filed EVI SEC Documents reflect an adequate reserve for all Taxes payable by EVI and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against EVI or any of its subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of EVI or any of its subsidiaries. The Federal income Tax Returns of EVI and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended December 31, 1991. There are no current examinations of any Tax Return of EVI or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.

     (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement by any employee, officer or director of EVI or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1-280G-1) under any employment, severance or termination agreement, other compensation arrangement or EVI Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (o) Environmental Matters. Except as would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, (i) the business and operations of EVI and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on EVI or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that EVI or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on EVI or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending, or to EVI's knowledge, threatened against EVI or any of its subsidiaries that arise out of or relate to environmental laws.

     (p) Compliance with Laws. EVI and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole (the "EVI Permits"). EVI and its subsidiaries are in compliance with the terms of the EVI Permits except where the failure to so comply would not have a Material Adverse Effect on EVI and its subsidiaries, taken a whole. Neither EVI nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to EVI or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

     (q) Material Contracts and Agreements.

          (i) All material contracts of EVI or its subsidiaries have been included in the EVI SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

          (ii) Section 3.2(q) of the EVI Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which EVI or any of its subsidiaries is a party or by which EVI or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to EVI's Annual Report on Form 10-K for the year ended December 31, 1997, or, based on information currently available to the Company, are expected to be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1998.

     (r) Title to Properties.

          (i) Each of EVI and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the EVI SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which EVI or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the EVI SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of EVI or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

          (ii) Except as would not have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole, each of EVI and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of EVI and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     (s) Intellectual Property. EVI and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of EVI and its subsidiaries, taken as a whole. To EVI's knowledge, the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by EVI and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of EVI and its subsidiaries which could have a Material Adverse Effect with respect to EVI and its subsidiaries, taken as a whole.

     (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which EVI or any of its subsidiaries is a party or by which any of them is bound, nor is EVI or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions.

     (u) Undisclosed Liabilities. Except as set forth in the EVI SEC Documents, at the date of the most recent audited financial statements of EVI included in the EVI SEC Documents, neither EVI nor any of its subsidiaries had, and since such date neither EVI nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

     (v) Opinion of Financial Advisor. The Board of Directors of EVI has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to EVI from a financial point of view, a signed copy of which opinion has been delivered to the Company.

     (w) Board Recommendation. The Board of Directors of EVI, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of EVI, and (ii) resolved to recommend that the holders of the EVI Common Stock approve the Merger and the transactions contemplated thereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1. Conduct of Business of the Company.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its "significant subsidiaries" (as that term is defined in the regulations promulgated under the Exchange Act) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries of which it owns directly or indirectly more than 50% of the voting or equity interests in to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company and immaterial dividends, distributions and other similar transactions involving the existing subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options or Company Shares issued pursuant to the Company's Restricted Stock Incentive Plan;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of shares of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms) and those stock option and restricted stock grants set forth in Section 4.1(a)(ii) of the Company Disclosure Schedule that may be made pursuant to a form of stock option agreement previously approved by EVI;

          (iii) amend the Company's Corrected Restated Certificate of Incorporation or Amended and Restated By-laws;

          (iv) except for those contemplated transactions described in the Company Disclosure Letter, acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration in excess of $100 million individually or in the aggregate without the written consent of EVI, which consent shall not be unreasonably withheld;

          (v) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings that would not result in the total outstanding indebtedness of the Company and its subsidiaries on a consolidated basis being in excess of $300 million at any one time;

          (vi) sell, lease, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice,
     (B) as may be required under the Company's credit and debt facilities, (C) with respect to purchase money security interests, (D) not relating to the borrowing of money and (E) other immaterial transactions not in excess of $100 million in the aggregate;

          (vii) make any material election relating to Taxes or settle or compromise any material Tax liability;

          (viii) except for those contemplated corporate transactions described in the Company Disclosure Letter, adopt a plan of complete or partial liquidation of the Company or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (ix) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

          (x) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 5.6) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

     (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

     SECTION 4.2. Conduct of Business of EVI.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), EVI shall and shall cause each of its significant subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, EVI shall not, and shall not permit any of its subsidiaries of which it owns, directly or indirectly, more than 50% of the voting or equity interests in to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of EVI to EVI or a wholly owned subsidiary of EVI and immaterial dividends, distributions and other similar transactions involving existing subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of EVI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of EVI,
     (A) the issuance of EVI Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms, (B) those acquisitions described in Section 4.2 of the EVI Disclosure Schedule, or (C) the issuance of a number of shares of EVI Common Stock, not to exceed 10% of the number of shares of EVI Common Stock currently outstanding, in connection with the acquisition of assets or equity securities of other entities or businesses;

          (iii) amend EVI's Restated Certificate of Incorporation or By-laws;

          (iv) except for those contemplated transactions described in the EVI Disclosure Letter, acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration, in aggregate for all such acquisitions, in excess of $250 million without the written consent of the Company, which consent shall not be unreasonably withheld;

          (v) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for such borrowings that would not result in the total outstanding indebtedness of EVI and its subsidiaries on a consolidated basis being in excess of $1 billion at any one time;

          (vi) sell, lease, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice,
     (B) as may be required under EVI's credit or debt facilities, (C) with respect to purchase money security interests, (D) not relating to the borrowing of money and (E) other transactions not in excess of $100 million in the aggregate;

          (vii) except for those contemplated corporate transactions described in the EVI Disclosure Letter, adopt a plan of complete or partial liquidation of EVI or any of its significant subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (viii) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

          (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. EVI shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of EVI set forth in this Agreement becoming untrue.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement.

     (a) Each of the Company and EVI shall, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between EVI and the Company, which dates shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting and the EVI Stockholders Meeting, respectively, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 8.2(b) and 8.3(b), each of the Company and EVI will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger. The Company and EVI shall coordinate and cooperate with respect to the timing of the Company Stockholders Meeting and the EVI Stockholders Meeting and shall endeavor to hold such meetings on the same day and as soon as practical after the date hereof.

     (b) Promptly following the date of this Agreement, the Company and EVI shall prepare and file with the SEC the Proxy Statement, and EVI shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and EVI shall use its reasonable efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting and the EVI Stockholders Meeting as provided in Section 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and EVI will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and EVI's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. EVI shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of EVI Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Shares and rights to acquire Company Shares pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The Company and EVI will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between the Company or EVI, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

     (c) EVI agrees to use its best efforts to effect the listing on the NYSE prior to the Effective Time of the Merger, upon official notice of issuance, of the shares of EVI Common Stock to be issued pursuant to the Merger.

     (d) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     SECTION 5.2. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to EVI a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to EVI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, EVI shall provide a representation letter to Arthur Andersen LLP complying with Statement of Auditing Standards No. 72 ("SAS 72"), if then required.

     SECTION 5.3. Letter of EVI's Accountants. EVI shall use its best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, EVI's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with EVI's efforts to obtain such letter, if requested by Arthur Andersen LLP, the Company shall provide a representation letter to Arthur Andersen LLP complying with SAS 72, if then required.

     SECTION 5.4. Access to Information. Upon reasonable notice, the Company and EVI shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and EVI shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however,that notwithstanding the foregoing provisions of this Section 5.4 or any other provision of this Agreement, neither the Company nor EVI shall be required to provide to the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company, EVI or any subsidiary or former subsidiary of the Company or EVI. Each of the Company and EVI agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated February 23, 1998 (the "Confidentiality Agreement"), by and between the Company and EVI, shall apply with respect to information furnished by the Company, EVI and their respective subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

     SECTION 5.5. Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.5, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither party shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, each of the Company and EVI and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

     (b) The Company shall give prompt notice to EVI, and EVI shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

          (c)(i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

          (ii) Except as otherwise required by United States regulatory considerations, the Company will furnish to EVI copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by EVI, copies will not be required to be provided to EVI and (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Collier, Shannon, Rill & Scott, should not be furnished to EVI because of antitrust considerations or (2) relating to a request for additional information pursuant to Section
     (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to EVI shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to EVI. Except as otherwise required by United States regulatory considerations, EVI will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "EVI HSR Documents")) between EVI or any of its representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of EVI with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and
     (y) with respect to any EVI HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of EVI to furnish any such EVI HSR Documents to the Company shall be satisfied by the delivery of such EVI HSR Documents on a confidential basis to Collier, Shannon, Rill & Scott pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

          (iii) Nothing contained in this Agreement shall be construed so as to require EVI or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any material assets or businesses of EVI, the Company or the Surviving Corporation (or to require EVI, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

     SECTION 5.6. Stock Option Agreements and Benefit Matters. On or prior to the Closing Date, the Company shall take such action under the Company Stock Plans to assure that options outstanding under the Company Stock Plans at the Effective Time of the Merger shall no longer permit the holder thereof to purchase Company Common Stock and, in lieu thereof, provide the holder thereof the right to purchase, for the exercise price per share of Company Common Stock,
 .95 of a share of EVI Common Stock, subject to adjustment as provided in the Company Stock Plans, and further provided that such substitute option complies with the applicable IRS regulations to preserve the tax favored status of any incentive stock options. EVI agrees to assume the obligations of the Company to issue such shares of EVI Common Stock upon exercise of such options and to take all corporate action necessary to reserve for issuance a sufficient number of shares of EVI Common Stock for delivery upon exercise of such options. As soon as practicable after the Effective Time of the Merger, EVI shall file with the SEC a registration statement on Form S-8 (or any successor form) with respect to the shares of EVI Common Stock subject to such options. The number of shares of EVI Common Stock that may be purchased upon exercise of such options shall not include any fractional share and, upon exercise of such option, EVI shall pay the holder thereof the amount of such fraction multiplied by the closing price of EVI Common Stock on the NYSE on the last trading day immediately preceding the date of exercise.

     SECTION 5.7. Indemnification.

     (a) EVI agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws and indemnity agreements shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights in full force and effect in accordance with their terms and be financially responsible therefor.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, which shall be financially responsible Persons or entities, assume the obligations set forth in this
Section 5.7.

     (c) The Surviving Corporation shall use reasonable best efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of six years after the Effective Time of the Merger directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time of the Merger; provided, however, that the Surviving Corporation may substitute therefor a "runoff" policy of insurance ("Runoff Policy") having a term of six years following the Effective Time of the Merger with comparable coverage, provided that, in either case, the coverage, terms and conditions thereof will be no less advantageous in any material respect than that carried by the Company as of the date of this Agreement. Notwithstanding the foregoing, the Surviving Corporation shall not be required to expend more than $1,000,000 in premiums for the aggregate six year-period to obtain such coverage. Prior to the Effective Time of the Merger, the Company shall, to the extent required to obtain the insurance referred to in this Section 5.7(c), cause each person eligible for indemnification pursuant to Section 5.7(a) to execute and deliver to EVI and any insurance company providing the insurance referred to in this Section 5.7(c), a writing confirming, among other matters, that such person is not aware of any matter that could reasonably give rise to Indemnified Liabilities, in such form as may be reasonably satisfactory to EVI and any such insurance company.

     (d) Pursuant to the terms of Section 5.9 of the Agreement and Plan of Merger between the Company and Enterra Corporation dated June 23, 1995, EVI hereby agrees that effective as of the Effective Time of the Merger, the indemnification obligations of the Company as the surviving corporation in the merger contemplated by such agreement will be deemed expressly assumed by the Surviving Corporation.

     (e) All rights and obligations under this Section 5.7 shall be in addition to any rights that an Indemnified Party may have under the Restated Certificate of Incorporation or By-Laws of the Company as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the date hereof. The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives. This Section 5.7 shall be binding upon all successors and assigns of the Company, EVI and the Surviving Corporation.

     SECTION 5.8. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 5.9. Public Announcements. EVI and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.10. Accounting Matters. Neither the Company nor EVI shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 5.11. Voting Agreement. On the date hereof, First Reserve Corporation and the other entities named therein, which hold in the aggregate 6,579,673 Company Shares, shall execute and deliver to EVI a voting agreement in the form attached hereto as Exhibit C. Additionally, on the date hereof, Christiana Companies, Inc. and Lehman Brothers Holdings Inc. shall execute and deliver voting agreements to the Company.

     SECTION 5.12. Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time of the Merger, except pursuant to the terms of existing employee benefit plans, neither EVI nor any of its subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its subsidiaries or other affiliates will purchase any shares of EVI Common Stock.

     SECTION 5.13. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time of the Merger, neither the Company, EVI nor any subsidiaries of the Company or EVI to the extent the same involves a significant transaction involving the Company or EVI shall terminate, amend, modify or waive any provision of any standstill or similar agreement to which it is a party. During such period, the Company, EVI and any subsidiaries of the Company or EVI shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval and the EVI Stockholder Approval shall have been obtained.

     (b) NYSE Listing. The shares of EVI Common Stock issuable to the Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     (e) Registration Statement Effectiveness. The Registration Statement shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

     (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on EVI and its subsidiaries, taken as a whole.

     SECTION 6.2. Conditions of EVI. The obligation of EVI to consummate the Merger is further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

     (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and EVI shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Certifications and Opinion. The Company shall have furnished EVI with:

          (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

          (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Company Shares approving the Merger and the transactions contemplated hereby;

          (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Ms. Suzanne Thomas, general counsel for the Company, dated the Closing Date to the effect that:

             (A) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

             (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Corrected Restated Certificate of Incorporation or Amended and Restated By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

             (C) Each of the Company's U.S. significant subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

             (D) The Board of Directors of the Company has taken all action required by the DGCL and its Corrected Restated Certificate of Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and the Company's Certificate of Incorporation and Amended and Restated By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

     (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and EVI shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

     (d) Affiliate Letters. EVI shall have received from the Company a list of such Persons, if any, that EVI, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). The Company shall deliver or cause to be delivered to EVI an undertaking by each Affiliate in form satisfactory to EVI that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the shares of EVI Common Stock to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any shares of EVI Common Stock received or to be received pursuant to the Merger until such time as final results of operations of the Surviving Corporation covering at least 30 days of combined operations of EVI and the Company have been published and (iii) no shares of EVI Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

     (e) Tax Opinion. EVI shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to EVI, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and EVI as to certain customary facts and circumstances regarding the
Merger: (i) the Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code, (ii) each of the Company and EVI are parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company or EVI as a result of the Merger.

     (f) Pooling Accounting. EVI and the Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to EVI and Company, to the effect that, in accordance with generally accepted accounting principles and the applicable rules and regulations of the SEC, EVI and the Company are each eligible to be a party to a merger accounted for as a "pooling of interests" and that Arthur Andersen LLP is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with the Company as a "pooling of interests".

     (g) Consents, etc. EVI shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, after giving effect to the Merger.

     (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from EVI or any of its subsidiaries any damages that are material in relation to EVI and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of EVI, the Company or their respective subsidiaries.

     (i) Fairness Opinion. Morgan Stanley will not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.2(v).

     (j) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since the date hereof.

     SECTION 6.3. Conditions of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

     (a) Compliance. The agreements and covenants of EVI to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of EVI by the chief executive officer and the chief financial officer of EVI to such effect.

     (b) Certifications and Opinion. EVI shall have furnished the Company with:

          (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of EVI approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the shares of EVI Common Stock pursuant hereto;

          (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of EVI Common Stock approving the Merger and the transactions contemplated hereby;

          (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for EVI to the effect that:

             (A) EVI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement; EVI has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of EVI's Restated Certificate of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

             (B) The Board of Directors of EVI has taken all action required under the DGCL, its Restated Certificate of Incorporation or its By-Laws to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of EVI have taken all action required by the DGCL and EVI's Restated Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of EVI enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief; and

             (C) Each of EVI's U.S. significant subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

             (D) The shares of EVI Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of EVI will have any preemptive right of subscription or purchase in respect thereof under Delaware law or EVI's Certificate of Incorporation or By-laws.

     (c) Representations and Warranties True. The representations and warranties of EVI contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of EVI by the chief executive officer and the chief financial officer of EVI.

     (d) Tax Opinion. The Company shall have received an opinion of Baker & Botts, L.L.P., in form and substance satisfactory to the Company, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and EVI as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of the Company and EVI are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt by them of shares of EVI Common Stock in exchange for their Company Shares pursuant to the Merger.

     (e) Pooling Accounting. EVI and Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to EVI and Company, to the effect that, in accordance with generally accepted accounting principles and the applicable rules and regulations of the SEC, EVI and the Company are each eligible to be a party to a merger accounted for as a "pooling of interests" and that Arthur Andersen LLP is not aware of any matters or conditions that prohibit EVI's accounting for the Merger with the Company as a "pooling of interests".

     (f) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation, after giving effect to the Merger.

     (g) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, the Surviving Corporation or any of their respective subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, EVI or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

     (h) Fairness Opinion. Neither Merrill Lynch nor Simmons shall have revoked, modified or changed its opinion referred to in Section 3.1(v) in any manner adverse to the holders of the Company Shares.

     (i) No Material Adverse Change. There shall not have occurred any material adverse change with respect to EVI since the date hereof.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company or by the stockholders of EVI:

     (a) by mutual written consent of EVI and the Company;

     (b) by either EVI or the Company:

          (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

          (ii) if the stockholders of EVI fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of EVI or at any adjournment thereof;

          (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

          (iv) if the Merger shall not have been consummated on or before September 30, 1998, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

     (c) by EVI or the Company to the extent permitted under Section 8.2 or 8.3;

     (d) by EVI, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

     (e) by the Company, if EVI breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or EVI as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EVI or the Company, other than (i) the confidentiality provisions of Section 5.4 and the provisions of Sections 5.8, 8.2, 8.3 and Article IX and (ii) such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Agreement.

     SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company or the stockholders of EVI; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of EVI or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     SECTION 8.1. Takeover Defenses. The Company and EVI shall each take such action with respect to any anti-takeover provisions in its respective Certificate of Incorporation or Bylaws, including, in the case of the Company,
Article XI of the Company's Bylaws, or afforded it by statute, including Section 203 of the DGCL, to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

     SECTION 8.2. No Solicitation.

     (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section
5.4 hereof, including the standstill provisions thereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal or offer, other than a proposal or offer by EVI or any of its affiliates, for a merger, share exchange or other business combination involving the Company (excluding an acquisition by the Company otherwise permitted to be made by the Company under this Agreement and which does not involve a direct merger with or into the Company), (ii) any proposal or offer, other than a proposal or offer by EVI or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, a greater than 15% voting or equity interest in the Company or the acquisition of a material amount of the assets of the Company and its subsidiaries, taken as a whole, including an investment in or acquisition of securities of a subsidiary of the Company, to the extent so material, or (iii) any proposal or offer, other than a proposal or offer by EVI or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 15% of the Company Shares then outstanding.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to
Section 7.1 (a) or (b) or (e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EVI the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following EVI's receipt of written notice (a "Notice of Superior Proposal") advising EVI that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid to EVI the Company Termination Fee (as defined below). Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following EVI's receipt of a Notice of Superior Proposal.

     (c) EVI shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of EVI or any of its subsidiaries to, directly or indirectly, solicit, initiate or encourage the submission of any Preclusive Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of EVI or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of EVI, whether or not such Person is purporting to act on behalf of EVI or otherwise, shall be deemed to be a material breach of this Agreement by EVI. For purposes of this Agreement, a "Preclusive Transaction" means a transaction that would be in lieu of the Merger or that would reasonably be expected to result in an agreement that would prohibit or otherwise preclude the consummation of the Merger.

     (d) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify in a manner adverse to EVI the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, EVI may terminate this Agreement subject to Section 7.2 hereof.

     (e) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, more than 50% of the Company Shares then outstanding or more than 50% of the assets of the Company and its subsidiaries, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to EVI) to be more favorable to the Company's stockholders than the Merger.

     (f) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise EVI orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry. The Company will keep EVI fully informed of the status and details of any such takeover proposal or inquiry.

     SECTION 8.3. Fee and Expense Reimbursements.

     (a) The Company agrees to pay EVI a fee in immediately available funds of $60,000,000 (the "Company Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by the Company pursuant to
Section 8.2(b) or by EVI pursuant to Section 8.2(d).

     (b) In the event this Agreement is terminated for any reason other than a material breach by EVI, the Company also agrees to pay to EVI the Company Termination Fee if (i) after the date hereof and before the termination of this Agreement, a takeover proposal shall have been made and publicly announced by any Person or group of Persons (an "Acquiring Person"), (ii) the stockholders of the Company shall not have approved the Merger and (iii) after the date hereof and at or prior to 12 months after the date of termination of this Agreement, the Acquiring Person or any affiliate of the Acquiring Person shall have effected an Alternative Transaction (as defined below). An Alternative Transaction shall mean (i) a merger, share exchange or other business combination or other transaction in which more than 15% of the voting securities of the Company or a material amount of the assets of the Company and its subsidiaries, taken as a whole, is acquired, including an investment in or acquisition of securities of a subsidiary of the Company to the extent so material, or (ii) any acquisition from the stockholders of the Company by tender offer, exchange offer or otherwise of more than 15% of the outstanding Company Shares. The Company Termination Fee payable under this Section 8.3(b) shall be payable as a condition to the consummation of the Alternative Transaction.

     (c) Neither the Board of Directors of EVI nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section
7.1 (a), (b) or (d), (i) withdraw or modify in a manner adverse to the Company the approval or recommendation by the Board of Directors of EVI or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend a Preclusive Transaction. Notwithstanding the foregoing, if the Board of Directors of EVI receives a proposal for a Preclusive Transaction or other takeover proposal involving EVI because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw its recommendation or modify its approval or recommendation of this Agreement or the Merger, the Board of

Directors may do so and EVI may terminate this Agreement subject to Section 7.2 hereof at any time after midnight on the third business day following giving notice of such determination to the Company by advising the Company that the Board of Directors has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such proposal. EVI may terminate this Agreement pursuant to the preceding sentence only if the stockholders of EVI shall not yet have voted upon the Merger and EVI shall have paid to the Company the EVI Termination Fee (as hereinafter defined). EVI agrees to pay the Company a fee in immediately available funds of $60,000,000 (the "EVI Termination Fee") promptly upon (i) the termination of this Agreement pursuant to the second sentence of this Section 8.3(c) or (ii) the stockholders of EVI not approving the Merger as a result of a hostile takeover of EVI after the date of this Agreement. For purposes hereof, a "takeover proposal involving EVI" shall mean (i) any proposal or offer for a merger, share exchange or other business combination involving EVI (excluding an acquisition otherwise permitted to be made by EVI under this Agreement and which does not involve a direct merger with or into EVI), (ii) any proposal or offer to acquire from EVI or any of its affiliates in any manner, directly or indirectly, a greater than 15% voting or equity interest in EVI or the acquisition of a material amount of the assets of EVI and its subsidiaries taken as a whole, including an investment in or acquisition of securities of a subsidiary of EVI to the extent so material, or (iii) any proposal or offer to acquire from the stockholders of EVI by tender offer, exchange offer or otherwise, more than 15% of the EVI Common Stock then outstanding.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company or EVI pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)if to EVI, to

        EVI, Inc.
        5 Post Oak Park, Suite 1760
        Houston, Texas 77027
        Telephone: (713) 297-8400
        Facsimile: (713) 297-8488

          Attention:
                 Bernard J. Duroc-Danner
                 President and Chief Executive Officer

and

                 James G. Kiley
                 Vice President and Chief Financial Officer with a copy to:

        Fulbright & Jaworski L.L.P.
        1301 McKinney, Suite 5100
        Houston, Texas 77010-3095
        Telephone: (713) 651-5151
        Facsimile: (713) 651-5246
        Confirm: (713) 651-5496

        Attention: Curtis W. Huff, Esq.

     (b)if to the Company, to

        Weatherford Enterra, Inc.
        1360 Post Oak Blvd., Suite 1000
        Houston, Texas 77056-3098
        Telephone: (713) 439-9400
        Facsimile: (713) 622-0913

          Attention:
                 Thomas R. Bates, Jr.
                 President and Chief Executive Officer

and

                 H. Suzanne Thomas, Esq.
                 General Counsel

        with a copy to:

        Baker & Botts, L.L.P.
        910 Louisiana, Suite 3000
        Houston, Texas 77002
        Telephone: (713) 229-1234
        Facsimile: (713) 229-1522
        Confirm: (713) 229-1603

        Attention: Charles Szalkowski, Esq.

     SECTION 9.3. Definitions. For purposes of this Agreement:

     (a) an "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

     (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of the Company, and with respect to any matter stated herein to be "to EVI's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of EVI.

     (c) "Material Adverse Effect" or "material adverse change" means, when used in connection with any Person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that Person and its subsidiaries, taken as a whole; provided, however, a Material Adverse Effect or material adverse change with respect to the Company or EVI shall not include
(i) any effect or change relating to or affecting the oil and gas service industry as a whole, (ii) changes in national or international economic conditions or industry conditions generally, (iii) changes, or possible changes, in foreign, Federal, state or local statutes and regulations applicable to the Company and EVI, as the case may be, or (iv) the loss of employees, customers or suppliers by such party as a direct or indirect consequence of any announcement relating to the Merger.

     (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

     (e) a "subsidiary" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

     SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 1.5, 5.6 and 5.7, are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

     SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Texas or in the Southern District of Texas.

     SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, EVI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            EVI, INC.

                                            By /s/ BERNARD J. DUROC-DANNER
                                             -----------------------------------
                                                   Bernard J. Duroc-Danner
                                                President and Chief Executive
                                                            Officer

                                            WEATHERFORD ENTERRA, INC.

                                            By   /s/ THOMAS R. BATES. JR.
                                             -----------------------------------
                                                    Thomas R. Bates, Jr.
                                                President and Chief Executive
                                                            Officer

                                   EXHIBIT A
                             EVI WEATHERFORD, INC.

                     RESTATED CERTIFICATE OF INCORPORATION

     1. The name of the Corporation is EVI Weatherford, Inc.

     2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4. The total number of shares of stock of all classes which the Corporation has authority to issue is Two Hundred and Fifty-Three Million (253,000,000) shares, of which Two Hundred and Fifty Million (250,000,000) shares shall be Common Stock, with a par value of one dollar ($1.00) per share ("Common Stock"), and Three Million (3,000,000) shares shall be Preferred Stock, with a par value of one dollar ($1.00) per share ("Preferred Stock").

     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

                                PREFERRED STOCK

          Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is hereby vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The vested authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

             (a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Three Million (3,000,000));

             (b) the annual dividend rate, if any, on shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

             (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

             (d) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or purchase fund and, if so, the terms of such obligation;

             (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or any stock of any series of the same class or any other class or classes or any evidences of indebtedness and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

             (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including, without limitation, whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

             (g) the rights of the shares of such series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the Corporation;

             (h) whether the shares of such series shall be entitled to the benefit of conditions and restrictions upon (i) the creation of indebtedness of the Corporation or any subsidiary, (ii) the issuance of any additional stock (including additional shares of such series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

             (i) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to any such series.

          Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors. The shares of Preferred Stock of any one series shall be identical with the other shares in such series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

          Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

          Subject to the rights of any outstanding shares of any series of Preferred Stock, this Restated Certificate of Incorporation may be amended from time to time in a manner that would solely modify or change the relative powers, preferences and rights and the qualifications and limitations or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected provided that the powers, preferences and rights and the qualification and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and the qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors by this Article 4. Approval of any such amendment by the holders of the Common Stock shall not be required and any such amendment shall be deemed not to have affected the holders of the Common Stock adversely.

          The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.

                                  COMMON STOCK

          Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article 4:

             (a) dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise;

             (b) the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

             (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

     5. The Corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          By a majority vote of the whole board, to designate one or more committees. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the Delaware General Corporation Law, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes, or any other series of the same or any other class or classes of stock of the Corporation), adopting an agreement of merger or consolidation under Section 251 or 252 of the Delaware General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the bylaws of the Corporation; and, unless the resolution, bylaws or certificate of incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.

          When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interest of the Corporation.

     7. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     8. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

     In furtherance and not in limitation of the foregoing provisions of this
Article 8, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time any provision of the by-laws of the Corporation (including, without limitation, By-laws governing the conduct of, and the matters which may properly be brought before, meetings of the stockholders and By-laws specifying the manner and extent to which prior notice shall be given of the submission of proposals to be submitted at any meeting of stockholders or of nominations of elections of directors to be held at any such meeting) by the vote of a majority of the entire Board of Directors, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal by-laws of the Corporation. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article 4 of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock of all classes and series of stock the holders of which are entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provision of the By-laws.

     9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof and as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                                                       EXHIBIT B

                                    BY-LAWS

                                       OF

                             EVI WEATHERFORD, INC.

                   AMENDED AND RESTATED ON             , 1998

                                   ARTICLE I

                                  STOCKHOLDERS

     1. Annual Meeting. The annual meeting of stockholders shall be held on the second Friday in May in each year (or if that be a legal holiday in the place where the meeting is to be held, on the next succeeding full business day), at the principal office of the corporation at 11:00 o'clock A.M. unless a different date, hour or place within or without the State of Delaware is fixed by the Board of Directors or the President. The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Certificate of Incorporation or by these By-Laws, may be specified by the Board of Directors or the President.

     2. Notice of Meetings. A written notice stating the place, date and hour of all meetings of stockholders, and in the case of special meetings, the purposes of the meeting shall be given by the Secretary (or other person authorized by these By-Laws or by-law) not less than ten nor more than sixty days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-Laws is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation. Notice need not be given to a stockholder if a written waiver of notice is executed before or after the meeting by such stockholder, if communication with such stockholder is unlawful, or if such stockholder attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     3. Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

     4. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the corporation unless otherwise provided by law or by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

     5. Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matters except where a larger vote is required by law, by the Certificate of Incorporation or by these By-Laws. Any election by stockholders shall be determined by plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-Laws. No ballot shall be required for any election unless requested by a stockholder entitled to vote in the election. The corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

     6. Action Without a Meeting. Any action required or permitted by law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     7. Stockholder Lists. The Secretary (or other person authorized by these By-Laws or by-law) shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                   ARTICLE II

                                   DIRECTORS

     1. Powers. The business of the corporation shall be managed by a Board of Directors consisting of ten members, which number may be increased or decreased from time to time by the Board of Directors, who may exercise all the powers of the corporation except as otherwise provided by law.

     2. Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, Directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any Director may resign by delivering his written resignation to the corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     3. Vacancies. Any vacancy occurring in the Board of Directors may be filled by any vote or other concurrence of the remaining directors or by vote of the stockholders.

     4. Removal. A Director may be removed from office (a) with or without cause by vote of the holders of the majority of the shares of stock entitled to vote in the election of Directors or (b) to the extent permitted by law, for cause by vote of the majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

     5. Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by three or more Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

     6. Notice of Meetings. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary, or Assistant Secretary, or in the case of the death, absence, incapacity or refusal of such persons, by one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone or by telegram sent to his business or home address at least twenty-four hours in advance of the meeting, or by written notice mailed to his business or home at least forty-eight hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

     7. Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

     8. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these Bylaws.

     9. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and the writing or writings are filed with the minutes of the Board of Directors. Such consent shall be treated as a vote of the Board of Directors for all purposes.

     10. Committees. The Board of Directors, by a majority vote of the Directors then in office, may establish one or more committees, and may delegate thereto some or all of its powers except those which by law, by the Certificate of Incorporation, or by these By-Laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-Laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect.

                                  ARTICLE III

                                    OFFICERS

     1. Officers. The officers of the corporation shall be a Chairman of the Board and Chief Executive Officer, a President, one or more Vice Presidents, any one or more of which may be designated Executive Vice President or Senior Vice President, a Secretary and a Treasurer. The Board of Directors may appoint such other officers and agents, including Chief Financial Officer, Controller, Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, in each case as the Board of Directors shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any two or more offices may be held by the same person. No officer shall execute, acknowledge, verify or countersign any instrument on behalf of the corporation in more than one capacity, if such instrument is required by law, by these by-laws or by any act of the corporation to be executed, acknowledged, verified, or countersigned by two or more officers. The Chairman of the Board shall be elected from among the directors. With the foregoing exceptions, none of the other officers need be a director, and none of the officers need be a stockholder of the corporation.

     2. Election and Term of Office. The officers of the corporation shall be elected annually by the Board of Directors at its first regular meeting held after the annual meeting of stockholders or as soon thereafter as conveniently possible. Each officer shall hold office until his successor shall have been chosen and shall have qualified or until his death or the effective date of his resignation or removal, or until he shall cease to be a director in the case of the Chairman.

     3. Removal and Resignation. Any officer or agent elected or appointed by the Board of Directors may be removed without cause by the affirmative vote of a majority of the Board of Directors whenever, in its judgment, the best interests of the corporation shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     4. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

     5. Salaries. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors or pursuant to its direction; and no officer shall be prevented from receiving such salary by reason of his also being a director.

     6. Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control the business and affairs of the corporation. The Chairman shall preside at all meetings of the Board of Directors or of the stockholders of the corporation. The Chairman shall formulate and submit to the Board of Directors matters of general policy for the corporation and shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors. He shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors. The Chairman of the Board shall keep the Board of Directors informed and shall consult with them concerning the business of the corporation. He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these by-laws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed. He shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and in general he shall perform all other duties normally incident to the office of Chairman and Chief Executive Officer and such other duties as may be prescribed by the stockholders or the Board of Directors from time to time.

     7. President. The President shall be the chief operating officer of the corporation and, subject to the powers of the Chairman and Chief Executive Officer and the control of the Board of Directors, shall in general supervise and control the operations of the corporation. In the absence of the Chairman of the Board, the President shall preside at all meetings of the Board of Directors and of the stockholders. He may also preside at any such meeting attended by the Chairman if he is so designated by the Chairman. He shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors or by the Chairman and Chief Executive Officer. The President shall keep the Chairman and the Board of Directors informed and shall consult with them concerning the operations of the corporation. He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these by-laws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed. He shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and in general he shall perform all other duties normally incident to his office and such other duties as may be prescribed by the stockholders or the Board of Directors from time to time.

     8. Vice Presidents. In the absence of the Chairman and the President, or in the event of their inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the Chairman, the President or the Board of Directors.

     9. Secretary. The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law; (c) be custodian of the corporate records and of the seal of the corporation, and see that the seal of the corporation or a facsimile thereof is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these by-laws; (d) keep or cause to be kept a register of the post office address of each stockholder which shall be furnished by such stockholder; (e) sign with the President, or an Executive Vice President or Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chairman, the President or the Board of Directors.

     10. Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine. He shall (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such moneys in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with these by-laws; (c) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the stockholders, and at such other times as may be required by the Board of Directors, the Chairman or the President, a statement of financial condition of the corporation in such detail as may be required; and
(d) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman, the President or the Board of Directors.

     11. Assistant Secretary or Treasurer. The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chairman, the President or the Board of Directors. The Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of his office. The Assistant Secretaries may sign, with the President or a Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

     12. Other Powers and Duties. Subject to these By-Laws, each officer of the corporation shall have in addition to the duties and powers specifically set forth in these By-Laws, such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board of Directors.

                                   ARTICLE IV

                                 CAPITAL STOCK

     1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Such signatures may be facsimile if the certificate is signed by a transfer agent or registrar, other than the corporation or its employee. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

     2. Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the corporation by the surrender to the corporation of its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps

(if necessary) affixed, and with such proof of the authenticity of signature as the corporation or its transfer agent may reasonably require.

     3. Record Holders. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-Laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-Laws.

     It shall be the duty of each stockholder to notify the corporation of his post office address.

     4. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to exercise any rights in respect of any change, conversion or exchange of stock the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. In order that the corporation may determine the stockholders entitled to receive the payment of any dividend or other distribution or any allotment of any rights, the Board of Directors may fix in advance a record date and a payment date therefor. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the corporation after the record date.

     5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

                                   ARTICLE V

                                INDEMNIFICATION

     This corporation shall indemnify, to the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof and as it may hereafter be amended, (a) each of its present and former officers and Directors, and (b) each of its present or former officers, Directors, agents or employees who are serving or have served at the request of this corporation as an officer, Director or partner (or in any similar position) of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether by or in the right of this corporation, by a third party or otherwise, to which such person is made a party or threatened to be made a party by reason of such office in this corporation or in another corporation, partnership, joint venture, trust or other enterprise.

     To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof and as it may hereafter be amended, under general or specific authority granted by the Board of Directors, (a) this corporation may furnish such indemnification to its agents and employees with respect to their activities on behalf of this corporation; (b) this corporation may furnish such indemnification to each present or former officer, Director, employee or agent of a constituent corporation absorbed in a consolidation or merger with this corporation and to each officer, Director, agent or employee who is or was serving at the request of such constituent corporation as an officer, Director, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; and (c) this corporation may purchase and maintain indemnification insurance on behalf of any of the officers, Directors, agents or employees whom it is required or permitted to indemnify as provided in this Article.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

     1. Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the corporation shall end on December 31 of each year.

     2. Seal. The Board of Directors shall have power to adopt and alter the seal of the corporation.

     3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the corporation in the ordinary course of its business without Director action, may be executed on behalf of the corporation by the President or the Treasurer.

     4. Voting of Securities. Unless otherwise provided by the Board of Directors, the President or Treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

     5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the corporation.

     6. Corporate Records. The original or attested copies of the Certificate of Incorporation, By-Laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the corporation, at the office of its counsel, or at an office of its transfer agent.

     7. Certification of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

     8. Amendments. These By-Laws may be amended or repealed or additional By-Laws adopted by the stockholders or by the Board of Directors; provided, that
(a) the Board of Directors may not amend or repeal this Section or any provision of these By-Laws which by law, by the Certificate of Incorporation or by these By-Laws requires action by the stockholders, and (b) any amendment or repeal of these By-Laws by the Board of Directors and any By-Law adopted by the Board of Directors may be amended or repealed by the stockholders.

                                                                      Appendix B

                          [Morgan Stanley Letterhead]


March 4, 1998


Board of Directors
EVI, Inc.
4400 Post Oak Parkway
Suite 1760
Houston, Texas  77027

Members of the Board:

We understand that Weatherford Enterra, Inc. ("Weatherford") and EVI, Inc. ("EVI") propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated March 4, 1998 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Weatherford with and into EVI. Pursuant to the Merger, each outstanding share of common stock, par value $0.10 per share, of Weatherford (the "Weatherford Common Stock"), other than shares held in treasury or held by EVI or any affiliate of Weatherford or EVI, will be converted into the right to receive 0.95 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of EVI (the "EVI Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to EVI.

For purposes of the opinion set forth herein, we have:

         (I) reviewed certain publicly available financial statements and other information of Weatherford and EVI, respectively;

         (II) reviewed certain internal financial statements and other financial and operating data concerning Weatherford and EVI prepared by the managements of Weatherford and EVI, respectively;

         (III) analyzed certain financial projections prepared by the managements of Weatherford and EVI, respectively;

         (IV) discussed the past and current operations and financial condition and the prospects of Weatherford with senior executives of Weatherford;

         (V) discussed the past and current operations and financial condition and the prospects of EVI with senior executives of EVI;

         (VI) reviewed the pro forma impact of the Merger on EVI's earnings per share, cash flow, consolidated capitalization and financial ratios;

         (VII) discussed with senior management of EVI and Weatherford their estimates of the synergies and cost savings expected to be derived from the Merger;

         (VIII) reviewed the reported prices and trading activity for the Weatherford Common Stock and the EVI Common Stock;

         (IX) compared the financial performance of Weatherford and EVI and the prices and trading activity of the Weatherford Common Stock and the EVI Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (X) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

         (XI)    reviewed the Merger Agreement and related documents; and

         (XII)   performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of the synergies and cost savings expected to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Weatherford and EVI. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of Weatherford, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have been retained to provide the opinion letter to the Board of Directors of EVI in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for EVI and its affiliates and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of EVI and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by EVI in respect of the transaction with the Securities and Exchange Commission.

In addition, this opinion does not in any manner address the prices at which EVI's

Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and EVI should vote at the shareholders' meetings held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to EVI.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED


By: /s/ Stephen A. Trauber
   ---------------------------
Stephen A. Trauber
Principal

                                                                      APPENDIX C
                           [MERRILL LYNCH LETTERHEAD]

                                 March 4, 1998

Board of Directors
Weatherford Enterra, Inc.
1360 Post Oak Blvd., Suite 1000
Houston, Texas 77056-3098

Members of the Board of Directors:

     Weatherford Enterra, Inc. (the "Company") and EVI, Inc. ("EVI") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with EVI in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.10 per share (the "Company Shares"), will be exchanged into 0.95 shares (the "Exchange Ratio") of the common stock of EVI, par value $1.00 per share (the "EVI Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Shares.

     In arriving at the opinion set forth below, we have among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company and EVI that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and EVI furnished to us by the Company's and EVI's managements, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to us by the management of the Company (the "Expected Synergies");

     (3) Conducted discussions with members of senior management and representatives of the Company and EVI concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the Company Shares and EVI Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and EVI and compared them with those of certain companies which we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company and EVI and their financial and legal advisors;

     (8) Reviewed the potential pro forma impact of the Merger;

     (9) Reviewed a draft of the Agreement; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or EVI or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or EVI. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or EVI, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or EVI's management as to the expected future financial performance of the Company or EVI, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising our of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the EVI Shares and other securities of EVI for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the EVI Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                              SMITH INCORPORATED

                                                                      APPENDIX D

                  [SIMMONS & COMPANY INTERNATIONAL LETTERHEAD]

                                        March 4, 1998

Board of Directors
Weatherford Enterra, Inc.
1360 Post Oak Boulevard, Suite 1000
Houston, Texas 77056-3098

Members of the Board:

     You have informed us that Weatherford Enterra, Inc. (the "Company") and EVI, Inc. ("EVI") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged (the "Proposed Merger") with and into EVI in a transaction in which each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the "Company Common Stock") will be converted into the right to receive 0.95 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of EVI (the "EVI Common Stock"). Cash will be exchanged in lieu of fractional shares of the EVI Common Stock.

     You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock.

     Simmons, as a specialized energy-related investment banking firm, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, and the management and underwriting of sales of equity and debt to the public. Simmons has previously rendered investment banking services to the Company in connection with a number of transactions for which Simmons received customary compensation. In addition, in the ordinary course of business, Simmons may actively trade the securities of the Company and EVI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) a draft of the Agreement dated March 4, 1998 and related disclosure letters furnished to Simmons by the Company; (ii) financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for the years ended December 31, 1994 through 1996, the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Proxy Solicitation Materials on Schedule 14A dated April 10, 1997; (iii) certain other internal information, primarily financial in nature and including fourth quarter 1997 results and financial forecasts, concerning the business and operations of the Company furnished by the Company for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of the Company Common Stock; (v) certain publicly available information concerning EVI, including the Annual Reports on Form 10-K of EVI for the years ended December 31, 1994 through 1996, the Quarterly Reports on Form 10-Q of EVI for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Proxy Solicitation Materials on Schedule 14A dated May 6, 1997, Current Reports on Forms 8-K and 8-K/A since January 1, 1997 and Registration Statements on Forms S-3, S-4, and S-4/A since January 1, 1997; (vi) certain other internal information, primarily financial in nature and including fourth quarter 1997 results and financial forecasts, concerning the business and operations of EVI furnished by EVI for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of EVI Common Stock; (viii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to the Company or EVI and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of the Company and of EVI to discuss the foregoing as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided by the Company and EVI, or publicly available, including, without limitation, information with respect to asset conditions, tax positions, liability reserves and insurance coverages, and has not assumed any responsibility to independently verify any such information. With respect to the financial forecasts and other data reviewed by Simmons, Simmons has assumed, with your consent, that such forecasts and other data, including, without limitation, the information provided by the managements of the Company and EVI with respect to projected cost savings and operating efficiencies resulting from the Proposed Merger, have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of the Company and EVI as to the expected future financial performance of their respective companies and of the companies combined in the Proposed Merger. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of the Company, nor has Simmons made or obtained any independent evaluations or appraisals of any of such assets, properties or facilities. Simmons has assumed that the Proposed Merger would be treated as a "pooling of interests" for accounting purposes and as a tax-free reorganization for federal income tax purposes. In addition, although Simmons has discussed the prospects of the Company and of EVI with certain representatives of their respective managements, Simmons has been provided with only limited financial projections and other similar analyses prepared by the Company's management with respect to the Company's future performance and by EVI's management with respect to EVI's future performance.

     In conducting its analysis and arriving at its opinion as expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and EVI; (ii) the business prospects of the Company and EVI; (iii) the potential personnel and operating expense reductions that could be achieved in the Proposed Merger; (iv) the historical and current market for the Common Stock, for EVI Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or EVI; (v) the estimated pro forma effect of the Proposed Merger on the Company's capitalization and historical and future cash flows, earnings per share and cash flow per share; and (vi) such other financial analyses and studies which Simmons deemed appropriate. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof.

     Simmons is acting as financial advisor to the Company in this transaction and will receive a customary fee for its services, which is contingent upon the consummation of the Proposed Merger. This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Proposed Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Proposed Merger or any matter related thereto. We are not expressing any opinion herein as to the prices at which the Company Common Stock or EVI Common Stock will trade following the announcement or consummation of the Proposed Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

                                          Sincerely,

                                          SIMMONS & COMPANY INTERNATIONAL

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors are not liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify each officer and director of the Registrant against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Registrant provide for indemnification of each officer and director of the Registrant to the fullest extent permitted by Delaware law. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman Brothers"), constitute two of the seven members of the Board of Directors of the Registrant. Under the restated certificates of incorporation, as amended to date, of Lehman Brothers and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of the Registrant, are to be indemnified by Lehman Brothers and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of the Registrant at the request of Lehman Brothers and Holdings.

     Section 145 of the Delaware General Corporation Law also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Registrant has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           2.1           -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
           2.2           -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
           2.3           -- Agreement and Plan of Merger dated December 12, 1996, by and among EVI, Inc., Christiana Acquisition, Inc.,
                            Christiana Companies, Inc. and C2, Inc. (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed December 31, 1997).

           2.4           -- Agreement dated December 12, 1997, by and among EVI,
                            Inc., Christiana Companies, Inc., Total Logistic Control
                            LLC and C2, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 31,
                            1997).
           2.5           -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
           2.6           -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
           2.7           -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
           2.8           -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
           2.9           -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).
           2.10          -- Agreement and Plan of Merger dated as of December 5,
                            1996, among Energy Ventures, Inc., GulfMark Acquisition
                            Co., GulfMark International, Inc. and New GulfMark
                            International, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 26,
                            1996).
           2.11          -- Agreement and Plan of Distribution dated as of December
                            5, 1996, by and among GulfMark International, Inc., New
                            GulfMark International, Inc. and Energy Ventures, Inc.
                            (incorporated by reference to Exhibit No. 2.3 to Form
                            8-K, File 1-13086, filed December 26, 1996).
           2.12          -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc.,
                            GulfMark Acquisition Co., GulfMark International, Inc.
                            and GulfMark Offshore, Inc. (incorporated by reference to
                            Exhibit No. 2.3 to the Registration Statement on Form S-4
                            (Reg. No. 333-24133)).
           2.13          -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling Company and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit 2.1 to Form
                            8-K, File 1-13086, filed October 3, 1996).
           2.14          -- Agreement and Plan of Merger dated as of June 20, 1996
                            between Energy Ventures, Inc., TCA Acquisition, Inc. and
                            Tubular Corporation of America (incorporated by reference
                            to Exhibit No. 2.1 to Form 8-K, File 1-13086, filed
                            June 24, 1996).
           3.1           -- Restated Certificate of Incorporation of the Registrant,
                            as amended (incorporated by reference to Exhibit No. 3.1
                            to the Form 8-K, File 1-13086, filed May 14, 1997).
           3.2           -- By-laws of the Registrant (incorporated by reference to
                            Exhibit No. 3.2 to Form 10-K, File 1-13086, filed
                            March 1, 1994).
           4.1           -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Restated Certificate of Incorporation, as amended, and
                            By-laws of the Registrant defining the rights of the
                            holders of Common Stock.

           4.2           -- Credit Agreement dated as of February 17, 1998, among
                            EVI, Inc., EVI Oil Tools Canada Ltd., the Subsidiary
                            Guarantors defined therein, Chase Bank of Texas, National
                            Association, as U.S. Administrative Agent, The Bank of
                            Nova Scotia, as Documentation Agent and Canadian Agent,
                            ABN AMRO Bank, N.V., as Syndication Agent, and the other
                            Lenders defined therein, including the Form of Note
                            (incorporated by reference to Exhibit No. 4.1 to the Form
                            8-K, File 1-13086, filed March 3, 1998).
           4.3           -- Indenture dated March 15, 1994, among Energy Ventures,
                            Inc., as Issuer, the Subsidiary Guarantors party thereto,
                            as Guarantors, and Chemical Bank, as Trustee
                            (incorporated by reference to Form 8-K, File 1-13086,
                            filed April 5, 1994).
           4.4           -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                            Inc. (incorporated by reference to Form 8-K, File
                            1-13086, filed April 5, 1994).
           4.5           -- First Supplemental Indenture by and among Energy
                            Ventures, Inc., Prideco and Chemical Bank, as trustee,
                            dated June 30, 1995 (incorporated by reference to Exhibit
                            No. 4.4 to the Registration Statement on Form S-3 (Reg.
                            No. 33-61933)).
           4.6           -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
           4.7           -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
           4.8           -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
           4.9           -- Fifth Supplemental Indenture by and between EVI, Inc. and
                            The Chase Manhattan Bank dated as of December 12, 1997
                            (including the Form of Note and Form of Exchange Note)
                            (incorporated by reference to Exhibit 4.1 to Form 8-K,
                            File 1-13086, filed December 31, 1997).
           4.10          -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit No. 4.13 to the Registration
                            Statement on Form S-3 (Reg. No. 333-45207)).
           4.11          -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including Form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
           4.12          -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Credit Suisse First Boston Corporation, Lehman Brothers
                            Inc., Prudential Securities Incorporated and Schroder &
                            Co. Inc. (incorporated by reference to Exhibit 4.3 to
                            Form 8-K, File 1-13086, filed November 5, 1997).
          +5.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
          +8.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.
          +8.2           -- Opinion of Baker & Botts, L.L.P., regarding certain tax matters.
         +23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibits 5.1 and 8.1).
         +23.2           -- Consent of Baker & Botts, L.L.P. (included in Exhibit
                            8.2).
         *23.3           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI, Inc.

         *23.4           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Weatherford Enterra, Inc.
         *23.5           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Christiana Companies, Inc.
         *23.6           -- Consent of Arthur Andersen LLP, with respect to the
                            GulfMark Retained Assets' financial statements.
         *23.7           -- Consent of Ernst & Young LLP with respect to the
                            consolidated financial statements of Trico Industries,
                            Inc.
         *23.8           -- Consent of Arthur Andersen & Co. with respect to the
                            combined financial statements of BMW Monarch
                            (Lloydminster) Ltd. and BMW Pump Inc.
         *23.9           -- Consents of Thomas R. Bates, Jr., Philip Burguieres,
                            William E. Macaulay, Robert K. Moses, Jr., Randall D.
                            Stilley, James R. Burke and Curtis W. Huff with respect
                            to being named a director and/or executive officer of the
                            Registrant.
         *24.1           -- Powers of Attorney (contained on page II-6).
         *99.1           -- Proxy card for use at Special Meeting of Stockholders of
                            EVI, Inc.
         *99.2           -- Proxy card for use at Special Meeting of Stockholders of
                            Weatherford Enterra, Inc.
         *99.3           -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion (included in Appendix B to the
                            Joint Proxy Statement/Prospectus forming part of this
                            Registration Statement on Form S-4).
         *99.4           -- Consent of Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated with respect to their fairness opinion.
         *99.5           -- Consent of Simmons & Company International with respect to their fairness opinion.
         *99.6           -- Consolidated Financial Statements of Christiana
                            Companies, Inc. as of June 30, 1997 and 1996 and for each
                            of the three years in the period ended June 30, 1997, and
                            as of December 31, 1997 and 1996 and for each of the six
                            month periods ended December 31, 1997 and 1996.

---------------

*   Filed herewith

+   To be filed by amendment

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 6, 1998.

                                            EVI, INC.

                                            By:/s/ BERNARD J. DUROC-DANNER

                                             -----------------------------------
                                                   Bernard J. Duroc-Danner
                                                 President, Chief Executive
                                                    Officer and Director
                                                (Principal Executive Officer)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and James G. Kiley, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----
             /s/ BERNARD J. DUROC-DANNER               President, Chief Executive               April 6, 1998
-----------------------------------------------------    Officer and Director
               Bernard J. Duroc-Danner                   (Principal Executive Officer)

                 /s/ JAMES G. KILEY                    Vice President and Chief                 April 6, 1998
-----------------------------------------------------    Financial Officer
                   James G. Kiley                        (Principal Financial Officer)

                /s/ FRANCES R. POWELL                  Vice President, Accounting               April 6, 1998
-----------------------------------------------------    and Controller
                  Frances R. Powell                      (Principal Accounting Officer)

                /s/ DAVID J. BUTTERS                   Director and Chairman of the Board       April 6, 1998
-----------------------------------------------------
                  David J. Butters

                 /s/ URIEL E. DUTTON                   Director                                 April 6, 1998
-----------------------------------------------------
                   Uriel E. Dutton

                                                       Director
-----------------------------------------------------
                  Sheldon S. Gordon

                /s/ SHELDON B. LUBAR                   Director                                 April 6, 1998
-----------------------------------------------------
                  Sheldon B. Lubar

                /s/ ROBERT B. MILLARD                  Director                                 April 6, 1998
-----------------------------------------------------
                  Robert B. Millard

                                                       Director
-----------------------------------------------------
                   Robert A. Rayne

                                 EXHIBIT INDEX

          NO.                                    DESCRIPTION
          ---                                    -----------

           2.1           -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
           2.2           -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
           2.3           -- Agreement and Plan of Merger dated December 12, 1996, by and among EVI, Inc., Christiana Acquisition, Inc.,
                            Christiana Companies, Inc. and C2, Inc. (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed December 31, 1997).
           2.4           -- Agreement dated December 12, 1997, by and among EVI,
                            Inc., Christiana Companies, Inc., Total Logistic Control
                            LLC and C2, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 31,
                            1997).
           2.5           -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
           2.6           -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
           2.7           -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
           2.8           -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
           2.9           -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).
           2.10          -- Agreement and Plan of Merger dated as of December 5,
                            1996, among Energy Ventures, Inc., GulfMark Acquisition
                            Co., GulfMark International, Inc. and New GulfMark
                            International, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 26,
                            1996).
           2.11          -- Agreement and Plan of Distribution dated as of December
                            5, 1996, by and among GulfMark International, Inc., New
                            GulfMark International, Inc. and Energy Ventures, Inc.
                            (incorporated by reference to Exhibit No. 2.3 to Form
                            8-K, File 1-13086, filed December 26, 1996).
           2.12          -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc.,
                            GulfMark Acquisition Co., GulfMark International, Inc.
                            and GulfMark Offshore, Inc. (incorporated by reference to
                            Exhibit No. 2.3 to the Registration Statement on Form S-4
                            (Reg. No. 333-24133)).

          NO.                                    DESCRIPTION
          ---                                    -----------
           2.13          -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling Company and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit 2.1 to Form
                            8-K, File 1-13086, filed October 3, 1996).
           2.14          -- Agreement and Plan of Merger dated as of June 20, 1996
                            between Energy Ventures, Inc., TCA Acquisition, Inc. and
                            Tubular Corporation of America (incorporated by reference
                            to Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June
                            24, 1996).
           3.1           -- Restated Certificate of Incorporation of the Registrant,
                            as amended (incorporated by reference to Exhibit No. 3.1
                            to the Form 8-K, File 1-13086, filed May 14, 1997).
           3.2           -- By-laws of the Registrant (incorporated by reference to
                            Exhibit No. 3.2 to Form 10-K, File 1-13086, filed March
                            1, 1994).
           4.1           -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Restated Certificate of Incorporation, as amended, and
                            By-laws of the Registrant defining the rights of the
                            holders of Common Stock.
           4.2           -- Credit Agreement dated as of February 17, 1998, among
                            EVI, Inc., EVI Oil Tools Canada Ltd., the Subsidiary
                            Guarantors defined therein, Chase Bank of Texas, National
                            Association, as U.S. Administrative Agent, The Bank of
                            Nova Scotia, as Documentation Agent and Canadian Agent,
                            ABN AMRO Bank, N.V., as Syndication Agent, and the other
                            Lenders defined therein, including the form of Note
                            (incorporated by reference to Exhibit No. 4.1 to the Form
                            8-K, File 1-13086, filed March 3, 1998).
           4.3           -- Indenture dated March 15, 1994, among Energy Ventures,
                            Inc., as Issuer, the Subsidiary Guarantors party thereto,
                            as Guarantors, and Chemical Bank, as Trustee
                            (incorporated by reference to Form 8-K, File 1-13086,
                            filed April 5, 1994).
           4.4           -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                            Inc. (incorporated by reference to Form 8-K, File
                            1-13086, filed April 5, 1994).
           4.5           -- First Supplemental Indenture by and among Energy
                            Ventures, Inc., Prideco and Chemical Bank, as trustee,
                            dated June 30, 1995 (incorporated by reference to Exhibit
                            No. 4.4 to the Registration Statement on Form S-3 (Reg.
                            No. 33-61933)).
           4.6           -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
           4.7           -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
           4.8           -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
           4.9           -- Fifth Supplemental Indenture by and between EVI, Inc. and
                            The Chase Manhattan Bank dated as of December 12, 1997
                            (including the Form of Note and Form of Exchange Note)
                            (incorporated by reference to Exhibit 4.1 to Form 8-K,
                            File 1-13086, filed December 31, 1997).
           4.10          -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit No. 4.13 to the Registration
                            Statement on Form S-3 (Reg. No. 333-45207)).

          NO.                                    DESCRIPTION
          ---                                    -----------
           4.11          -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
           4.12          -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Credit Suisse First Boston Corporation, Lehman Brothers
                            Inc., Prudential Securities Incorporated and Schroder &
                            Co. Inc. (incorporated by reference to Exhibit 4.3 to
                            Form 8-K, File 1-13086, filed November 5, 1997).
          +5.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
          +8.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.
          +8.2           -- Opinion of Baker & Botts, L.L.P., regarding certain tax matters.
         +23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibits 5.1 and 8.1).
         +23.2           -- Consent of Baker & Botts, L.L.P. (included in Exhibit
                            8.2).
         *23.3           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI, Inc.
         *23.4           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Weatherford Enterra, Inc.
         *23.5           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Christiana Companies, Inc.
         *23.6           -- Consent of Arthur Andersen LLP, with respect to the
                            GulfMark Retained Assets' financial statements.
         *23.7           -- Consent of Ernst & Young LLP with respect to the
                            consolidated financial statements of Trico Industries,
                            Inc.
         *23.8           -- Consent of Arthur Andersen & Co. with respect to the
                            combined financial statements of BMW Monarch
                            (Lloydminster) Ltd. and BMW Pump Inc.
         *23.9           -- Consents of Thomas R. Bates, Jr., Philip Burguieres,
                            William E. Macaulay, Robert K. Moses, Jr., Randall D.
                            Stilley, James R. Burke and Curtis W. Huff with respect
                            to being named a director and/or executive officer of the
                            Registrant.
         *24.1           -- Powers of Attorney (contained on page II-6).
         *99.1           -- Proxy card for use at Special Meeting of Stockholders of
                            EVI, Inc.
         *99.2           -- Proxy card for use at Special Meeting of Stockholders of
                            Weatherford Enterra, Inc.
         *99.3           -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion (included in Appendix B to the
                            Joint Proxy Statement/Prospectus forming part of this
                            Registration Statement on Form S-4).
         *99.4           -- Consent of Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated with respect to their fairness opinion.
         *99.5           -- Consent of Simmons & Company International with respect to their fairness opinion.
         *99.6           -- Consolidated Financial Statements of Christiana
                            Companies, Inc. as of June 30, 1997 and 1996 and for each
                            of the three years in the period ended June 30, 1997, and
                            as of December 31, 1997 and 1996 and for each of the six
                            month periods ended December 31, 1997 and 1996.

---------------

*   Filed herewith

+   To be filed by amendment

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.